UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Under Rule14a-12

PECO II, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common shares, without par value, of PECO II, Inc. (“Common Shares”)

(2)	Aggregate number of securities to which transaction applies:

2,859,826 Common Shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was based upon the sum of 2,859,826 Common Shares multiplied by $5.86 per share. The preceding sentence assumes that a maximum of 360 Common Shares will be issued under the Company’s 2000 Employee Stock Purchase Plan prior to the closing of the transaction. The Company does not expect any options to be exercised prior to closing of the transaction because the exercise prices per share of such options are greater than the merger consideration. In accordance with Section 14(g) of the Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000713 by the amount calculated in the first sentence of this paragraph.

(4)	Proposed maximum aggregate value of transaction:

$16,758,580.36

(5)	Total fee paid:

$1,194.89

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No:

(3)	Filing Party:

(4)	Date Filed:

PECO II, INC.
1376 STATE ROUTE 598
GALION, OHIO 44833

March 18, 2010

To PECO II, Inc. Shareholders:

The board of directors of PECO II, Inc. (PECO II) has unanimously approved our acquisition by Lineage Power Holdings, Inc. (Lineage), the parent company of Lineage Power Ohio Merger Sub, Inc. (Merger Sub). If the merger is completed, each PECO II common share issued and outstanding at the effective time of the merger (other than shares held by PECO II, Lineage, Merger Sub or a shareholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures of Ohio law) will be converted into the right to receive $5.86 in cash, without interest and less any applicable withholding tax.

We will hold a special meeting of PECO II shareholders at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on Thursday, April 15, 2010, at 9:00 a.m. local time. At the special meeting, we will ask you to adopt the merger agreement and the merger, and approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the merger.

Completion of the merger and the other transactions contemplated by the merger agreement is subject to a number of conditions, including approval and adoption at the special meeting by our shareholders of the merger agreement and the merger.

Your vote is very important. We cannot complete the merger and the other transactions contemplated by the merger agreement unless this proposal is approved. The obligations of PECO II and Lineage to complete the merger are also subject to the satisfaction or waiver of various other conditions to the merger. More detailed information about the merger agreement and the merger is contained in this proxy statement.

Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the merger agreement and the proposals which require your favorable vote.

The board of directors has carefully reviewed and considered the terms of the merger agreement, has consulted with its legal and financial advisors and has determined that the merger agreement, the merger and the transactions contemplated thereby are in the best interests of PECO II and its shareholders. Accordingly, the Board has unanimously approved the merger agreement, the merger and the various transactions contemplated in such agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement and the merger, and “FOR” the proposal allowing us to adjourn the special meeting, if necessary, to solicit additional proxies.

This proxy statement is dated March 16, 2010, and is first being mailed to shareholders on or about March 18, 2010.

On behalf of the directors and management of PECO II, I would like to thank you for your continued support and confidence.

Sincerely yours,

John G. Heindel
Chairman of the Board, President,
Chief Executive Officer, Chief Financial Officer and
Treasurer

PECO II, INC.
1376 STATE ROUTE 598
GALION, OHIO 44833

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Notice is Hereby Given that a Special Meeting of Shareholders of PECO II, Inc. (“PECO II”) will be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on Thursday, April 15, 2010, at 9:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 18, 2010, by and among PECO II, Lineage Power Holdings, Inc., a Delaware corporation, and Lineage Power Ohio Merger Sub, Inc., an Ohio corporation and a wholly-owned subsidiary of Lineage, and the merger.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the merger.

3. To consider and act upon any other matters which may properly come before the special meeting or any adjournment or postponement thereof.

Holders of common shares of record at the close of business on March 16, 2010 are entitled to receive notice of and to vote at the special meeting. Shareholders may obtain directions to the annual meeting by visiting our website: www.peco2.com.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding PECO II common shares is required to adopt the merger agreement and the merger. Even if you do not plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be voted at the special meeting if you are unable to attend. You may vote over the Internet, by telephone or by submitting your proxy by mail. For specific instructions, please refer to “The Special Meeting — Required Vote” beginning on page 17 of the proxy statement and instructions on your proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement and the merger and the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card or vote by phone or Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the merger agreement and the merger. If you are a shareholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

The PECO II board of directors unanimously recommends that shareholders vote FOR the adoption of the merger agreement and the merger at the special meeting and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

By Order of the Board of Directors,

Eugene Peden
Senior Vice President, Operations and Secretary

March 18, 2010

Please fill in and sign the enclosed proxy and
return the proxy in the enclosed envelope.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

This proxy statement contains or incorporates by reference a number of statements that involve risks and uncertainties and that constitute “forward-looking statements” within the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, including, but not limited to, statements concerning the ability of PECO II to successfully complete the merger. These statements relate to expectations concerning matters that are not historical facts. Forward-looking statements often, although not always, include words or phrases like “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “outlook,” “believe” or similar expressions. These forward-looking statements are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those statements and are not guarantees of future performance. Many of the important factors that will determine these results and values are beyond our ability to control or predict. Other risks and uncertainties to which we are subject are discussed in our reports filed with the SEC under the caption “Risk Factors” and elsewhere, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2008 (filed March 31, 2009); and our Quarterly Reports on Forms 10-Q for the fiscal quarter ended March 31, 2009 (filed May 15, 2009); for the fiscal quarter ended June 30, 2009 (filed August 14, 2009); and for the fiscal quarter ended September 30, 2009 (filed November 13, 2009), and the following:

•	risk associated with the closing of the merger, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement;

•	the failure of PECO II to obtain the required shareholder approval;

•	the occurrence of events that would have a material adverse effect of PECO II as described in the merger agreement; and

•	the effect of the announcement of the merger on our customer and supplier relationships, operating results, and business generally, including our ability to retain key employees.

Our shareholders are cautioned not to put undue reliance on any forward-looking statements. The statements made in the proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

SUMMARY

This summary highlights selected information from this proxy statement about the proposals and may not contain all of the information that is important to you as a PECO II shareholder. Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you, including the merger agreement which is attached as Appendix A and incorporated by reference in this proxy statement. Items in this summary include page references directing you to more complete descriptions of such items. All information contained in this proxy statement was prepared and supplied by PECO II, except for descriptions of the business of Lineage Power Holdings, Inc. (“Lineage”) and Lineage Power Ohio Merger Sub, Inc. (“Merger Sub”) contained in the summary below under the heading “Parties to the Merger,” which descriptions were supplied by Lineage. In this proxy statement, the terms “PECO II,” “PECO,” “Company,” “we,” “our,” “ours,” and “us” refer to PECO II, Inc. and its subsidiaries. You may obtain the information incorporated by reference into this proxy statement without charge from PECO II by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 57.

The Merger (page 18)

•	The proposed transaction is the acquisition of PECO II by Lineage Power Holdings, Inc., a Delaware corporation, pursuant to an Agreement and Plan of Merger, dated as of February 18, 2010, among PECO II, Lineage and Merger Sub. Once the merger agreement and the merger have been adopted by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of Lineage, will merge with and into PECO II. PECO II will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Lineage.

•	Upon completion of the merger, you will be entitled to receive $5.86 in cash, without interest and less any applicable withholding tax, for each common share that you own (unless you properly demand and perfect statutory appraisal rights in compliance with all of the procedures under Ohio law).

•	The merger agreement is attached as Appendix A to this proxy statement. You are encouraged to carefully read the merger agreement in its entirety because it is the legal document that governs the merger.

The Parties to the Merger (page 15)

PECO II, Inc.
1376 State Route 598
Galion, Ohio 44833

•	We are an Ohio corporation headquartered in Galion, Ohio that provides engineering and on-site installation services and that designs, manufactures, and markets communications power systems and power distribution equipment. Additional information about us is included in documents incorporated by reference in this proxy statement. See “Where You Can Find More Information” on page 57.

Lineage Power Holdings, Inc.
601 Shiloh Road
Plano, Texas 75074

•	Lineage, a Delaware corporation and a Gores Group Company, is a provider of reliable and intelligent power conversion solutions with energy-efficient AC-DC power supplies, DC-DC board-mounted power modules, telecom energy systems, and custom power products backed by local field expertise in over 25 locations worldwide.

Lineage Power Ohio Merger Sub, Inc.
c/o The Gores Group, LLC
10877 Wilshire Blvd., 18th Floor
Los Angeles, CA 90024

•	Merger Sub is an Ohio corporation and a wholly owned subsidiary of Lineage. Merger Sub was organized solely for the purpose of entering into the merger agreement with PECO II and completing the merger and has not conducted any business operations. Merger Sub currently has no material assets or liabilities, other than its rights and obligations under the merger agreement and the related documents, and has not generated any revenues or incurred material expenses other than expenses related to the merger.

The Special Meeting

Date, Time, Place and Purpose of Special Meeting (page 16)

•	The special meeting will be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on Thursday, April 15, 2010, at 9:00 a.m. local time.

•	You will be asked to adopt the merger agreement and the merger. The merger agreement provides that Merger Sub will be merged with and into PECO II, and each outstanding PECO II common share (other than shares held by PECO II, Lineage, or Merger Sub or dissenting shares) will be converted into the right to receive $5.86 in cash, without interest and less any applicable withholding tax.

•	You will be also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the merger and to transact such other business as may properly come before the special meeting, or any postponement or adjournment thereof.

Record Date and Quorum (page 16)

•	You are entitled to vote at the special meeting if you owned PECO II common shares at the close of business on March 16, 2010, the record date for the special meeting. You will have one vote for each PECO II common share that you owned on the record date. As of the record date, there were 2,859,466 PECO II common shares outstanding and entitled to vote.

•	A quorum of the holders of the outstanding common shares must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding PECO II common shares entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Required Vote (page 17)

•	For us to complete the merger, shareholders holding at least a majority of our common shares outstanding at the close of business on the record date must vote “FOR” adoption of the merger agreement and the merger.

•	No additional vote of Lineage’s shareholders is required in connection with the merger agreement or the consummation of the merger.

•	To be able to adjourn the meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger and the merger agreement, shareholders holding at least a majority of our common shares entitled to vote thereon present in person or by proxy at the meeting must vote “FOR” the proposal to adjourn the meeting.

Share Ownership of Directors and Executive Officers (page 55)

•	As of the record date, the current directors and officers of PECO II beneficially owned in the aggregate 592,717 shares (excluding options), representing approximately 20.7% of our outstanding common shares.

Voting and Proxies (page 17)

•	Any PECO II registered shareholder (meaning a shareholder that holds stock in its own name) entitled to vote may vote over the Internet, by telephone, or by submitting the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

Revocability of Proxy (page 17)

•	Any PECO II registered shareholder who executes and returns a proxy card may revoke the proxy at any time before it is voted in any of three ways:

•	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of PECO II at 1376 State Route 598, Galion, Ohio 44833;

•	by delivering a later-dated proxy relating to the same shares to the Secretary of PECO II at the above address; or

•	by attending the special meeting and voting in person by ballot.

When the Merger Will be Completed (page 48)

•	We are working to complete the merger as soon as possible. In the event of the adoption of the merger agreement and the merger by our shareholders, and the satisfaction or waiver of the other closing conditions provided for in the merger agreement, we anticipate completing the merger shortly following the special meeting and, in any case, by July 19, 2010, unless the parties agree to extend the time for closing the merger and the other transactions contemplated by the merger agreement.

Effects of the Merger (page 18)

•	If the merger agreement and the merger are adopted by our shareholders and the other conditions to closing are satisfied, Merger Sub will be merged with and into PECO II, with PECO II being the surviving corporation. Upon completion of the merger, PECO II common shares will be converted into the right to receive $5.86 per share, without interest and less any applicable withholding tax. Following completion of the merger, our common shares will no longer be traded on the NASDAQ Capital Market (“NASDAQ”), will be deregistered under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and will no longer be publicly traded. PECO II will be a wholly-owned subsidiary of Lineage, and our current shareholders will cease to have any ownership interest in PECO II and will not have any ownership rights in Lineage. Therefore, you will not participate in any future earnings or growth of PECO II and will not benefit from any appreciation in value of PECO II.

Board Recommendation (page 22)

•	After careful consideration, our board of directors has determined, by unanimous vote, that the proposed merger of Merger Sub, a wholly-owned subsidiary of Lineage, with and into PECO II, wherein each outstanding common share, except for shares owned by PECO II, Lineage, Merger Sub or dissenting shares, will be converted into the right to receive $5.86 in cash, without interest and less any applicable withholding tax, is in the best interest of PECO II and its shareholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and the merger.

•	Our board of directors unanimously recommends that you vote “FOR” the proposal allowing our board of directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the merger.

Permission to Adjourn the Special Meeting (page 56)

•	In order to consummate the merger and the other transactions contemplated by the merger agreement, the proposal to adopt the merger agreement and the merger must first be approved by our shareholders. If there are insufficient votes at the time of the special meeting to approve such proposal, our board of directors believes it is appropriate and in the best interest of PECO II and its shareholders to adjourn the meeting and solicit additional proxies.

Financial Advisor Opinion (page 24 and Appendix B)

•	Western Reserve Partners, LLC (“Western Reserve”), our financial advisor, delivered its opinion to our board of directors to the effect that, as of February 18, 2010, and based upon and subject to the assumptions, limitations, and qualifications contained in its written opinion, the merger consideration of $5.86 per share to be received by our shareholders pursuant to the merger agreement is fair, from a financial standpoint, to our shareholders.

•	The full text of the written opinion of Western Reserve, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Western Reserve in rendering its opinion, is attached as Appendix B to this proxy statement and incorporated herein by reference. Holders of PECO II common shares are urged to, and should, read the opinion carefully and in its entirety. Western Reserve provided its opinion for the information and assistance of PECO II’s board of directors in connection with its consideration of the merger. The Western Reserve opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of PECO II common shares. The Western Reserve opinion does not address PECO II’s underlying business decision to enter into the merger agreement or any other aspect of the proposed merger and does not constitute a recommendation as to how any holder of PECO II common shares should vote or act with respect to the merger agreement and the merger or any other matter.

Treatment of Stock Options (page 39)

•	All outstanding PECO II stock options, as of immediately prior to the effective time of the merger, shall terminate and thereafter represent the right to receive an amount in cash, if any, less applicable tax withholding, equal to the product of:

•	the number of our common shares previously subject to each option as of immediately prior to the effective time of the merger, multiplied by

•	the excess, if any, of $5.86 over the exercise price per common share previously subject to such option.

•	No holder of an outstanding PECO II stock option that has an exercise price that is equal to or greater than $5.86 shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the merger.

•	As of the date of this proxy statement, there are no outstanding PECO II stock options with an exercise price less than $5.86 per share and, thus, we do not expect to make payments to any holder of outstanding PECO II stock options upon termination of such options upon or following the merger.

Interests of PECO II’s Directors and Executive Officers in the Merger (page 30)

•	Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	The merger agreement provides for indemnification of our current and former directors and officers for six years following the effective time of the merger, as well as the purchase of an endorsement under PECO II’s current directors’ and officers’ insurance coverage covering his or her service to PECO II as a director or officer with “tail” coverage for six years following the effective time of the merger.

•	All outstanding PECO II stock options held by our directors and officers will vest and be accelerated in connection with the merger; however, we do not expect to make any cash payments upon termination of such options as of immediately prior to the effective time of the merger because no such options have an exercise price that is less than $5.86 per share.

•	If, within six months following the merger, our chief executive officer, Mr. Heindel, terminates his employment for any reason or the surviving corporation terminates his employment for any reason other than for cause, Mr. Heindel is entitled to receive two times the sum of: (1) his annual salary in effect on the date of termination, (2) the cash value of the annual restricted stock grant to Mr. Heindel, measured as of the grant date, and (3) the annual or incentive bonus earned by Mr. Heindel in the most recently completed fiscal year. In addition, upon any such termination, Mr. Heindel is entitled to the continuing payment of his family COBRA health insurance coverage for a maximum of 18 months from the date of termination, and his stock options will immediately vest 100% and may be exercised for a period of 12 months from the termination date.

•	If, within six months following the merger, our Senior Vice President, Operations and Secretary, Eugene Peden, terminates his employment for good reason (as defined in his amended employment letter agreement), or if within twelve months following the merger, the surviving corporation terminates his employment, Mr. Peden is entitled to receive cash compensation equivalent to one year’s base pay, and his stock options and restricted stock will immediately vest 100% and may be exercised for a period of 90 days from the termination date.

•	Two members of our board of directors, James L. Green and Matthew P. Smith (or entities or trusts controlled by them), are obligated under a voting agreement to vote their shares in favor of the merger.

•	Our directors were aware of these interests and considered them, among other matters, in making their unanimous recommendation with respect to the merger agreement and the merger.

Voting Agreement (page 51)

•	The Green Family Trust U/A/D 03/16/1995, the Green Charitable Trust U/A/D 05/09/01, Matthew P. Smith, Linda H. Smith, Ashwood I, LLC, and Ashwood II, LLC, all of which are shareholders and beneficial owners of our common shares, have entered into a voting agreement dated February 18, 2010, a copy of which is attached as Appendix C to this proxy statement.

•	Pursuant to the voting agreement, each such shareholder has agreed, among other things, to vote his, her or its shares in favor of the merger, the merger agreement, and the transactions contemplated by the merger agreement, and against any other transactions or proposals that would frustrate or impede the merger.

•	These shareholders owned in the aggregate 481,926 PECO II common shares as of the record date for the special meeting, representing approximately 16.9% of the votes entitled to be cast at the special meeting.

Material United States Federal Income Tax Consequences (page 33)

•	If you are a U.S. holder of our common shares, the merger will be a taxable transaction to you. For United States federal income tax purposes, you will recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your common shares. If you are a non-U.S. holder of our common stock, the merger generally will not be a taxable transaction to you under United States federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the specific tax consequences of the merger to you in light of your particular circumstances.

Regulatory Approvals (page 35)

•	We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (page 38)

•	As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to each registered PECO II shareholder. The letter of transmittal and instructions will tell such shareholders how to surrender their stock certificates or book-entry shares in exchange for the merger consideration. Such shareholders should not return their stock certificates with the enclosed proxy card, and should not forward their stock certificates to the paying agent without first receiving a letter of transmittal. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal, but will receive instructions from your broker as to how to receive the merger consideration in exchange for your PECO II common shares through your broker, unless you have properly demanded and perfected your appraisal rights.

No Solicitation of Transactions (page 44)

•	The merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving PECO II. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to a written proposal for a favorable third party proposal, change its recommendation of the merger, and terminate the merger agreement and enter into an agreement with respect to a favorable third party proposal after paying a $1,100,000 termination fee to Lineage.

Conditions to the Merger (page 48)

•	The consummation of the merger and the completion of the other transactions contemplated by the merger agreement depends on a number of conditions being satisfied or waived, including adoption by our shareholders of the merger agreement and the merger, no governmental entity having enacted, issued, promulgated, enforced or entered any order or applicable law that has the effect of making the merger illegal or otherwise challenging, restricting or prohibiting the consummation of the merger, and the satisfaction (or waiver) of certain obligations of each of the parties to the merger agreement.

•	We expect to consummate the merger and the other transactions contemplated by the merger agreement during the second quarter of 2010, but we cannot be certain when or if the conditions to closing will be satisfied or waived. We may adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the proposals, or we may re-circulate a new proxy statement and re-solicit the vote if material conditions to the consummation of the merger and the other transactions contemplated by the merger agreement are waived.

•	Our shareholders must approve the proposal to adopt the merger agreement and merger for the merger and the other transactions contemplated by the merger agreement to close.

Termination of the Merger Agreement (page 49)

The merger agreement provides that we or Lineage may terminate the merger agreement before the closing of the merger and the other transactions contemplated thereby in a number of circumstances.

Either we or Lineage may terminate the merger agreement if:

•	the parties mutually agree to terminate;

•	the closing has not occurred by July 19, 2010;

•	if consummation of the merger would violate any final, non-appealable order of a governmental entity; or

•	we fail to obtain shareholder approval of the proposals described in this proxy statement.

In addition, we may terminate the merger agreement if:

•	Lineage or Merger Sub materially breaches any representation, warranty, or covenant contained in the merger agreement and such breach is not capable of being cured or is not cured within 10 days of notice of such breach;

•	we give notice to Lineage of our intention to accept a superior proposal (as defined in the section entitled “The Merger Agreement — Board Recommendation; No Solicitation of Alternative Proposals” below); or

•	if certain other closing conditions are not satisfied or waived.

Finally, Lineage or Merger Sub may terminate the merger agreement if:

•	we materially breach any representation, warranty, or covenant contained in the merger agreement and such breach is not capable of being cured or is not cured within 20 business days of notice of such breach (in the case of a breach of representation or warranty) or 10 calendar days of notice of such breach (in the case of a breach of covenant); or

•	any of the following shall have occurred:

•	our board of directors shall for any reason withdraw or shall have modified in a manner adverse to Lineage, its approval or recommendation of the merger or the matters to be considered at the special meeting;

•	our board of directors shall have approved or recommended a different acquisition proposal; or

•	our board of directors fails to timely affirm (publicly if so requested) its recommendation to our shareholders to vote in favor of the adoption of the merger agreement and the merger within 10 business days after Lineage requests in writing that such recommendation be affirmed.

Termination Fees and Expenses (page 49)

•	Under the terms of the merger agreement, PECO II must pay a termination fee of $1,100,000 to Lineage under certain circumstances, including, but not limited to:

•	if our board of directors has determined to recommend to our shareholders that they approve a different acquisition proposal; or

•	in certain situations, if PECO II enters into a definitive agreement to consummate an acquisition proposal within 12 months after the termination of the merger agreement.

Market Price of PECO II’s Common Shares (page 53)

•	Our common shares are traded on the NASDAQ Capital Market under the symbol “PIII.” On February 17, 2010, which was the last trading day before we announced the merger, PECO II’s common shares closed at $3.88 per share, compared to which the merger consideration represents a premium of 51%. On March 12, 2010, the most recent practicable trading day before the date of this proxy statement, PECO II’s common shares closed at $5.75 per share.

Dissenters’ Rights of Appraisal (page 35 and Appendix D)

Under Ohio law, if you do not wish to accept the cash payment for your PECO II common shares provided for in the merger agreement, you have the right to seek appraisal of your common shares if you do not vote in favor of the adoption of the merger agreement. Shareholders who elect to exercise appraisal rights must comply with the provisions of Section 1701.85 of the Ohio Revised Code in order to perfect their rights. Failure to follow precisely all of the various technical statutory procedures required by Section 1701.85 of the Ohio Revised Code may result in the loss of your appraisal rights as a shareholder. Merely voting against the adoption of the merger agreement and the merger will not preserve your appraisal rights. You are entitled to have the value of your shares determined by the Court of Common Pleas in Crawford County, Ohio, and to receive payment based on that valuation, together with a fair rate of interest, if any, as determined by the Court. The ultimate amount you receive as a dissenting shareholder in an appraisal proceeding may be more, the same, or less than, the amount you would have received under the merger agreement. A copy of Section 1701.85 of the Ohio Revised Code is attached to this proxy statement as Appendix D.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers address briefly some of the questions you may have regarding the special meeting, the merger agreement, and the proposed merger. These questions and answers may not address all of your questions that may be important to you as a shareholder of PECO II. Please refer to more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referenced in this proxy statement.

Q.	What am I being asked to vote on?

A.	You are being asked to consider and vote on two proposals:

1.	A proposal to adopt the Agreement and Plan of Merger, dated as of February 18, 2010, by and among PECO II, Lineage Power Holdings, Inc., a Delaware corporation, and Lineage Power Ohio Merger Sub, Inc., an Ohio corporation and a wholly-owned subsidiary of Lineage, pursuant to which, upon the merger becoming effective, Merger Sub would merge with and into PECO II, wherein each issued and outstanding PECO II common share, without par value (other than shares held by PECO II, Lineage, or Merger Sub or a shareholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the procedures of Ohio law), will be converted into the right to receive $5.86 in cash, without interest, and the merger.

2.	A proposal allowing our board of directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the merger.

Q.	What will I be entitled to receive as a result of the merger?

A.	Upon completion of the merger, if you are a shareholder at the effective time of the merger you will be entitled to receive $5.86 in cash, without interest, for each PECO II common share that you own, less any applicable withholding taxes. If you properly demand and perfect your statutory appraisal rights, you may receive more, the same, or less than the value you would be entitled to receive under the terms of the merger agreement.

Q.	When and where is the special meeting?

A.	The special meeting will take place at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on Thursday, April 15, 2010, at 9:00 a.m. local time.

Q.	Who is eligible to vote?

A.	All shareholders of record on the close of business on March 16, 2010, the record date, will be eligible to vote.

Q.	How do I vote my PECO II common shares?

A.	Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your PECO II common shares directly in your name as a registered shareholder or through a broker or other nominee because this will determine the procedure that you must follow in order to vote. If you are a registered holder of PECO II common shares (that is, if you hold your Company common stock in certificate form), you may vote in any of the following ways:

•	over the Internet, by telephone or by completing and submitting the enclosed proxy by mail; or

•	in person at the special meeting, by ballot or by completing and signing the enclosed proxy card and bringing it to the special meeting.

If you are a non-registered holder of PECO II common shares (which, for purposes of this proxy statement, means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions to be provided to you by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee.

Q.	What shareholder approvals are needed?

A.	The affirmative vote of the holders of a majority of our outstanding common shares is required to adopt the merger agreement and the merger and a majority of the shares present and entitled to vote at the special meeting is required to approve the proposal to allow our directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	Am I entitled to appraisal rights?

A.	Yes. Under Ohio law, holders of our common shares who do not vote in favor of adopting the merger agreement and the merger will have the right to seek appraisal of the fair cash value of their shares as determined by the Court of Common Pleas of Crawford County, Ohio, but only if the shareholder complies with Section 1701.85 of the Ohio Revised Code and the following steps are taken by such dissenting shareholders:

•	the dissenting shareholder must be a shareholder of record on March 16, 2010, the record date established for determining shareholders entitled to vote on the proposal to adopt the merger agreement and the merger;

•	the dissenting shareholder must not vote their shares in favor of the proposal to adopt the merger agreement and the merger;

•	not later than ten days after the date upon which PECO II shareholders vote upon the adoption of the merger agreement and the merger, a dissenting shareholder must make written demand upon PECO II for the fair cash value of those PECO II common shares so held by them; and

•	if PECO II so requests, a dissenting shareholder must submit their share certificate(s) to PECO II within 15 days of such request for endorsement thereon by PECO II that a demand for appraisal has been made.

This amount could be more, the same, or less than the value you would be entitled to receive under the terms of the merger agreement.

Q.	How does the PECO II board of directors recommend I vote?

A.	Our board of directors has considered all of the facts and circumstances important to recommending whether to vote in favor of or against the proposal, including whether the approval of the proposal is in the best interests of PECO II and its shareholders. After careful consideration, and after extensive discussion, our board of directors unanimously recommends that the PECO II shareholders vote “FOR” the proposal set forth in this proxy statement.

Our board of directors unanimously recommends that PECO II shareholders vote “FOR” the proposal allowing our board of directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the merger.

Q.	What is the opinion of PECO II’s financial advisor?

A.	Our board of directors received an opinion from our financial advisor, Western Reserve Partners LLC, that, as of February 18, 2010, merger consideration of $5.86 per share to be received by our shareholders pursuant to the merger agreement is fair, from a financial point of view, to the common shareholders of PECO II. Please read “The Merger — Opinion of our Financial Advisor” for information about the opinion of Western Reserve and Appendix B for the complete opinion.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing, and dating your proxy card and returning it in the enclosed postage paid envelope, or by following the instruction to vote by phone or Internet. You should return your proxy as soon as possible, but in any event so that it is received no later than 3:00 p.m. local time on April 14, 2010, so that your shares may be represented at the special meeting. In order to ensure that your shares are voted, please submit your proxy as instructed even if you currently plan to attend the special meeting in person.

Q.	What if I do not vote?

A.	If you fail to respond, your shares will not count toward a quorum necessary to conduct the vote at the special meeting, and will not be counted as either a vote for or against the proposal.

If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Yes, but only if you provide instructions to your broker on how to vote. You should follow the instructions provided by your broker regarding how to instruct your broker to vote your shares. If you do not follow those instructions, your shares will not be voted, which will have the same effect as voting against the merger. If you hold your shares in “street name” and wish to vote in person by appearing at the special meeting, you must request a legal proxy from your broker.

Q.	Can I change my vote after I have delivered my proxy?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this by revoking your proxy or submitting a new proxy. If you choose either of these two methods and you are a shareholder of record, you must submit your notice of revocation or your new proxy to the Secretary of PECO II at 1376 State Route 598, Galion, Ohio, 44833, before the special meeting. If your shares are held in “street name” in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

If you are a shareholder of record, you can also attend the special meeting and vote in person, which will automatically revoke any previously submitted proxy.

Q.	What is a quorum?

A.	A quorum of the holders of the outstanding PECO II common shares must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding PECO II common shares entitled to vote are present at the special meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q.	How are votes counted?

A.	For the proposal relating to the adoption of the merger agreement and the merger, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for purposes of determining whether a quorum is present, but, because shareholders holding at least a majority PECO II common shares outstanding on the record date must vote FOR the adoption of the merger agreement and the merger to be approved, an abstention or broker non-vote has the same effect as if you vote AGAINST the proposal regarding the adoption of the merger agreement and the merger.

For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Because only a majority of the votes actually cast is required to approve the proposal to adjourn the meeting, if necessary or appropriate, abstentions and broker non-votes will have no effect on such proposal.

Q.	Who will bear the cost of this solicitation?

A.	We will pay the cost of this solicitation, which will be primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse shareholders who are brokers, banks or other nominees for their reasonable expenses in sending out proxy materials to the beneficial owners of the shares they hold of record. We have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. up to $8,000 plus reasonable out-of-pocket expenses for its assistance.

Q.	Should I send in my stock certificate now?

A.	No. Shortly after the merger is completed, each registered PECO II shareholder as of the effective time of the merger (that is, each shareholder that holds stock in its own name rather than that of his or her broker) will receive a letter of transmittal with instructions informing them how to send in their stock certificates to the paying agent in order to receive the merger consideration. Such shareholders should use the letter of transmittal to exchange stock certificates for the merger consideration to which they are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY. If you hold your shares in “street name,” you will receive instructions from your broker informing you how to receive the merger consideration.

Q.	What should I do if I receive more than one set of voting materials for the special meeting?

A.	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards and voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q.	Who can help answer my questions?

A.	If you have any questions about the transactions contemplated by the merger agreement or any of the proposals, or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, you should contact:

PECO II, Inc. Attn: Investor Relations 1376 State Route 598 Galion, Ohio 44833 (419) 468-7600

THE PARTIES TO THE MERGER

PECO II, Inc.
1376 State Route 598
Galion, Ohio 44833
(419) 468-7600

We are headquartered in Galion, Ohio, and we provide engineering and on-site installation services and design, manufacture, and market communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, we provide total power quality and reliability solutions, and support the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. See “Where You Can Find More Information” on page 57.

Lineage Power Holdings, Inc.
601 Shiloh Road
Plano, Texas 75074
(972) 244-9288

Lineage, a Gores Group company, delivers reliable and intelligent power conversion solutions with energy-efficient AC-DC power supplies, DC-DC board-mounted power modules, telecom energy systems, and custom power products backed by local field expertise in over 25 locations worldwide. Designed for decades of non-stop operation, the high-availability DC power conversion solutions enable voice, video and data communications while assuring investment protection, total system efficiency, and significantly reduced total cost of ownership.

Founded in 1987 by Alec E. Gores, The Gores Group, LLC is a private equity firm focused on acquiring controlling interests in mature and growing businesses which can benefit from the firm’s operating experience and flexible capital base. The firm combines the operational expertise and detailed due diligence capabilities of a strategic buyer with the seasoned M&A team of a traditional financial buyer. The Gores Group, LLC has become a leading investor having demonstrated over time a reliable track record of creating substantial value in its portfolio companies alongside management. The firm’s current private equity fund has committed equity capital of $1.7 billion. Headquartered in Los Angeles, California, The Gores Group, LLC maintains offices in Boulder, Colorado and London.

Gores’ principal executive offices are located at 10877 Wilshire Boulevard, 18th Floor, Los Angeles, California 90024, and its telephone number is (310) 209-3010.

Lineage Power Ohio Merger Sub, Inc.
c/o The Gores Group, LLC
10877 Wilshire Blvd., 18th Floor
Los Angeles, California 90024
(310) 209-3010

Merger Sub is an Ohio corporation and a wholly owned subsidiary of Lineage. Merger Sub was organized solely for the purpose of entering into the merger agreement with PECO II and completing the merger and has not conducted any business operations. Merger Sub currently has no material assets or liabilities, other than its rights and obligations under the merger agreement and the related documents, and has not generated any revenues or incurred material expenses other than expenses related to the merger or the financing thereof. Currently, Merger Sub has no employees or operations.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by our board of directors for use at a Special Meeting of Shareholders to be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on Thursday, April 15, 2010, at 9:00 a.m. local time, and any adjournments or postponements thereof. The purpose of the special meeting is for you to consider and vote upon the following proposals:

1. To consider and vote on a proposal to adopt the merger agreement and the merger.

2. To consider and vote on a proposal to allow the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the merger.

3. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

A copy of the merger agreement is attached as Appendix A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about March 18, 2010.

Recommendation of PECO II’s Board of Directors

As discussed elsewhere in this proxy statement, shareholders are considering and voting on a proposal to adopt the merger agreement and the merger. For the reasons described in this proxy statement, the PECO II board of directors has unanimously approved the merger agreement, the merger and the various transactions contemplated in such agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement and the merger and “FOR” the proposal allowing us to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum

The holders of record of our common shares as of the close of business on the record date, which was March 16, 2010, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 2,859,466 of our common shares outstanding.

At the special meeting, in accordance with the Ohio Revised Code and our Second Amended and Restated Code of Regulations, the inspectors of election appointed by our board of directors for the special meeting will determine the presence of a quorum and will tabulate the results of shareholder voting. As provided by the Ohio Revised Code and our Second Amended and Restated Code of Regulations, the holders of shares entitling them to exercise a majority of the voting power of PECO II that were outstanding on the record date, present in person or by proxy at the special meeting, will constitute a quorum for such meeting. A quorum is necessary to hold the special meeting. Any of our common shares held in treasury by us are not considered to be outstanding for purposes of determining a quorum. In accordance with Ohio law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when the beneficial owners of common shares do not provide specific voting instructions to their brokers. Under applicable rules, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the proposals described in this proxy statement, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of these proposals. All votes will be tabulated by the inspectors of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Required Vote

Each common share that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of our common shares. The proposal to permit the board of directors to adjourn the special meeting requires the affirmative vote of the holders of a majority of our shares of common stock voting in person or by proxy at the special meeting.

Pursuant to our Second Amended and Restated Code of Regulations, all other questions and matters properly brought before the special meeting will be decided, unless otherwise provided by law, by our Amended and Restated Articles of Incorporation or by our Second Amended and Restated Code of Regulations, by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the special meeting. In voting for such proposals, votes may be cast in favor, against, or abstained. Abstentions will count as present for purposes of the item on which the abstention is noted and will have the effect of a vote against. Broker non-votes, however, are not counted as present for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any such proposal.

Record holders may vote their shares of our common stock:

•	over the Internet, by telephone, or by completing and submitting the enclosed proxy card by mail; or

•	by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible.

If you hold your shares through a bank, brokerage firm or nominee, you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card.

Appraisal Rights

Under Ohio law, holders of our common shares who do not vote in favor of adopting the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Court of Common Pleas in Crawford County, Ohio, if the merger is completed, but only if they comply with all requirements of Ohio law summarized below and set forth in Appendix D of this proxy statement. Based on the determination of the Court, the appraised fair value of our shares may be more than, less than, or equal to the value of the merger consideration. See section entitled “Appraisal Rights” beginning on page 35.

Proxies; Revocation

If you vote your PECO II common shares by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your PECO II common shares will be voted “FOR” the adoption of the merger agreement and the merger and “FOR” the proposal to allow the board of directors to adjourn the special meeting.

You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of PECO II at 1376 State Route 598, Galion, Ohio 44833;

•	by delivering a later-dated proxy relating to the same shares to the Secretary of PECO II at 1376 State Route 598, Galion, Ohio 44833; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you do not hold your PECO II common shares in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting. At the adjourned meeting, we may transact any business that might have been transacted at the original special meeting. If the adjournment is for more than 30 days, or if after adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each registered shareholder entitled to vote at the special meeting. Whether or not a quorum exists, holders of a majority of PECO II’s common shares present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow PECO II’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitations of Proxies

This solicitation is made by PECO II, and PECO II will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers, and employees of PECO II may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. PECO II will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

We have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. up to $8,000 plus reasonable out-of-pocket expenses for its assistance. In addition, we will indemnify Georgeson Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

PECO II does not expect that any matters other than the proposals presented in this proxy statement will be brought before the special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call us at the following address or phone number: PECO II, Inc., Attn: Investor Relations, 1376 State Route 598, Galion, Ohio 44833, telephone (419) 468-7600.

THE MERGER

Background to the Merger

As part of its ongoing evaluation of our business and strategic direction, over the years our board of directors evaluated from time to time our strategic alternatives and prospects. These evaluations were generally conducted during board meetings at which board members would exchange views as to industry and economic trends and strategic opportunities that might be available to us, and management would make presentations to the board of directors regarding its view with respect to strategic opportunities and its discussions with third parties regarding possible strategic transactions. On September 27, 2007, the board of directors formed a special committee consisting of Messrs. Schneeberger, Thomsen and Hottenroth (the “Special Committee”) in

preparation of the possibility that these discussions may progress past a preliminary stage; however, none of these evaluations or discussions with respect to a transaction material to PECO II progressed beyond the preliminary stage and the Special Committee remained inactive.

On July 24, 2008, PECO II received an unsolicited, preliminary and non-binding offer from a party, Party A, in writing to acquire PECO II for an all-cash purchase price of approximately $12.5 million, or approximately $4.51 per share on a fully diluted basis. At a meeting of the board of directors on July 29, 2008, and after discussion with its legal advisors, Porter, Wright, Morris & Arthur LLP (“Porter Wright”), including a discussion with respect to the board’s fiduciary duties, PECO II confirmed the prior appointment of the Special Committee, consisting of Messrs. Schneeberger (Chairman), Thomsen and Hottenroth. The Special Committee was delegated the responsibility to review and evaluate the offer by Party A, to negotiate with Party A the terms and conditions of the offer and to consider alternative transactions, to determine whether or not the offer was fair to and in the best interests of PECO II and its shareholders, and to recommend to the board what action, if any, should be taken. On August 6, 2008, the Special Committee agreed that the offer submitted by Party A was inadequate, but that PECO II should continue its dialogue with Party A to explore an improved offer and other possible opportunities. However, no improved offer was forthcoming.

Over the next several weeks, the Committee considered three investment banks to represent the Committee in connection with a possible sale of the Company. On August 20, 2008, at a meeting of the Special Committee, the Special Committee determined to engage Western Reserve as the Committee’s exclusive financial advisor upon negotiation of an engagement agreement. On August 27, 2008, the Special Committee engaged Western Reserve as the Committee’s exclusive financial advisor in connection with a possible sale of the Company. On September 30, 2008, the Special Committee met with Western Reserve and discussed potential buyers.

On October 7, 2008, PECO II publicly announced that it was initiating a process to explore strategic alternatives to enhance shareholder value, including, but not limited to, opportunities to acquire, merge with, or sell to similar businesses, and that Western Reserve had been retained as financial advisor.

From October to December 2008, Western Reserve conducted a competitive auction process for the potential sale of PECO II involving a broad group of potential strategic and financial buyers, both domestic and foreign. In November 2008, PECO II received one additional written, preliminary, non-binding offer for PECO II at a price of $2.50 per fully diluted share from a party, Party B. Due to the lack of sufficient interest and the deteriorating state of the economy and mergers and acquisitions environment, and following the Special Committee’s recommendation as determined at a meeting on November 25, 2008, the board of directors determined to suspend the sale process in late 2008.

From late January to March 2009, with the permission of PECO II, Western Reserve resumed informal discussions concerning a potential sale with Lineage and its private equity stockholder, The Gores Group. Several discussions and presentations were held during this time period regarding a potential combination of the two companies. On March 13, 2009, the Special Committee met to consider verbal indications of interest from Lineage; however, Lineage and PECO II were unable to reach agreement on terms at such time.

During the time period from April to August 2009, Western Reserve was approached by Party C, which was actively seeking acquisition opportunities. Several discussions and presentations were conducted regarding a structure, but talks never progressed past a preliminary state.

From August to October 2009, Western Reserve was approached by Party D, which was seeking acquisition opportunities. During this time period, discussions were also resumed with Lineage. Management presentations were held with each of Lineage and Party D.

On October 9, 2009, Lineage submitted a written, preliminary, non-binding offer to acquire PECO II for an all-cash purchase price of $5.00 per share on a fully diluted basis.

On November 2, 2009, Party D submitted to Western Reserve a written, preliminary, non-binding offer to acquire certain assets and liabilities of PECO II, exclusive of all real property assets, for $12.5 million in cash.

The offer from Party D contemplated that the tangible net worth of PECO II, exclusive of its building and real estate assets, be no less than $12.5 million, including approximately $5.8 million in cash. Further, Party D would assume no liabilities or obligations of PECO II, certain or contingent, except for trade accounts payable and accruals incurred by PECO II in the ordinary course of its business. Also, any bank debt, capital leases, closely held notes payable and other funded debt would not be assumed by Party D and would be retired by PECO II at the closing date. Finally, Party D would enter into a cost-free lease for the facilities currently utilized by PECO II in Galion, Ohio for a period not to exceed nine months. At closing, PECO II would deposit a sum mutually agreeable to the parties into an interest bearing escrow account to partially secure the indemnification obligations of PECO II under the proposed acquisition.

On November 3, 2009, at a regularly scheduled meeting of the PECO II board of directors, the board reviewed the proposed offers from Lineage and Party D with Western Reserve in detail. Western Reserve gave a presentation on the auction process from August 2008 to the date of the board of directors meeting and discussed the lull in the process during late 2008 and 2009, which was due in large part to the state of the economy. Porter Wright discussed with the board of directors its fiduciary duties in detail. After discussion, the board of directors also determined that there was no need to continue having a special committee to further negotiations with Lineage or Party D, and thus the board of directors resolved to dissolve the Special Committee. The board of directors discussed at length the offers and determined that while none of the written offers met the board’s expectations, the form of the Lineage offer was superior in that it was an all-cash offer for PECO II. PECO II management also discussed in detail PECO II’s current outlook and projections for 2010 and beyond. After further discussion, the board of directors authorized Western Reserve and PECO II management to continue negotiations with Lineage and Party D.

On November 9, 2009, Lineage submitted a revised, written, preliminary, non-binding offer to acquire PECO II for an all-cash purchase price of $5.50 per share on a fully diluted basis.

On November 10, 2009, Party D submitted a revised, written, preliminary, non-binding offer to acquire PECO II for an all-cash purchase price of approximately $16.7 million, or approximately $5.86 per share on a fully diluted basis. The revised Party D Offer contemplated that the tangible net worth of PECO II be no less than $15.7 million, with a mutually agreeable net working capital target to include approximately $5.8 million in cash; provided, that the Party D offer would be subject to minimum PECO II tangible net worth, cash and working capital levels.

On November 11, 2009, at a special meeting of the board of directors, the board of directors considered the updated Lineage and Party D offers with Western Reserve. The board of directors instructed Western Reserve to seek further clarification on the Party D offer terms.

On November 12, 2009, Party D submitted a revised, written, preliminary, non-binding offer to acquire PECO II for an all-cash purchase price of $5.66 per share on a fully diluted basis. The revised offer contemplated a cap of $0.20 per share for PECO II’s closing costs, and to the extent such closing costs exceeded $0.20 per share, the difference would be subtracted from the net purchase price of $5.66 per fully diluted share. This subsequent offer eliminated the minimum tangible net worth, cash and working capital level requirements that had been contained in Party D’s prior offer.

On November 16, 2009, Lineage submitted a revised written, preliminary, non-binding offer to acquire PECO II for an all-cash purchase price of $5.70 per share on a fully diluted basis.

On November 17, 2009, at a special meeting of the board of directors, the board extensively discussed both the Lineage and Party D offers, including the merits and risks of each of the offers. The board also discussed the Company’s current financial outlook for 2010. After substantial discussion, the board of directors authorized the Company to negotiate and enter into a confidentiality, exclusivity and standstill agreement with Lineage and Gores.

On November 17, 2009, after the board of directors meeting, Party D submitted a verbal, revised, non-binding offer to acquire PECO II for an all-cash purchase price of $5.86 per share on a fully diluted basis, exclusive of any caps. On November 18, 2009, Party D submitted written confirmation of the November 17,

2009 offer to purchase PECO II for an all-cash purchase price of $5.86 per share on a fully diluted basis, exclusive of any cap on or adjustment for PECO II closing costs.

On November 18, 2009, Lineage agreed to increase its offer to acquire PECO II to $5.86 per share on a fully diluted basis. PECO II, Lineage and Gores entered into the confidentiality, exclusivity and standstill agreement on the evening of November 18, 2009, which provided Lineage and Gores with the right to negotiate a definitive transaction agreement through December 31, 2009.

During the time period from November 19, 2009 through December 29, 2009, Lineage continued its due diligence on PECO II and respective legal counsel for both sides began to negotiate a definitive merger agreement. On December 30, 2009, the board of directors discussed the status of negotiations on the proposed definitive merger agreement with Porter Wright and Western Reserve. The board also considered the request from Lineage to conduct additional confirmatory due diligence.

On December 30, 2009, PECO II and Lineage entered into an amendment to the non-disclosure, standstill and exclusivity agreement to extend exclusivity until January 27, 2010, in order for Lineage to conduct additional confirmatory due diligence. As part of such amendment, Lineage reconfirmed its intent to purchase the Company at $5.86 per fully diluted share.

Over the next several weeks, Lineage continued its due diligence and the parties continued to negotiate a definitive merger agreement.

On January 26, 2010, at a regular meeting of the board of directors, Western Reserve and Porter Wright discussed the status of negotiations with respect to the merger agreement. After the board meeting, on January 26, 2010, Lineage and PECO II executed an amendment to the non-disclosure, standstill and exclusivity agreement, which extended the exclusivity period through February 5, 2010, to allow additional time for Lineage to finalize its due diligence and which confirmed Lineage’s interest in acquiring PECO II at $5.86 per fully diluted share.

From January 26, 2010 through February 5, 2010, PECO II, Lineage and their respective legal and financial advisors continued to negotiate the terms of a definitive merger agreement.

On February 5, 2010, at a special meeting of the board of directors, Western Reserve and Porter Wright discussed the status of negotiations with respect to the definitive merger agreement. After the board meeting, on February 5, 2010, Lineage and PECO II executed an amendment to the non-disclosure, standstill and exclusivity agreement, which extended the exclusivity period through February 19, 2010, to allow additional time for Lineage to complete its confirmatory due diligence and which confirmed Lineage’s interest in acquiring PECO II at $5.86 per fully diluted share.

From February 5, 2010 through February 17, 2010, PECO II, Lineage and their respective legal and financial advisors continued to negotiate the terms of the merger agreement. In addition, PECO II negotiated a form of amendment to Mr. Heindel’s employment agreement.

On the afternoon of February 17, 2010, the board held a special meeting to consider the final proposed draft of the merger agreement. Members of PECO II’s senior management and representatives of Western Reserve and Porter Wright were also present. Western Reserve rendered its oral opinion (which was subsequently delivered in writing) to the effect that as of February 17, 2010, the consideration to be received by our shareholders pursuant to the merger agreement was fair to our shareholders from a financial point of view. A representative of Porter Wright discussed with the board its fiduciary duties and proceeded to discuss the merger agreement, the voting agreement and the disclosure letter in detail, including changes to the merger agreement since the last board meeting on February 5, 2010. After discussion, the board determined to recess the meeting until the next day for further consideration of the merger agreement and the fairness opinion materials.

On the morning of February 18, 2010 the board of directors reconvened the special meeting from the prior day. After a discussion of a proposed amendment to Mr. Heindel’s employment agreement, and discussions among the members of the board and PECO II’s advisors regarding the proposed merger, including consideration of the factors described in “Recommendation of the Board of Directors and Reasons for the

Merger,” the board unanimously deemed it advisable and in the best interests of PECO II and its shareholders to approve the merger of Merger Sub with and into PECO II upon the terms and subject to the conditions set forth in the merger agreement, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and determined that the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of PECO II and its shareholders and recommended that PECO II’s shareholders adopt the merger agreement and the merger. The board of directors also authorized PECO II to enter into the amendment to Mr. Heindel’s employment agreement and the voting agreement.

On February 18, 2010, following the approval of the transaction by the respective boards of directors of PECO II and Lineage, PECO II, Lineage and Merger Sub executed the merger agreement.

After the closing of the regular trading session of the Nasdaq Capital Market on February 18, 2010, we and Lineage issued a joint press release announcing the execution of the merger agreement. On February 19, 2010, we filed with the Securities and Exchange Commission a current report on Form 8-K describing the material terms of the merger agreement, the amendment to Mr. Heindel’s employment agreement, the voting agreement and the other transactions contemplated by the merger agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Our board of directors, acting with advice and assistance of its outside financial and legal advisors, unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of PECO II and its shareholders. Our board of directors recommends that you vote “FOR” adoption of the merger agreement and the merger and “FOR” the proposal to allow our Board of Directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger and the merger agreement.

The board of directors relied upon each of the following material reasons in reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, including the merger:

•	the value of the cash consideration to be paid to our shareholders upon consummation of the merger, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to the shareholders;

•	the board of directors’ belief that the merger is more favorable to shareholders than any other alternative reasonably available to PECO II and the shareholders, including the alternatives of remaining a stand-alone, independent company as well as the risks and uncertainty associated with these alternatives;

•	the current and historical market prices of our common shares and the fact that the price of $5.86 per share represented premiums of 67.4%, 67.3%, 27.1%, 21.1%, 42.8%, 63.9% and 50.2% to PECO II’s 1-day, 5-day, 30-day, 3-month, 6-month, 1-year and 2-year average closing share prices (such periods ending on February 16, 2010);

•	the fact that the price of $5.86 per share represented a premium of approximately 51% over the market closing price of $3.88 per share of our outstanding common shares on the trading day immediately preceding the announcement of the merger on February 18, 2010;

•	our board of directors’ understanding of our business, historical and current financial performance, competitive and operating environment, operations, management strength, and future prospects;

•	the current financial market conditions, and historical market prices, volatility and trading information with respect to our commons shares, including the possibility that if we remain a publicly owned corporation, in the event of a decline in the market price of our common shares or the stock market in general, the price that might be received by holders of our common shares in the open market or in a future transaction might be less than the per share cash price to be paid in the merger;

•	conditions and trends in the power supply industry and our prospects as a smaller competitor in an industry experiencing consolidation, significant pricing pressures and customer concentration;

•	our reliance on competitors for supply arrangements;

•	the process leading to the announcement of the merger agreement and the board’s understanding, as a result of such process, of the level of interest of both potential strategic partners and private equity sponsors in a transaction with PECO II;

•	management’s understanding of the competitive landscape and its exploratory discussions with potential strategic partners;

•	financial analysis, information and perspectives provided by the board of directors, by management and our financial advisor, Western Reserve;

•	the opinion of Western Reserve that, as of the date of its opinion and based upon and subject to the matters described in its opinion, the merger consideration to be paid in the merger was fair, from a financial point of view, to the holders of our common shares;

•	the terms of the merger and the merger agreement, including the conditions to the merger, the parties’ representations, warranties and covenants, and the ability of the board of directors to consider a superior proposal if required to fulfill its fiduciary duties;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, PECO II is permitted to terminate the merger agreement, before the completion of the merger, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to Lineage of a $1,100,000 termination fee; and

•	the board of directors’ understanding of the reputation and experience of Gores and the lack of a financing contingency as a closing condition.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

•	the fact that the consideration to be paid to our shareholders would be all cash and therefore following the completion of the merger, our shareholders would no longer have an ownership interest in PECO II and thus no opportunity to participate in the financial risks and rewards of our business performance;

•	the contingencies to completion of the proposed merger, including the fact that completion of the merger requires approval by the shareholders of PECO II;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that PECO II would be obligated to pay a termination fee to Lineage under certain circumstances;

•	the interests of our officers and directors in the merger;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the fact that the receipt of the merger consideration will be taxable to U.S. Holders (as defined below in “Material United States Federal Income Tax Consequences of the Merger”) of PECO II for U.S. federal income tax purposes; and

•	the potential risks and costs to us if the merger does not close, including the diversion of management and employee attention and potential effects on our relationships with customers, vendors, suppliers, and other business partners.

In addition, the board of directors was aware of and considered the interests that our directors and certain of the executive officers may have with respect to the merger that may be considered to be different from, or are in addition to, their interest as shareholders of PECO II, as described in “The Merger — Interests of PECO II’s Directors and Executive Officers in the Merger.”

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. After considering these factors, as well as others, the board of directors concluded that the positive factors related to the merger agreement and the merger significantly outweighed the potential negative factors and the merger agreement and the merger were advisable and in the best interests of PECO II and its shareholders. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors unanimously recommended the merger agreement and the merger based on the totality of the information presented to and considered by it.

Opinion of our Financial Advisor

Western Reserve rendered its opinion to PECO II’s board of directors that, as of February 17, 2010, and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration of $5.86 in cash per common share of PECO II to be paid to the holders of such shares is fair from a financial point of view to such holders. The opinion of Western Reserve was necessarily based on economic, market, tax, legal and other conditions as in effect on, and the information made available to it as of February 17, 2010.

The full text of Western Reserve’s written opinion, dated February 17, 2010, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. Western Reserve provided its advisory services and opinion for the information and assistance of the board of directors of PECO II in connection with its consideration of the proposed merger. The opinion of Western Reserve does not constitute a recommendation as to how any shareholder should vote with respect to the proposed merger.

In connection with rendering its opinion, Western Reserve reviewed and analyzed, among other things, the following: (a) a draft of the merger agreement, dated February 16, 2010, which Western Reserve understood to be in substantially final form; (b) certain publicly available information concerning PECO II, including the Annual Report on Form 10-K of PECO II for fiscal year 2008, and the Quarterly Reports on Form 10-Q of PECO II for the first three fiscal quarters of 2009; (c) certain other internal information, primarily financial in nature, including financial estimates for fiscal year 2009, financial projections for fiscal year 2010 and other projections, concerning the business and operations of PECO II furnished to Western Reserve by PECO II for purposes of Western Reserve’s analyses; (d) certain publicly available information with respect to certain other companies that Western Reserve believed to be comparable to PECO II and the trading markets for certain of such other companies’ securities; (e) certain publicly available information concerning the trading of, and the trading market for, PECO II common shares; and (f) certain publicly available information concerning the nature and terms of certain other transactions that Western Reserve considered relevant to its inquiry. Additionally, Western Reserve visited PECO II’s facilities in Galion, Ohio; met or had conversations and exchanged correspondence with certain officers and employees of PECO II to discuss its business and prospects, as well as other matters Western Reserve believed relevant to its inquiry; and considered such other data and information it judged necessary or appropriate to render its opinion.

In rendering its opinion, Western Reserve assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Western Reserve also assumed the accuracy of and relied upon the representations and warranties of PECO II, Lineage and Merger Sub contained in the merger agreement. Western Reserve was not engaged to, and did not independently attempt to, verify any of such information. Western Reserve also relied upon the management of PECO II as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases for those projections) provided to it, and assumed, with the consent of the PECO II board of directors, that those projections were reasonably prepared and reflected the best available estimates and judgments of PECO II at that time. Western Reserve was not engaged to assess the reasonableness or achievability of those projections or the assumptions on which they were based and expressed no view on those matters. Western Reserve did not conduct an appraisal of any of the assets, properties or facilities of PECO II, nor was it furnished with any evaluation or appraisal.

Western Reserve was not asked to, nor did it, offer any opinion as to the material terms of the merger agreement or the form of the merger transaction. Western Reserve assumed, with the consent of the PECO II board of directors, that the final executed form of the merger agreement does not differ in any material respect from the draft that Western Reserve examined in rendering its opinion. In addition, Western Reserve assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained, all other conditions to the merger transaction as set forth in the merger agreement will be satisfied, and that the merger will be consummated on a timely basis in the manner contemplated by the merger agreement.

It should be noted that Western Reserve’s opinion is based upon economic and market conditions and other circumstances existing on, and information made available as of, the date of the opinion and does not address any matters after such date. Also, Western Reserve’s opinion is, in any event, limited to the fairness, as of the date of the opinion, from a financial point of view, of the merger consideration to be received by the holders of PECO II common stock pursuant to the merger agreement, and does not address PECO II’s underlying business decision to effect the merger or any other terms of the merger agreement. Western Reserve did not express any opinion concerning the fairness of the amount or nature of any compensation to be paid to any of the officers, directors or employees of PECO II, or to any class of such persons, relative to the compensation to be received by the holders of PECO II common shares in connection with the merger. In addition, it should be noted that, although subsequent developments may affect its opinion, Western Reserve does not have any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the analyses performed by Western Reserve in connection with its opinion. This summary is not intended to be an exhaustive description of the analyses performed by Western Reserve but includes all material factors considered by Western Reserve in rendering its opinion. Western Reserve drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the merger consideration. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 17, 2010, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analyses

Western Reserve reviewed historical closing prices and trading volumes of PECO II common shares and noted the following:

•	PECO II common shares traded at a 52-week high closing price of $5.92 per share on January 8, 2010, and a 52-week low closing price of $2.41 per share on March 31, 2009;

•	Between January 1, 2009 and February 16, 2010, PECO II common shares closed below the $5.86 per share merger consideration 99.3% of the time, on a volume-weighted average price basis; and

•	The $5.86 per share merger consideration represents premiums of 67.4%, 67.3%, 27.1%, 21.1%, 42.8%, 63.9% and 50.2% to PECO II’s 1-day, 5-day, 30-day, 3-month, 6-month, 1-year and 2-year average closing share prices, respectively.

Book Value Analysis

Western Reserve analyzed PECO II’s net book value and net tangible book value utilizing PECO II’s preliminary financial reports for fiscal year 2009. Western Reserve calculated PECO II’s net book value and net tangible book value to be $6.18 per common share and $5.59 per common share, respectively. The merger consideration of $5.86 per PECO II common share fell within this range.

Premiums Paid Analysis

To assess the share price premium offered to PECO II shareholders, Western Reserve reviewed the premiums paid for 156 selected domestic transactions that were valued between $10 million and $100 million, classified by one of 25 power generation and telecommunications equipment North American Industry Classification System (NAIC) codes, and that occurred after January 1, 2002. Western Reserve calculated the premium paid in each transaction by comparing the announced transaction value per share to the target company’s stock price one day and one week prior to the announcement of the transaction. This analysis indicated the following premiums paid:

	One-Day	One-Week

Stock Price Premiums Paid:
Mean	32.1%	34.3%
Median	27.6%	30.0%
PECO II at merger consideration as of February 16, 2010	67.4%	75.4%

Western Reserve utilized the high (34.3%) and low (27.6%) premiums from this analysis to calculate a range of implied prices of a PECO II common share of $4.36 to $4.62. The merger consideration of $5.86 per share of PECO II common share represented a 67.4% and 75.4% premium compared to the per share price of PECO II common shares one day and one week prior to the date of announcement of the proposed merger transaction.

Comparable Public Company Analysis

In order to assess how the public market values shares of publicly traded companies that have operating characteristics similar to those of PECO II, Western Reserve reviewed and compared the financial and operating performance of 11 publicly traded companies focused on manufacturing and marketing power supply equipment and energy systems serving end markets similar to those served by PECO II. The companies included the following:

•	Acbel Polytech

•	Bel Fuse Inc.

•	C&D Technologies, Inc.

•	Delta Electronics

•	Digital Power Corp.

•	Eltek ASA

•	Magnetek

•	Numeric Power Systems

•	Power-One Inc.

•	SL Industries Inc.

•	Vicor Corp.

None of the companies used in this analysis is identical or directly comparable to PECO II. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

Given the general lack of profitability among PECO II and its public comparable peers on a trailing 12 months basis, Western Reserve examined comparable company enterprise values as a multiple of revenue to arrive at its valuation of PECO II. For each of the selected companies, Western Reserve calculated the applicable company’s ratio of total enterprise value as of February 16, 2010, to its revenue as of the trailing

12 months period ending as of the end of the period covered by the applicable company’s most recently filed annual report on Form 10-K or quarterly report on Form 10-Q. Enterprise value (“EV”) is calculated as the market value of the company’s equity (as of February 16, 2010); plus the value of the company’s indebtedness, minority interest and preferred stock; minus the company’s cash and cash equivalents. The following table summarizes this analysis:

Trading Multiple Analysis:
Mean EV / Revenue Multiple			0.76	x
Median EV / Revenue Multiple			0.65	x
Selected Discount to Median	75.0%		—		65.0%
Discounted Median Range	0.16	x	—		0.23	x

Western Reserve utilized the median EV / Revenue multiple of 0.65x and applied a range of discounts, from 75.0% to 65.0%, to that multiple to account for PECO II’s relatively small size, stock illiquidity, historical financial performance and strategic position relative to its peer group. The market closing price per PECO II common share on February 16, 2010 suggested an EV for PECO II of approximately 0.14x trailing 12 months’ revenue as of that date. Western Reserve applied a range of 0.16x to 0.23x EV / Revenue (trailing 12 months as of December 31, 2009), which implied a valuation range of per share values for PECO II of $5.03 to $6.00. The merger consideration of $5.86 per PECO II common share fell within this range.

Comparable Transactions Analysis

Using publicly available information, Western Reserve reviewed and compared multiples paid in the following 13 acquisitions of power electronics and telecommunications component industry companies that occurred since 2004:

Announcement	Target	Acquirer

September 2008	Cherokee International Corp.	Lineage Power Corp.
February 2008	Martek Power, Inc.	Barclays Private Equity
October 2007	Tyco Electronics Power Systems	The Gores Group
September 2007	Densei-Lambda Co.	TDK Corp
June 2007	C&D Technologies, Power Electronics Division	Murata Manufacturing Co.
April 2007	Valere Power	Eltek Energy
September 2006	Magnetek Power	Power-One Inc.
May 2006	Nera ASA	Eltek ASA
February 2006	Artesyn Technologies Inc.	Emerson Electric Co.
December 2005	Ault Inc.	SL Industries Inc.
July 2005	Lambda Electronics, Inc.	TDK Corp.
January 2005	Chloride Telecom Systems	Emerson Electric Co.
September 2004	Celestica, Power Systems Division	C&D Technologies

None of the acquired companies used in this analysis are identical or directly comparable to PECO II. Accordingly, an evaluation of the results of this analysis was not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning these transactions and how they could be viewed relative to the proposed merger.

Given the lack of profitability among PECO II and the companies acquired in the comparable transactions, Western Reserve examined enterprise values as a multiple of revenue in conducting this analysis. Western Reserve calculated these multiples by dividing the acquired company’s enterprise value by its most recent trailing 12 months revenue prior to the transaction. The following table summarizes this analysis:

Select Transaction Analysis:
Mean EV / Revenue Multiple			0.74	x
Median EV / Revenue Multiple			0.55	x
Selected Discount to Median	65.0%		—		55.0%
Discounted Median Range	0.19	x	—		0.25	x

Western Reserve utilized the median EV / Revenue multiple of 0.55x and applied a range of discounts, from 65.0% to 55.0%, to that multiple to account for PECO II’s relatively small size to the comparable transactions and, since each of the selected comparable transactions were consummated prior to September 2008, market cyclicality. Western Reserve applied the discounted range of 0.19x to 0.25x EV / Revenue to PECO II’s trailing 12 months revenue as of December 31, 2009, which implied a valuation range of per share values for PECO II common shares of $5.48 to $6.31. The merger consideration of $5.86 per PECO II common share fell within this range.

Discounted Cash Flow Analysis

Based on its analysis of PECO II’s financial projections for the years ending 2010 through 2014, Western Reserve performed two discounted cash flow analyses, one that assessed PECO II’s equity value under a “status quo” scenario and one that assessed PECO II’s equity value under a “go-private” scenario. In both scenarios, Western Reserve discounted to a present value PECO II’s projected stream of free cash flows for the years 2010 through 2014 and for an estimated terminal value, each adjusted for certain projected non-cash items (such as depreciation and amortization), tax assumptions, projected capital expenditures and projected changes in net non-cash working capital. The discounted cash flow analysis was conducted based on an estimated weighted average cost of capital for PECO II of 25.0%. Western Reserve calculated the estimated terminal value of PECO II at the end of the forecast period by applying a Gordon Growth Model calculation and assuming a 3.0% perpetuity growth rate on PECO II’s 2015 free cash flow and a discount factor of 25.0%. In both scenarios, Western Reserve conducted a sensitivity analysis using a range of costs of capital (22.5% to 27.0%) and perpetuity growth rates (2.0% to 4.0%).

Under the “status quo” scenario, PECO II’s projected cash flows were based on the assumption that PECO II would continue to incur public company related expenses and be able to realize the full benefits of its net operating loss carryforwards (“NOLs”), estimated to be over $65.0 million and generally expiring through 2028. The “status quo” sensitivity analysis suggested a range of per share values for PECO II common stock of $5.54 to $6.42. Under the “go-private” scenario, PECO II’s projected cash flows were adjusted assuming that PECO II had sold a controlling equity position, and, as such, would no longer incur certain public company related expenses and would, under applicable tax law, be limited on an annual basis to realize only a portion of its NOLs. The “go-private” sensitivity analysis suggested a range of per share values for PECO II common shares of $5.38 to $6.17. The merger consideration of $5.86 per PECO II common share fell within the suggested range under both scenarios.

Leveraged Buyout Analysis

Western Reserve performed a leveraged acquisition analysis in order to ascertain the price at which an acquisition of PECO II would be attractive to a potential financial buyer. Western Reserve performed this analysis using PECO II’s projections and based the analysis on the following assumptions:

•	a buyer of PECO II would be able use PECO II’s estimated 2009 adjusted EBITDA of $1.7 million as a basis to raise debt capital;

•	total indebtedness of $5.2 million, comprised of senior term debt (2.0x estimated 2009 adjusted EBITDA), subordinated debt (1.0x estimated 2009 adjusted EBITDA) and an acquisition-related revolving credit facility to fund financing fees;

•	excess cash of $4.0 million would also be available to fund the transaction;

•	a range of projected EBITDA exit multiples in 2014 of 4.5x to 6.5x; and

•	an equity investment that would achieve a rate of return of at least 25.0%.

Based on these assumptions, Western Reserve generated a range of likely equity investments, which implied a leveraged acquisition price per share range for PECO II common shares of $4.53 to $4.89. The merger consideration of $5.86 per PECO II common share exceeded the implied range.

Miscellaneous

The summary set forth above describes the principal analyses performed by Western Reserve in connection with its opinion delivered to the PECO II Board of Directors on February 17, 2009. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to summary description. Each of the analyses conducted by Western Reserve was carried out in order to provide a different perspective on the proposed merger transaction and add to the total mix of information available. Western Reserve did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Western Reserve considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Except as indicated above, Western Reserve did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, Western Reserve believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, Western Reserve made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Western Reserve are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

PECO II agreed to pay Western Reserve an aggregate fee of $395,129.42 for its services in connection with the proposed merger transaction, a portion of which was paid upon Western Reserve’s engagement as a retainer, a portion of which was payable upon the rendering of its opinion and a significant portion of which is contingent upon consummation of the merger transaction. PECO II has also agreed to reimburse Western Reserve for certain of its expenses incurred in connection with Western Reserve’s engagement and to indemnify Western Reserve against certain liabilities, including liabilities under the federal securities laws.

Western Reserve is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions.

Effects on PECO II if the Merger is not Completed

In the event the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their PECO II common shares in connection with the merger. Instead, PECO II will remain an independent public company and its common share will continue to be listed and traded on NASDAQ. In addition, if the merger is not completed, we expect that our management will continue to operate the business and that the PECO II shareholders will continue to be subject to risks and opportunities similar to those to which they are currently subject. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, our board of directors will evaluate and review the business operations, properties, and capitalization of PECO II, among other things, make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger agreement is not consummated for any other reason, there can be no assurance that any other transaction acceptable to PECO II will be offered or that the business, prospects or results of operations of PECO II will not be adversely impacted. If the merger agreement is terminated under certain circumstances, PECO II will be obligated to pay a termination fee of $1,100,000. See the section entitled “The Merger Agreement — Termination Fee” on page 49.

Interests of PECO II’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers may have interests in the merger that may be different from, or in addition to, yours. All such additional interests are described below, to the extent material. Except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of shareholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

Indemnification and Insurance

Without limiting any additional rights that any officer or director may have under any written indemnification agreement, the merger agreement provides that for a period of six years from and after the effective time of the merger, the surviving corporation will indemnify and hold harmless all past and present directors, officers and employees of PECO II to the same extent such persons are indemnified as of the date of the merger agreement by PECO II pursuant to applicable law, our articles of incorporation, our code of regulations, and indemnification agreements in existence on the date of the merger agreement with any directors, officers and employees of PECO II arising out of acts or omissions in their capacity as directors, officers or employees of PECO II or any subsidiary occurring at or prior to the effective time of the merger.

The merger agreement provides that for a period of six years from and after the effective time of the merger agreement, the articles of incorporation and code of regulations of the surviving corporation will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of PECO II for periods at or prior to the effective time of the merger than are currently set forth in our articles of incorporation and code of regulations. The indemnification agreements in existence on the date of the merger agreement with any of the directors, officers or employees of PECO II will continue in full force and effect in accordance with their terms following the effective time of the merger.

For six years from and after the effective time of the merger, the surviving corporation will maintain, with a reputable insurance company rated at least equally to our existing policy, for the benefit of our directors and officers, an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the merger that is substantially equivalent to and in any event not less favorable in the aggregate than our existing policy, subject to certain limitations.

Stock Options

Under the merger agreement, each outstanding PECO II stock option that remains outstanding as of immediately prior to the effective time of the merger will terminate and thereafter represent the right to receive a cash payment, if any, less applicable tax withholding, equal to the product of:

•	the total number of shares previously subject to such stock option, and

•	the excess, if any, of $5.86 per share over the exercise price per share previously subject to such stock option.

No holder of an outstanding PECO II stock option that has an exercise price per share that is equal to or greater than $5.86 shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the merger. As of the date of this proxy statement, there were not any of our common shares subject to outstanding PECO II stock options with an exercise price of less than $5.86 per share, which options were granted under our Amended 2000 Performance Plan to our current executive officers, directors and employees. Thus, we do not expect to pay out any cash upon termination of options outstanding as of immediately prior to the effective time of the merger.

Employment Agreements with Certain Executive Officers

We have an employment agreement, dated January 4, 2010, as amended February 18, 2010, with Mr. Heindel, our chief executive officer. Mr. Heindel’s employment agreement has an initial term ending on December 31, 2011. At the end of the term, including any renewal extensions thereof, the employment agreement will automatically renew for an additional one-year period, unless either party gives 90 days’ prior written notice to the other party of its intent not to renew the employment agreement.

The employment agreement provides that Mr. Heindel will receive an annual base salary of $300,000, which will be reviewed and may be increased from time to time by our board of directors. Provided that the agreement is in effect, Mr. Heindel is entitled to a grant of restricted stock on January 3, 2011 equal to $40,000, which will vest on December 31, 2011.

Mr. Heindel is eligible to participate in any cash bonus plan which is established from time to time in an amount determined by the compensation/nominating committee of our board of directors, and Mr. Heindel is eligible for awards granted under our Amended 2000 Performance Plan, at the discretion of the compensation/nominating committee.

Mr. Heindel is entitled to a car allowance of $750 per month during the term of the employment agreement. Under the employment agreement, we have agreed to obtain a life insurance policy for a duration of not less than the term of the employment agreement upon the life of Mr. Heindel in the amount of $1,000,000, which policy will be payable $500,000 together with gross-up of premiums to the beneficiaries of Mr. Heindel and any balance will be paid to PECO II.

In the event of a termination due to the death or disability (as defined in the employment agreement) of Mr. Heindel, Mr. Heindel’s employment will be deemed terminated as of the end of the month in which such death occurs or disability is determined, and we will pay to Mr. Heindel, or his beneficiary, base salary and benefits for a period of 90 days from the deemed termination date. In addition, Mr. Heindel’s stock options will immediately vest 100% upon his death or disability and may be exercised for 90 days from the deemed termination date but not later than their expiration date.

In the event of a termination of Mr. Heindel for cause (as defined in the employment agreement), all obligations of PECO II to Mr. Heindel will cease.

If a change of control (as defined in the employment agreement), such as the proposed merger, occurs at any time during the term of the employment agreement, and within six months following the date of the change of control either (i) Mr. Heindel terminates his employment for any reason or (ii) PECO II terminates Mr. Heindel’s employment for any reason other than for cause, then Mr. Heindel is entitled to the following: two times the sum of (1) Mr. Heindel’s annual salary in effect on the date of termination, (2) the cash value of the annual restricted stock grant to Mr. Heindel, measured as of the grant date, and (3) the annual or incentive bonus earned by Mr. Heindel in the most recently completed fiscal year. In addition, upon any such termination, Mr. Heindel is entitled to the continuing payment of his family COBRA health insurance coverage for a maximum of 18 months from the date of termination, and his stock options will immediately vest 100% and may be exercised for a period of 12 months from the termination date.

In the event of a termination of Mr. Heindel’s employment by us without cause, we are required to provide him with not less than 90 days’ advance written notice, and pay to Mr. Heindel: (i) base salary for an additional 12 months in accordance with normal payroll practices and (ii) an amount equal to any accrued cash bonuses (that are accrued at the time of termination) within three months after such termination. The Company may accelerate the effective date of the termination without cause, if PECO II increases the amount payable to Mr. Heindel to an amount equal to the amount of payments Mr. Heindel would receive following termination within six months of a change of control, as described above. In addition, Mr. Heindel’s stock options and restricted stock will immediately vest 100% upon termination and his stock options may be exercised for 90 days from the termination date but not later than their expiration date.

In the event of a termination of employment by Mr. Heindel without good reason (as defined in the employment agreement), he is required to provide us with not less than 90 days’ advance written notice and we are required to pay to Mr. Heindel base salary and benefits for a period of 90 days from the date of such notice. In addition, Mr. Heindel’s stock options may be exercised for 90 days from the termination date but not later than their expiration date.

In the event of a termination by Mr. Heindel with good reason, PECO II will pay to Mr. Heindel an amount equal to the amount of payments Mr. Heindel would receive following termination within six months of a change of control, as described above. In addition, Mr. Heindel’s stock options and restricted stock will immediately vest 100% and his stock options may be exercised for 90 days from the termination date but not later than their expiration date.

Mr. Heindel’s employment agreement also contains provisions to ensure compliance with certain Internal Revenue Code sections, and to ensure any amount of certain payments determined to be nondeductible to PECO II under Section 280G of the Internal Revenue Code will be reduced to the maximum amount which would cause all of such payments to be deductible by PECO II.

Under the employment agreement, Mr. Heindel may not compete against PECO II for a period of one year following any termination of his employment with PECO II. In addition, the employment agreement provides that, during such one-year period, and for an additional six-month period thereafter, Mr. Heindel may not be employed or engaged by, perform any services for, invest in or become associated in any capacity with certain competitors of PECO II.

We also have an employment agreement, dated November 29, 2007, as amended January 27, 2010, with Eugene Peden, our Senior Vice President, Operations and Secretary. Mr. Peden’s employment agreement provided for an initial base salary of $150,000, which has been increased since the date of his hiring. The employment agreement also provides that Mr. Peden is entitled to an annual cash bonus of $50,000, subject to the achievement of annual business goals. Upon entering into his employment agreement, Mr. Peden received a signing bonus of $25,000 and an option to purchase 20,000 PECO II common shares, of which 40% vested one year after his first year of employment, 30% vested after his second year of employment, and 30% is scheduled to vest after his third year of employment. Upon entering his employment agreement, Mr. Peden was entitled to Company-provided local housing, the opportunity to earn 5,000 shares of restricted stock awarded to him based on the achievement of 2008 performance goals, participation in the Company benefits package after approximately one month of employment, 15 vacation days, and additional financial support for certain expenses not to exceed $14,000.

If a change of control (as defined in his employment agreement) occurs, such as the proposed merger, and the surviving corporation terminates Mr. Peden within 12 months following the change of control, Mr. Peden is entitled to receive cash compensation equivalent to one year’s base pay, and his stock options and restricted stock will immediately vest 100% and may be exercised for a period of 90 days from the termination date.

If, within six months following a change of control, Mr. Peden terminates his employment for good reason, Mr. Peden is entitled to receive cash compensation equivalent to one year’s base pay, and his stock options and restricted stock will immediately vest 100% and may be exercised for a period of 90 days from the termination date. Good reason is generally defined in Mr. Peden’s employment agreement to mean the occurrence of (1) any material change with respect to the diminution or reassignment of title, appointment, authority, or reporting relationship of Mr. Peden; (2) the assignment or relocation of Mr. Peden to a location outside of a 50 mile radius from PECO II’s headquarters or Mr. Peden’s residence; or (3) the failure of PECO II to pay Mr. Peden’s salary or any amounts otherwise vested or due under any plan or policy of PECO II.

The Voting Agreement

Simultaneous with the execution of the merger agreement, certain of our shareholders, including two members of our board of directors, James L. Green and Matthew P. Smith (and/or entities or trusts controlled by them), executed a voting agreement, under which each shareholder agreed to vote their shares in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement, and against any other transaction or proposals that would frustrate or impede the merger.

A copy of the voting agreement is attached hereto as Appendix C and is incorporated herein by reference.

Material United States Federal Income Tax Consequences

The following is a general discussion of certain material United States federal income tax consequences of the merger to holders of our common shares. We base this discussion on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, judicial authority, and administrative rulings and practice each as in effect as of the date of this proxy statement and all of which are subject to change, possibly on a retroactive basis.

All shareholders are urged to consult their own tax advisors to determine their particular tax consequences, including the application and effect of any state, local, gift, or foreign income and other tax laws, of the receipt of cash upon the conversion of our common shares pursuant to the merger.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our common stock, who or that is, for United States federal income tax purposes:

•	a citizen or individual resident of the United States for United States federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

This discussion assumes that a holder holds the common shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of United States federal income tax law that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the United States federal income tax laws, including but not limited to, for example, insurance companies, dealers in securities or foreign currencies, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the United States dollar, tax-exempt organizations, personal holding companies, regulated investment companies, real estate investment trusts, banks, financial institutions, thrifts, mutual funds, entities treated as partnerships for United States federal income tax purposes and other pass-through entities for United States federal income tax purposes, controlled foreign corporations, common trusts, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid United States federal income tax, corporations subject to anti-inversion rules, shareholders who hold our common shares as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated instrument, holders of options or other derivative securities or shareholders who acquired our common shares through the exercise of employee stock options or other compensation arrangements. In addition, this discussion does not address any tax considerations under state, local, gift tax or foreign laws or United States federal laws other than those pertaining to the United States federal income tax that may apply to holders.

If a holder of our common shares is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash in the merger by U.S. holders of our common shares will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a U.S. holder of our common shares will recognize gain or loss equal to the difference, if any, between:

•	the amount of cash received upon conversion of such common shares pursuant to the merger; and

•	the U.S. holder’s adjusted tax basis in such common shares.

If the holding period in our common shares surrendered in the merger is greater than one year as of the date of the merger, the gain or loss generally will be long-term capital gain or loss. Long-term capital gain of U.S. holders who are individuals is generally subject to United States federal income tax at a reduced rate. If an individual shareholder’s holding period in our common shares surrendered in the merger is one year or less as of the effective time of the merger, any gain or loss generally will be short-term capital gain or loss. The deductibility of a capital loss recognized on the conversion of our common shares will be subject to limitations under the Code. If a U.S. holder acquired different blocks of our common shares at different times or different prices, the U.S. holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, a U.S. holder of our common shares may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding may also apply (currently at a rate of 28%) with respect to the payments received in connection with the merger, unless a U.S. holder provides proof of an applicable exemption or a correct tax identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under applicable withholding rules may be refunded or credited against a U.S. holder’s United States federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of PECO II’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated United States federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code, and, in addition, may be subject to the branch profits tax equal to 30% of its after-tax effectively connected earnings and profits (reduced by any increase in its investment in its U.S. business) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or lower income tax treaty rate) on the gain derived from the merger, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

If the above rules apply, information reporting and, under certain circumstances, backup withholding (currently at a rate of 28% for non-U.S. holders under the first and third bullet points above and at a rate of 30% for non-U.S. holders under the second bullet point above) will apply to cash received in the merger, unless with respect to the non-U.S. holders under the first bullet point, the beneficial owner under penalty of perjury provides sufficient documentation to the payor. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s United States federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

U.S. holders and non-U.S. holders are urged to consult their own tax advisors to determine their particular tax consequences, including the application and effect of any state, local, gift, or foreign income and other tax laws, of the receipt of cash upon the conversion of our common stock pursuant to the merger.

Regulatory Approvals

Except for the filing of a certificate of merger in Ohio at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Accounting Treatment

We expect that the merger will be accounted for by Lineage using the purchase method of accounting, in accordance with generally accepted accounting principles.

Delisting and Deregistration of PECO II Common Shares after the Merger

When the merger is completed, PECO II common shares will be delisted from NASDAQ and deregistered under the Securities Exchange Act.

Appraisal Rights

Under Ohio law, holders of our common shares who do not vote in favor of adopting the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Court of Common Pleas in Crawford County, Ohio, if the merger is completed, but only if they comply with the Ohio law procedures applicable to such appraisal rights. This amount could be more, the same or less than the value that our shareholders are entitled to receive under the terms of the merger agreement.

Section 1701.84 of the Ohio Revised Code, or ORC, provides that all of our shareholders entitled to vote on the adoption of the merger agreement may exercise appraisal rights with respect to the merger. Each shareholder who does not vote in favor of adoption of the merger agreement and who complies with all of the requirements of Section 1701.85 of the ORC will be entitled to receive the fair cash value of his, her or its shares upon perfecting their right of appraisal.

The following is a summary of the principal steps a shareholder must take to perfect their appraisal rights under the ORC. This summary is qualified by reference to Section 1701.85 and other provisions of the ORC. Any shareholder contemplating exercise of their appraisal rights is urged to carefully review the provisions of Section 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights. A copy of Section 1701.85 of the ORC is attached to this proxy statement as Appendix D and is incorporated herein by reference.

To perfect the right of appraisal, a dissenting shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85:

•	Must be a shareholder of record. A dissenting shareholder must be a record holder of our common shares on March 16, 2010, the record date established for determining those shareholders entitled to vote on the proposal to adopt the merger agreement. Because only shareholders of record on the record date may exercise appraisal rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise appraisal rights must, in all cases, instruct the record holder of the shares to satisfy all of the requirements outlined under Section 1701.85 of the ORC.

•	Does not vote in favor of the merger agreement. A dissenting shareholder must not vote his, her or its shares in favor of the proposal to adopt the merger agreement at our shareholders meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to us signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the merger agreement and will be deemed a waiver of appraisal rights. A dissenting shareholder may revoke their proxy at any time before its exercise by delivering to us prior to the special meeting a written notice of revocation addressed to our Secretary at our corporate headquarters, 1376 State Route 598, Galion, Ohio 44833; delivering to our Secretary prior to the special meeting a properly executed proxy with a later date; or attending the special meeting and giving notice of revocation in person.

•	File a written demand. Not later than ten days after the date upon which our shareholders vote upon the adoption of the merger agreement, any shareholder seeking to perfect appraisal rights must make a written demand upon us for the fair cash value of our common shares so held by them. A negative vote alone is not sufficient to perfect rights as a dissenter. Any written demand must specify the shareholder’s name and address, the number and class of shares held by them on the record date, and the amount claimed as the “fair cash value” of the shares. We will not notify shareholders of the expiration of this ten day period. Voting against the adoption of the merger agreement is not a written demand as required by Section 1701.85 of the ORC.

•	Deliver certificates for placement of a legend. If PECO II so requests, a dissenting shareholder must submit his, her or its share certificates to us within 15 days of such request for endorsement thereon by us that a demand for appraisal has been made. Such a request is not an admission by us that a dissenting shareholder is entitled to relief. We will promptly return the share certificates to the dissenting shareholder. At the option of PECO II, a dissenting shareholder who fails to deliver their certificate upon request from us may have their dissenting shareholder’s rights terminated, unless a court for good cause shown otherwise directs.

If PECO II and any dissenting shareholder cannot agree upon the fair cash value of the common shares, then either we or the dissenting shareholder may, within three months after delivery of the dissenting shareholder’s demand for fair cash value, file a petition in the Court of Common Pleas in Crawford County, Ohio for a determination that the shareholder is entitled to exercise appraisal rights and to determine the fair cash value of our common shares. The cost of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed as the court considers equitable.

“Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder’s demand. Fair cash value is determined as of the day before the meeting to adopt the merger agreement. The amount of the fair cash value excludes any appreciation or depreciation in market value of the shares resulting from the merger. The fair cash value of the shares may be higher, the same as, or lower than the market value of the shares on the date of the merger. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to, and do not in any way address, fair cash value under Section 1701.85 of the ORC.

Payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the closing date of the merger. Such payment shall be made only upon simultaneous surrender to us of the share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of their PECO II common shares will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85 of the ORC;

•	the merger is abandoned or is finally enjoined or prevented from being carried out, or our shareholders rescind their approval and adoption of the merger agreement;

•	the dissenting shareholder withdraws their demand with the consent of our board of directors; or

•	the dissenting shareholder and our board of directors have not agreed on the fair cash value per share and the dissenting shareholder has not filed a timely complaint within three months after delivering his, her or its demand for fair cash value in the Court of Common Pleas of Crawford County, Ohio.

All rights accruing from our common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes a demand for payment with respect to such shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and PECO II arising from such demand. During this period of suspension, any dividend or distribution paid on the common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s appraisal rights are terminated other than by purchase by us of the dissenting shareholder’s common shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Shareholders should read carefully the merger agreement, which is attached as Appendix A to this proxy statement and is incorporated herein by reference.

The merger agreement and the following summary have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide you with any factual information about any party to the merger agreement, including any information about their condition (financial or otherwise). Specifically, although the merger agreement contains representations and warranties of each of us, Lineage, and Merger Sub, the assertions embodied in those representations and warranties were made for purposes of the merger agreement and the closing conditions under the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement, including exceptions and other information contained in the confidential disclosure letter that the parties exchanged in connection with signing the merger agreement that are not included in this document. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. Accordingly, you should not look to or rely on such representations and warranties for information about the parties to the merger agreement. You should read the merger agreement together with the other information covering us that we publicly file in reports and statements with the SEC.

Structure and Effective Time

The merger agreement provides for the merger of Merger Sub with and into us. At that time, the separate corporate existence of Merger Sub will cease, and we will continue as the surviving corporation of the merger and as a wholly owned subsidiary of Lineage.

The merger will become effective when a certificate of merger is filed with the Ohio Secretary of State (or at a later time as specified in the certificate of merger). We will file the certificate of merger as soon as practicable on or after the closing, which will take place no later than three business days after the satisfaction or (to the extent permitted by applicable law) waiver of the parties’ conditions to completion of the merger. See “The Merger Agreement — Conditions to the Completion of the Merger.” Following the completion of the merger, our common shares will no longer be listed on NASDAQ, will be deregistered under the Securities Exchange Act, and will no longer be publicly traded, and our obligation to file reports under the Securities Exchange Act will be suspended. We will be a privately held corporation and our current shareholders will cease to have any ownership interest in us or rights as our shareholders. Therefore, our current shareholders will not participate in any future earnings or growth of PECO II and will not benefit from any appreciation in the value of PECO II.

Merger Consideration

The merger agreement provides that each PECO II common share issued and outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $5.86 in cash, without interest and less applicable withholding taxes. All treasury shares and shares owned by us, Lineage or any of our or its subsidiaries will be cancelled at the effective time of the merger and no payment will be made for those shares. If appraisal rights for any of our shares are properly exercised by any of our shareholders, then those shares will be treated as described under “The Merger — Appraisal Rights.”

After the merger is effective, each holder of a certificate or book entry position formerly representing PECO II common shares will no longer have any rights as a shareholder of PECO II with respect to the shares, except for the right to receive the merger consideration.

See “The Merger — Effect on Awards Outstanding Under PECO II’s Stock Plans” for a description of the treatment of stock options and purchase rights under our employee stock purchase plan.

Payment Procedures

Effective automatically upon completion of the merger, you will have the right to receive the per share merger consideration in cash, without interest and less any applicable withholding tax. We have selected Computershare Trust Company, N.A., which is also our current transfer agent, to act as paying agent under the merger agreement. Prior to the effective time of the merger, we will enter into an agreement with the paying agent in a form reasonably acceptable to Lineage. At the effective time of the merger, Lineage will deposit to the paying agent cash in an amount sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of our common shares.

Promptly after the effective time of the merger, the paying agent will mail to each record holder of shares a letter of transmittal and instructions for use in surrendering certificates (for certificated shares) or shares you may hold represented by book entry in exchange for the merger consideration. No shareholder should surrender any certificates until the shareholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate (for certificated shares) for cancellation to the paying agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other customary documents as the paying agent may require, or upon surrender of book entry shares, the holder of such shares will be entitled to receive the merger consideration into which the number of such shares will have been converted pursuant to the merger agreement, without any interest thereon. The surrendered certificates or book entry shares will be cancelled.

If payment of the merger consideration is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it will be a condition to such payment that the certificate or instrument so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and that the person requesting such payment will have paid all taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or will have established to the satisfaction of the surviving corporation that such tax is not payable.

In the event any certificates representing our common shares have been lost, stolen or destroyed, the paying agent will issue the merger consideration to such shareholder upon the making of an affidavit of that fact by the shareholder. However, the surviving corporation of the merger may, in its discretion, require such shareholder to deliver a bond in a reasonable amount as it may direct as indemnity against any claim that may be made against the surviving corporation of the merger with respect to the certificates alleged to have been lost, stolen or destroyed.

You should not send your certificates now, and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to shareholders promptly after the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement, the merger agreement and such letters of transmittal.

Twelve months after the effective time of the merger, the paying agent will deliver to the surviving corporation of the merger, upon demand, any funds made available to the paying agent which have not been disbursed to holders of our common shares. Any holders of our common shares who have not complied with the above-described procedures to receive payment of the merger consideration during such period may thereafter look only to the surviving corporation of the merger for payment of the merger consideration to which they are entitled. We, Lineage, Merger Sub and the paying agent will not be liable to any holder of our common shares for any amounts paid to a public official pursuant to applicable state, federal or other abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of shares of our common shares five years after the effective time of the merger, or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority, will become, to the extent permitted by applicable law, the property of the surviving corporation of the merger, free and clear of any claims or interests of any person previously entitled thereto.

Directors and Officers

The merger agreement provides that the directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation of the merger. The merger agreement provides that the officers of PECO II immediately prior to the effective time of the merger will be the officers of the surviving corporation of the merger.

Treatment of Options; Restricted Stock; Stock Purchase Plans

Immediately prior to the effective time of the merger, each unexpired and unexercised option to purchase our common shares, under any stock option plan, including our Amended 2000 Performance Plan or any other plan, agreement or arrangement, will be cancelled, and each former holder of any such cancelled stock option will be entitled to receive a payment in cash of an amount, if any, equal to the product of (i) the total number of shares previously subject to such stock option and (ii) the excess, if any, of $5.86 per share over the exercise price per share previously subject to such stock option.

Immediately prior to the effective time of the merger, each unvested share of restricted stock subject to forfeiture restrictions, repurchase rights or other restrictions under any PECO II stock option plans will vest in full and all restrictions will lapse and such restricted stock will be converted into the right to receive $5.86 per share, subject to any withholding of taxes.

After the effective time of the merger, all of our stock option plans, including our Amended 2000 Performance Plan, will terminate and no further PECO II stock options or other rights with respect to our common shares will be granted thereunder.

The current offerings in progress as of the date of the merger agreement under our 2000 Employee Stock Purchase Plan will continue, and in accordance with the terms of the plan, any offering in progress as of the effective time of the merger will be shortened, and the next purchase date will be the business day immediately preceding the effective time of the merger. Each then outstanding option under the plan will be exercised automatically on such purchase date. We will terminate the plan as of or prior to the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties of us as to, among other things:

•	our organization, good standing and corporate power;

•	our subsidiaries and equity interests;

•	our capital structure;

•	the authorization, execution, delivery, consummation and the enforceability of the merger agreement and related matters;

•	the absence of violations of or conflicts with our governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the validity and receipt of the necessary permits to conduct our business;

•	our SEC filings and our financial statements;

•	our compliance with the applicable provisions of the Sarbanes-Oxley Act;

•	the absence of undisclosed brokers’ fees;

•	the absence of undisclosed liabilities;

•	the absence of a company material adverse effect (as defined below) and certain other changes or events related to us or our subsidiaries since December 31, 2008;

•	labor matters and our compliance with the terms of our employee benefit plans;

•	certain material contracts to which we or our subsidiaries are a party or by which we or our subsidiaries are bound;

•	litigation;

•	environmental matters;

•	intellectual property;

•	tax matters;

•	our insurance coverage;

•	real property matters;

•	the opinion of our financial advisor, Western Reserve;

•	the accuracy and compliance as to form with applicable securities laws of this proxy statement and other documents filed with the SEC in connection with the merger;

•	the required vote of our shareholders in connection with the merger;

•	related party transactions;

•	our customers; and

•	our suppliers.

For purposes of the merger agreement, a “company material adverse effect” means any change, event, development, occurrence, or effect that (1) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of us and our subsidiaries, taken as a whole, or (2) prevents the consummation of the merger or performance by us of any of our material obligations under the merger agreement. None of the following is considered a company material adverse effect and will not be considered in determining whether a company material adverse effect occurs:

•	any effect generally affecting the economy, financial or securities markets or political or regulatory conditions, or that is the result of acts of war or terrorism, to the extent such changes do not adversely affect us in a disproportionate manner;

•	any effect generally affecting our industries, to the extent such changes do not adversely affect us in a disproportionate manner relative to other participants in such industries;

•	actions or omissions by us taken with the prior written consent of Lineage;

•	any change in the price or trading volume of our common shares (although the effects underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a company material adverse effect);

•	any failure by us to meet any published projections, forecasts or revenue or earnings predictions (although the effects giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a company material adverse effect);

•	changes in law or generally accepted accounting principles or the adoption of financial accounting standards by the Financial Accounting Standards Board;

•	any effect that is or will be the result of the merger and the other transactions contemplated by the merger agreement, or the identity of Lineage as the acquiror of us (and not principally the result of any other effects); or

•	such other effect set forth in the confidential disclosure letter that the parties exchanged in connection with signing the merger agreement that is not included in this document.

In addition, the merger agreement contains representations and warranties by Lineage and Merger Sub as to:

•	organization, good standing and corporate power;

•	the authorization, execution, delivery, consummation and the enforceability of the merger agreement and related matters;

•	the absence of violations of or conflicts with Lineage’s and Merger Sub’s governing documents, applicable law, or certain agreements as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	litigation;

•	the accuracy of information supplied that is included in this proxy statement;

•	the adequacy of financial resources to complete the merger;

•	Lineage’s ownership of Merger Sub and the absence of any liabilities or obligations of Merger Sub other than in connection with the merger;

•	the absence of undisclosed brokers’ fees; and

•	the balance sheet of Lineage.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants; Conduct of Our Business Prior to the Merger

We have agreed in the merger agreement as to ourselves and our subsidiaries that, subject to certain exceptions or as required by applicable law, between the date of the merger agreement and the effective time of the merger, we will carry on our business in the ordinary course consistent with past practices, use commercially reasonable efforts to keep available the services of our current officers and employees, preserve the goodwill and current relationships with our customers, suppliers, and other persons with which we have significant business relations, preserve intact our current business organization, and comply with all applicable laws.

In addition, we have agreed that, subject to specified exceptions, neither we nor any of our subsidiaries may, without Lineage’s prior written consent, take the following actions:

•	amend or otherwise change our articles of incorporation or code of regulations or equivalent organizational documents;

•	issue, sell, pledge, dispose of, grant, transfer or encumber any shares of our capital stock or other equity interests, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), other than the issuance of shares upon the exercise of company options outstanding as of the date hereof or pursuant to our employee stock purchase plan in accordance with their terms;

•	sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, subject to certain exceptions, any of our material property or assets, except:

•	pursuant to existing contracts or commitments or the sale, lease, purchase or other disposition of goods in the ordinary course of business consistent with past practice;

•	in connection with liens granted to secure indebtedness permitted to be incurred; and

•	sales, lease or other dispositions of assets other than in the ordinary course of business having a fair market value not in excess of $50,000 in the aggregate;

•	enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between us and our subsidiaries;

•	declare, set aside, make or pay any dividend or other distribution with respect to any of our capital stock or enter into any agreement with respect to the voting or registration of our capital stock;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire any of our capital stock, other equity interests or any other securities;

•	merge or consolidate or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	acquire any interest in any person or any division thereof, subject to certain permitted exceptions;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, except for borrowings under our existing credit facilities for working capital purposes in the ordinary course of business consistent with past practice;

•	make any loans, advances or capital contributions to, or investments in, any other person in excess of $10,000 in the aggregate;

•	terminate, cancel, renew, or request or agree to any material change in or waiver under any company material contract, or enter into or amend any company material contract;

•	make or authorize any capital expenditure:

•	in the aggregate (together with all previous capital expenditures) in excess of our capital expenditure budget as disclosed to Lineage; or

•	individually in excess of $25,000;

•	increase the compensation or benefits payable or to become payable to our directors, officers, employees or consultants (except for increases in the ordinary course of business consistent with past practice);

•	grant any rights to severance or termination pay to, or enter into any employment, change in control, retention, severance or similar agreement with, any current or former director, officer, consultant or employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, consulting, employment, change in control, retention, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant;

•	take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any of our benefit plans;

•	terminate the employment (other than for cause), change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel;

•	forgive any loans to directors, officers, employees or any of their respective affiliates;

•	pre-pay any long-term debt;

•	waive, release, pay, discharge or satisfy any claims, liabilities or obligations, except in the ordinary course of business consistent with past practice and in accordance with their terms;

•	accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

•	delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

•	vary our inventory practices in any material respect from past practices;

•	make any change in accounting policies, practices, principles, methods or procedures materially affecting the reported consolidated assets, liabilities or results of operations, other than as required by generally accepted accounting principles or by a governmental entity;

•	waive, release, assign, settle or compromise any material claims;

•	compromise, settle or agree to settle any suit, action, claim, proceeding or investigation other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $25,000 individually or $100,000 in the aggregate, without the imposition of equitable relief on us or the admission of wrongdoing by us;

•	make or change any material tax election or settle or compromise any material liability for taxes, file any amended tax return involving a material amount of additional taxes, enter into any closing agreement relating to a material amount of taxes, or waive or extend the statute of limitations in respect of taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

•	write up, write down or write off the book value of any assets, in the aggregate, in excess of $25,000 except in accordance with generally accepted accounting principles consistently applied;

•	take any action to make PECO II subject to any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied;

•	convene any regular or special meeting (or any adjournment thereof) of the shareholders of PECO II other than a shareholder meeting to adopt the merger agreement and the merger;

•	fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to assets, operations and activities as are currently in effect;

•	spend, or commit to spend, more than $25,000 on any information technology products or services; or

•	authorize any of, enter into any contract to do any of, or otherwise make any commitment to do any of, the foregoing.

Cooperation

We have coordinated and cooperated with Lineage in connection with the preparation of this proxy statement and will coordinate and cooperate regarding any other filings, determining whether any consents or approvals are required to be obtained from third parties, and timely taking any such actions required in connection with the proxy statement or any other filings.

Access to Information; Confidentiality

We will provide to Lineage reasonable access to:

•	all properties, books and records, contracts, commitments, personnel and records;

•	a copy of each report, schedule, registration statement and other document filed pursuant to the requirements of Federal or state securities laws; and

•	all other information concerning our business, properties and personnel as Lineage may reasonably request,

but may, however, withhold any information that is subject to the terms of a confidentiality agreement or information to the extent that the disclosure thereof would result in the loss of attorney-client privilege.

Board Recommendation; No Solicitation of Alternative Proposals

We have agreed to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed that neither we nor any of our subsidiaries will, and we will not cause any of our subsidiaries or any of our or their directors, officers, employees or representatives to, initiate solicit, or knowingly encourage the submission of any acquisition proposal or any inquiry, proposal or offer or any other efforts or attempts that constitute or that could reasonably be expected to lead to an acquisition proposal. In addition, we may not engage or participate in any discussions or negotiations with respect to any of the foregoing or furnish to any person (other than to Lineage, its representative or our representatives) any information with respect to or intended to facilitate an acquisition proposal.

Under the merger agreement, “acquisition proposal” means any offer or proposal from any person or group concerning any:

•	merger, consolidation, other business combination or similar transaction;

•	sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets representing 20% or more of our consolidated assets, revenues or net income;

•	issuance or sale or other disposition of equity interests representing 20% or more of the our voting power;

•	transaction in which any person will acquire beneficial ownership or the right to acquire beneficial ownership, or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 20% or more of our voting power; or

•	any combination of the foregoing.

Notwithstanding these limitations, prior to the time that our shareholders adopt the merger agreement, in response to an unsolicited bona fide written acquisition proposal that did not result from a breach of our no-solicitation covenant, and if our board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal is, or is reasonably likely to lead to, a superior proposal and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, we may:

•	furnish information to the person and its representatives making the acquisition proposal; and

•	participate in discussions or negotiations with the person and its representatives making such acquisition proposal;

provided that we:

•	will not disclose any information to such person without first entering into a confidentiality agreement; and

•	will promptly provide to Lineage any information provided to such other person which was not previously provided to Lineage.

Under the merger agreement, “superior proposal” means any bona fide written offer or proposal from any person or group concerning any:

•	merger, consolidation, other business combination or similar transaction;

•	sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets representing 50% or more of our consolidated assets, revenues or net income;

•	issuance or sale or other disposition of equity interests representing 50% or more of the our voting power;

•	transaction in which any person will acquire beneficial ownership or the right to acquire beneficial ownership, or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 50% or more of our voting power; or

•	any combination of the foregoing,

which was not solicited by us and which, in the good faith judgment of our board of directors (after consultation with our financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal:

•	if accepted, is reasonably likely to be consummated; and

•	if consummated would, based upon the advice of our financial advisor, result in a transaction that is more favorable to our shareholders, from a financial point of view, than the merger.

Our board of directors has agreed to recommend to our shareholders adoption of the merger agreement and the merger, known as the company board recommendation. Our board has agreed that it will not:

•	initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, any acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend, an acquisition proposal;

•	withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Lineage or Merger Sub, or otherwise make any statement or proposal inconsistent with the company board recommendation;

•	enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an acquisition proposal or enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the transactions contemplated by, or breach of our obligations under, the merger agreement; or

•	resolve, propose or agree to do any of the foregoing, referred to as a change of board recommendation,

unless our board determines in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

We must promptly notify Lineage within 48 hours if we receive:

•	any acquisition proposal or indication by any person that it is considering making an acquisition proposal;

•	any request for non-public information relating to us other than requests for information in the ordinary course of business consistent with past practice and unrelated to an acquisition proposal; or

•	any inquiry or request for discussions or negotiations regarding any acquisition proposal.

We must promptly notify Lineage within 48 hours regarding the identity of any such person and a copy of such acquisition proposal, indication, inquiry or request (or, where no such copy is available, a reasonably detailed description of such acquisition proposal, indication, inquiry or request), including any modifications. We must keep Lineage reasonably informed on a current basis of the status of any acquisition proposal, indication, inquiry or request, and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. We must promptly notify Lineage if we determine to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal.

If we receive an acquisition proposal which our board concludes in good faith, after consultation with outside counsel and our financial advisors, constitutes a superior proposal, our board may, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to our shareholders of PECO II, recommend the superior proposal. Our board may not, however, withdraw, modify or amend the company board recommendation unless:

•	we have not breached our no-solicitation covenant;

•	we have provided prior written notice to Lineage, at least four business days in advance of our intention to take such action with respect to such superior proposal, which notice shall specify the material terms and conditions of such superior proposal (including the identity of the party making such superior proposal);

•	we have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents, including the definitive agreement with respect to such superior proposal; and

•	prior to effecting such change of board recommendation, we shall have negotiated with Lineage in good faith to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal.

Appropriate Action; Consents; Filings

We and Lineage will use our reasonable best efforts to:

•	take all appropriate action and do all things necessary to consummate and make effective the merger as promptly as practicable;

•	obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained;

•	as promptly as reasonably practicable, make all necessary filings, and thereafter make any other required submissions, and pay any fees required; and

•	obtain any required third party consents.

Certain Notices

We and Lineage will promptly notify each other of, among other things:

•	the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the merger or any other transaction contemplated by the merger agreement not to be satisfied; or

•	the failure of either us or Lineage to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied pursuant to the merger agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the merger or any other transaction contemplated by the merger agreement not to be satisfied.

Public Announcements

We agreed with Lineage not to issue any press release or make any public statement with regard to the contemplated transactions without consultation with, and prior review of, the other party, except as may be required by applicable law. The parties agreed that the initial press release announcing the merger would be in agreed form.

Indemnification of Directors and Officers

For six years following the effective time of the merger, the surviving corporation will indemnify and hold harmless all past and present directors, officers and employees of PECO II to the same extent such persons are indemnified as of the date of the merger agreement by us pursuant to applicable law, our articles of incorporation, our code of regulations, indemnification agreements, and, subject to certain limitations, existing insurance policies.

Shareholder Litigation

We agreed to give Lineage the opportunity to participate in the defense or settlement of any shareholder litigation against us or any member of our board relating to the transaction contemplated by the merger agreement. We will use commercially reasonable efforts to enter into a joint defense agreement with Lineage, if requested by Lineage, with respect to such litigation.  We will not agree to any settlement of any shareholder litigation for an amount in excess of $100,000 individually or $200,000 in the aggregate without Lineage’s prior written consent.

Cooperation with Financing

We will provide reasonable cooperation in connection with the arrangement of any debt financing as may be reasonably requested by Lineage.

Other Covenants

The merger agreement contains a number of other covenants, including covenants relating to transfer taxes and certain additional actions required of us.

Conditions to Completion of the Merger

Pursuant to the merger agreement, each party’s obligation to effect the merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•	the holders of a majority of our outstanding common shares must have voted in favor of adopting the merger agreement and the merger; and

•	no applicable law, order or restraint that prohibits the consummation of the merger must be in effect.

Lineage’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions or their waiver (to the extent permitted by applicable law):

•	the following representations and warranties made by us must be true and correct in all material respects as of the effective time of the merger:

•	capital structure;

•	authority; execution and delivery; enforceability; and

•	the required vote of our shareholders shall be the only vote required.

•	all other representations made by us must be true and correct in all respects as of the effective time of the merger as if made at and as of the effective time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct as of the effective time would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect;

•	we must perform in all material respects all of our obligations required to be performed by us at or prior to the closing;

•	we must terminate or cancel all outstanding company stock options;

•	no event, circumstance, change, or effect has occurred that has or will reasonably be expected to have a company material adverse effect; and

•	we must provide Lineage with a certificate representing that we are not a United States real property holding corporation.

Our obligation to complete the merger is also subject to the following conditions or their waiver (to the extent permitted by applicable law):

•	the representations and warranties of Lineage and Merger Sub must be true and correct at and the effective time (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or materially delay the consummation of the merger; and

•	each of Lineage and Merger Sub shall have performed in all material respects all obligations and agreements to be performed or complied with by it at or prior to the effective time of the merger.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of us and Lineage;

•	by either Lineage or us, if the merger shall not have been consummated prior to July 19, 2010 (although, not if the party seeking to terminate has failed to fulfill an obligation under the merger agreement);

•	by either Lineage or us, if any court of competent jurisdiction or other governmental entity has taken any final and non-appealable action prohibiting the merger;

•	by either Lineage or us, if at a duly held shareholders’ meeting to obtain shareholder approval, such approval is not obtained;

•	by Lineage if:

•	our board of directors has withdrawn or modified in a manner adverse to Lineage its recommendation to our shareholders that they adopt the merger agreement and the merger;

•	our board has failed to reconfirm such recommendation within 10 business days after receiving a proper written request to do so;

•	our board has determined to recommend to our shareholders that they approve a different acquisition proposal;

•	a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of the outstanding shares of our common stock is commenced, and our board fails to properly recommend within 10 business days that our shareholders not tender their shares; or

•	we have notified Lineage that it intends to take action with respect to a superior proposal.

•	by us, if our board properly determines to accept a superior proposal and we simultaneously pay a termination fee of $1,100,000 to Lineage;

•	by Lineage if:

•	there has been any event, development or change of circumstance that constitutes, has had, or could reasonably be expected to have, individually or in the aggregate, a company material adverse effect that is not properly cured; or

•	we have breached any covenant or agreement or representation or warranty set forth in the merger agreement or any ancillary agreement, such breach is not properly cured within 20 business days of notice of such breach (in the case of a breach of representation or warranty) or 10 calendar days of such breach (in the case of a breach of covenant), and such breach causes certain of the conditions to consummation of the merger to not be met; or

•	by us, if Lineage has breached any covenant or agreement or representation or warranty set forth in the merger agreement or any ancillary agreement, such breach is not properly cured within 10 days of notice of such breach, and such breach causes certain of the conditions to consummation of the merger to not be met.

Termination Fee

We are obligated to pay Lineage a fee of $1,100,000 if the merger agreement is terminated by Lineage because:

•	our board of directors has withdrawn or modified in a manner adverse to Lineage its recommendation to our shareholders that they adopt the merger agreement and the merger;

•	our board has failed to reconfirm such recommendation within 10 business days after receiving a proper written request to do so;

•	our board has determined to recommend to our shareholders that they approve a different acquisition proposal;

•	a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of the outstanding shares of our common stock is commenced, and our board fails to recommend within 10 business days that our shareholders not tender their shares; or

•	we have notified Lineage that we intend to take action with respect to a superior proposal.

We are obligated to pay Lineage a fee of $1,100,000 if the merger agreement is terminated by us because our board properly determines to accept a superior proposal.

We are also obligated to pay Lineage a fee of $1,100,000 if all of the following occur:

•	an acquisition proposal is made to us or directly to our shareholders and not subsequently withdrawn;

•	thereafter the merger agreement is terminated because shareholder approval is not obtained or no shareholder meeting is held by July 19, 2010; and

•	within 12 months after such termination we enter into a definitive agreement with respect to any acquisition proposal or any acquisition proposal has been consummated (it being understood that all references in the definition of acquisition proposal to 20% shall be deemed to be references to “more than 50%” instead).

Amendment

The merger agreement may be amended by the parties prior to the effective time of the merger, but after shareholder approval has been obtained, no further amendment may be made that requires further shareholder approval without obtaining such approval.

Waiver

Prior to the effective time of the merger, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other;

•	waive any uncured inaccuracies in the representations and warranties of any other party; and

•	waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

After shareholder approval has been obtained, however, any further extension or waiver would require further shareholder approval.

Fees and Expenses

All fees and expenses incurred by the parties will be borne solely and entirely by the party which has incurred the same, whether or not the merger is consummated.

Assignment

The merger agreement may not be assigned by any party without the prior written consent of the other parties. Lineage or Merger Sub, however, may assign any of their respective rights and obligations to any direct or indirect wholly-owned subsidiary of Lineage or may collaterally assign their rights to any party providing debt financing, but no such assignment may relieve Lineage or Merger Sub of obligations under the merger agreement.

Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

The merger agreement is governed by the laws of the State of Delaware. Each of the parties submits to the jurisdiction of any Delaware state court or Federal court sitting in Delaware. And, each party has waived any right it may have to a trial by jury for any litigation resulting from the merger agreement.

Specific Performance

We have agreed that irreparable damage would occur in the event that any provision of the merger agreement were not performed in accordance with its specific terms or were otherwise breached. We will be entitled to an injunction or injunctions to prevent breaches of the merger agreement in addition to any other remedy to which we are entitled.

Tender Offer

After the commencement of a tender offer or exchange offer by a third party unaffiliated with Lineage or Merger Sub that, if successful, would result in any person or group becoming a beneficial owner of 50% or more of the issued and outstanding shares of our common stock, Lineage will have the right to commence a cash tender offer for 100% of our issued and outstanding shares at a purchase price per share equal or greater to $5.86 per share, subject to additional conditions.

Should Lineage determine to implement a tender offer as provided above, the parties will:

•	negotiate in good faith and as expeditiously as practicable any modifications appropriate to allow Lineage to implement a tender offer;

•	make any modifications to this proxy statement or any other filings;

•	make any filings with or submissions to any governmental entity necessary or appropriate in light of the tender offer; and

•	otherwise use commercially reasonable efforts to ensure the merger and the tender offer comply with all applicable law and are consummated.

THE VOTING AGREEMENT

Contemporaneously with the execution and delivery of the merger agreement, the Green Family Trust U/A/D 03/16/1995, the Green Charitable Trust U/A/D 05/09/01, Matthew P. Smith, Linda H. Smith, Ashwood I, LLC, and Ashwood II, LLC, all of which are shareholders and beneficial owners of our common shares, entered into a voting agreement dated February 18, 2010 with Lineage, Merger Sub, and us. Approximately 16.9% of our outstanding shares on the record date for the special meeting are subject to the voting agreement.

The following summary description of the voting agreement is qualified in its entirety by reference to the voting agreement, which is attached as Appendix C to this proxy statement and is incorporated herein by reference.

Each shareholder who entered into the voting agreement with Lineage, Merger Sub, and us agreed to appear at our special shareholder meeting in person or by proxy for the purpose of establishing a quorum and vote in person or by proxy their shares:

•	in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement; and

•	against any:

•	extraordinary corporate transaction such as a merger, consolidation, business combination, tender offer, exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of PECO II or any of its subsidiaries or any other acquisition proposal; or

•	amendment of our articles of incorporation or code of regulations or other proposal or transaction involving us which amendment or other proposal or transaction would in any manner reasonably be expected to impede, delay, frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or result in a breach in any material respect of any representation, warranty, covenant or agreement of us under the merger agreement or change in any manner the voting rights of our common shares.

These shareholders also agreed to grant Lineage an irrevocable proxy and appoint Lineage as the shareholder’s attorney-in-fact with full power of substitution to vote their shares on any of the foregoing matters at the special meeting of shareholders.

The voting agreement contains representations and warranties of us and Lineage as to, among other things, our respective power and authority to execute the voting agreement. The voting agreement also contains representations and warranties of the shareholders as to, among other things:

•	power and authority to execute the voting agreement;

•	the absence of any conflict with any law or agreement resulting from each shareholder’s compliance with the voting agreement;

•	valid ownership of the shares; and

•	the level of sophistication of the shareholders.

These representations and warranties expire when the voting agreement terminates.

In anticipation of the special meeting of shareholders, each shareholder party to the voting agreement also agreed not to:

•	solicit an acquisition proposal;

•	transfer his, her, or its shares;

•	enter an agreement contrary to the voting agreement; or

•	make any public statements regarding the merger.

Mr. and Mrs. Green have informed PECO II of their intent to seek Lineage’s consent to transfer certain shares beneficially owned by Mr. and Mrs. Green held by The Green Family Trust to The Green Charitable Trust prior to closing of the merger. Any such transfer would not result in a change to the aggregate number of shares owned by either Mr. or Mrs. Green.

The voting agreement terminates upon the earlier of:

•	the effective time of the merger;

•	the termination of the merger agreement in accordance with its terms; or

•	written notice of termination of the voting agreement by Lineage.

The voting agreement may not be assigned, except that Lineage or Merger Sub may assign all or any of their rights and obligations to Lineage or any affiliate, but no such assignment will relieve the assigning party of its obligations if such assignee does not perform such obligations. The voting agreement may only be amended by a written instrument signed by each of the parties, and the voting agreement is governed by the laws of the State of Delaware.

The parties agree that irreparable damage would occur in the event that any of the provisions of the voting agreement were not performed in accordance with their specific terms or were otherwise breached. The parties are entitled to an injunction or injunctions to prevent breaches of the voting agreement and to enforce specifically the terms and provisions of the voting agreement, in addition to any other remedy to which they are entitled.

Each party to the voting agreement has consented to submit itself to the jurisdiction of any Delaware state court or Federal court sitting in Delaware, and waives any right it may have to a trial by jury with respect to litigation arising from the voting agreement.

MARKET PRICE AND DIVIDEND DATA

Our common shares are traded on NASDAQ under the symbol “PIII.” The following table sets forth for the periods indicated the high and low per share closing sales price of our common shares as quoted on NASDAQ:

	PECO II, Inc.
	Common Shares
	Low	High

Fiscal Year Ended December 31, 2008
First Quarter	$5.50	$7.60
Second Quarter	3.12	8.50
Third Quarter	3.28	4.85
Fourth Quarter	2.04	4.44
Fiscal Year Ended December 31, 2009
First Quarter	2.39	4.25
Second Quarter	2.40	4.75
Third Quarter	2.60	4.29
Fourth Quarter	2.89	5.20
Fiscal Year Ending December 31, 2010
First Quarter (through March 12, 2010)	3.12	5.95

On February 18, 2010, the last full trading day prior to the public announcement of the proposed merger, the closing price per share of our common stock, as reported on NASDAQ, was $3.99. On March 12, 2010, the most recent practicable date prior to the printing of this document, the closing price per share of our common stock, as reported on NASDAQ, was $5.75.

We have not paid any cash dividends on our common shares and do not anticipate paying dividends in the foreseeable future. Following the merger, there will be no further market for our common shares.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power as of the measurement date and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after such measurement date, through the exercise of any stock option or other right. Unless otherwise indicated, each person or entity named below has sole voting power and investment power with respect to the number of shares set forth opposite his, her or its respective name.

Ownership of Common Shares by Certain Beneficial Owners

The following table shows information regarding beneficial ownership of our common shares as of March 12, 2010, unless otherwise indicated, by each person, entity or group which is known by us to own beneficially more than 5% of our common shares.

	Common Shares
	Beneficially
Name and Address of Beneficial Owner(1)	Owned	Percent Owned

Delta International Holding Ltd.(2)	474,037	16.6%
Water Island Capital, LLC(3)	350,874	12.3%
Austin W. Marxe and David M. Greenhouse(4)	336,082	11.8%
Skiritai Capital LLC(5)	306,670	10.7%
Matthew P. Smith(6)	282,495	9.9%
Linda H. Smith(7)	282,495	9.9%
James L. Green(8)	199,431	7.0%
Mary Janet Green(9)	199,431	7.0%
ROI Capital Management, Inc.(10)	199,362	7.0%
John G. Heindel(11)	148,683	5.1%

(1)	The address of Delta International Holding Ltd. is Scotia Center, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands. The address for Water Island Capital, LLC is 41 Madison Ave., Suite 2802, New York, NY 10010. The address for Austin W. Marxe and David M. Greenhouse is 527 Madison Ave., Suite 2600, New York, NY 10022. The address of Skiritai Capital LLC is 388 Market Street, Suite 700, San Francisco, CA 94111. The addresses for Mr. Heindel, Mr. and Mrs. Smith and Mr. and Mrs. Green are c/o PECO II, Inc., 1376 State Route 598, Galion, OH 44833. The address of ROI Capital Management, Inc. is 300 Drakes Landing Road, Suite 175, GreenBrae, CA 94904.

(2)	Based on information provided in a Schedule 13D filed on April 7, 2006 by Delta International Holding Ltd., Delta Electronics, Inc. and Delta Products Corporation.

(3)	Based on information provided in a Schedule 13G filed March 10, 2010 by Water Island Capital, LLC.

(4)	Based on information provided in a Schedule 13G/A filed on February 12, 2010, by Austin W. Marxe and David M Greenhouse, controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P., and the general partner of and investment advisor to Special Situations Fund QP, L.P. Marxe and Greenhouse share voting and investment power over 104,452 common shares owned by Special Situations Cayman Fund, L.P., 231,630 common shares owned by Special Situations Fund III QP, L.P. and zero common shares owned by Special Situations Fund III, L.P.

(5)	Based on information provided in a Schedule 13G filed on April 23, 2008 by Skiritai Capital LLC (“Skiritai”), Leonidas Opportunity Fund L.P. (“Leonidas Fund”), Leonidas Opportunity Offshore Fund Ltd. (“Leonidas Offshore Fund”), Russell R. Silvestri (“Silvestri”), and Lyron L. Bentovim (“Bentovim”). Skiritai serves as the general partner of the Leonidas Fund and investment manager of the Leonidas Offshore Fund. Silvestri and Bentovim are Managing Directors of Skiritai.

(6)	Mr. Smith is a director of PECO II. Mr. Smith’s ownership includes 132,495 shares held by Mr. Smith and his spouse, Linda H. Smith, as joint tenants, 100,000 common shares held by Ashwood I, LLC and 50,000 common shares held by Ashwood II, LLC. Mr. Smith has shared voting and dispositive power over the securities held by these limited liability companies.

(7)	Ms. Smith’s ownership includes 132,495 common shares held by Ms. Smith and her spouse, Matthew P. Smith, as joint tenants, 100,000 common shares held by Ashwood I, LLC, and 50,000 common shares held by Ashwood II, LLC. Ms. Smith has shared voting and dispositive power over the securities held by these limited liability companies.

(8)	Mr. Green is a director of PECO II. Mr. Green’s ownership includes 189,070 common shares held by The Green Family Trust and 10,361 held by The Green Charitable Trust, both over which he shares voting and dispositive power with his spouse, Mary Janet Green.

(9)	Ms. Green’s ownership includes 189,070 common shares held by the Green Family Trust and 10,361 held by the Green Charitable Trust, both over which she shares voting and dispositive power with her spouse, James L. Green.

(10)	Based on information provided in a Schedule 13G/A filed February 16, 2010 by ROI Capital Management, Inc., Mark T. Boyer, and Mitchell J. Soboleski. Messrs. Boyer and Soboleski beneficially own these securities pursuant to their ownership interest in ROI Capital Management, Inc., which beneficially owns these securities as an investment advisor for certain persons who have the right to receive, or the power to direct the receipt of, dividends from, or proceeds from the sale of, these securities.

(11)	Mr. Heindel is our Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer and Treasurer. Mr. Heindel’s ownership includes 64,000 common shares issuable within 60 days after March 12, 2010 upon the exercise of stock options.

Ownership of Common Shares by Management

The following table shows information regarding beneficial ownership of our common shares as of March 12, 2010, by each director, each of our named executive officers, and all of our directors and executive officers as a group.

	Common Shares
	Beneficially
Name and Address of Beneficial Owner(1)	Owned	Percent Owned

Jacquie L. Boyer(2)	0	*
James L. Green(3)	199,431	7.0%
John G. Heindel(4)	148,683	5.1%
E. Richard Hottenroth(5)	12,275	*
Gerard B. Moersdorf, Jr.(6)	2,000	*
Richard W. Orchard(7)	1,500	*
Eugene A. Peden(8)	20,583	*
R. Louis Schneeberger(9)	1,750	*
Matthew P. Smith(10)	282,495	9.9%
Thomas R. Thomsen(11)	2,000	*
All directors and executive officers as a group (9 persons)(12)	670,717	22.8%

*	Less than 1%.

(1)	The address of the directors and executive officers listed is c/o PECO II, Inc., 1376 State Route 598, Galion, Ohio 44833.

(2)	Ms. Boyer resigned as the Company’s Vice President of Sales and Sales Operations, effective as of June 30, 2009. The table reflects no shares directly held by Ms. Boyer as of June 30, 2009.

(3)	Mr. Green is a director of PECO II. Mr. Green’s ownership includes 189,070 common shares held by The Green Family Trust and 10,361 shares held by The Green Charitable Trust over which he shares voting and dispositive power.

(4)	Mr. Heindel is our Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer and Treasurer. Mr. Heindel’s ownership includes 64,000 common shares issuable within 60 days after March 12, 2010 upon the exercise of stock options.

(5)	Mr. Hottenroth is a director of PECO II. Mr. Hottenroth’s ownership does not include 6,500 common shares held by his spouse.

(6)	Mr. Moersdorf, Jr. is a director of PECO II.

(7)	Mr. Orchard is a director of PECO II.

(8)	Mr. Peden is our Senior Vice President of Operations. Mr. Peden’s ownership includes 14,000 common shares issuable within 60 days after March 12, 2010 upon the exercise of stock options.

(9)	Mr. Schneeberger is a director of PECO II.

(10)	Mr. Smith is a director of PECO II. Mr. Smith’s ownership includes 132,495 shares held by Mr. Smith and his spouse as joint tenants, 100,000 common shares held by Ashwood I, LLC and 50,000 common shares held by Ashwood II, LLC. Mr. Smith has shared voting and dispositive power over the securities held by these limited liability companies.

(11)	Mr. Thomsen is a director of PECO II.

(12)	Ownership of all directors and executive officers as a group includes an aggregate of 78,000 common shares issuable within 60 days after March 12, 2010 upon the exercise of stock options.

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT AND THE MERGER

Overview

The merger agreement provides that Merger Sub, a wholly-owned subsidiary of Lineage, will merge with and into PECO II, wherein all of the outstanding shares of our common stock, except for shares owned by PECO II, Lineage, Merger Sub, or dissenting shares, will be converted into the right to receive $5.86 in cash per share, without interest.

Reasons for the Proposed Merger

We believe the merger is in the best interests of our shareholders because of the value of the merger consideration to be paid to our shareholders, as well as the consideration is in cash, providing certainty of value, and that the merger is more favorable to the shareholders than any other alternative reasonably available to us and the shareholders.

Vote Required

The affirmative vote of the holders of a majority of the outstanding PECO II common shares is required to adopt the merger agreement and the merger.

Our Board of Directors Unanimously Recommends a Vote “FOR” the Proposal to Adopt the Merger Agreement and the Merger.

PROPOSAL 2

ADJOURNMENT OF THE SPECIAL MEETING

Proposal to Permit Adjournment of the Special Meeting

If there are insufficient votes at the time of the special meeting to adopt the merger agreement and the transactions contemplated therein, including the merger, we intend to propose to adjourn our special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies in favor of the merger agreement. We do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement.

Vote Required

If approval of the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of a majority of the shares of our common stock represented, in person or by proxy, and entitled to vote at the special meeting.

Our board of directors recommends that you vote “FOR” approval of the adjournment of the meeting, if necessary, to solicit additional proxies.

SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we expect to hold our 2010 annual meeting of shareholders. If such meeting is held, any shareholder who intends to submit a proposal at our 2010 annual meeting of shareholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting in accordance with Rule 14a-8 under the Securities Exchange Act must, in addition to complying with the applicable laws and regulations governing submission of such proposals, have delivered the proposal to us for consideration no later than December 18, 2009. However, in the event that the 2010 annual meeting of shareholders is called for a date that is not within 30 calendar days before or 30 calendar days after the anniversary date of the 2009 annual meeting of shareholders, we must receive such proposals not later than the tenth day following the day on which the notice of the date of the 2010 annual meeting is mailed or the date of the 2010 annual meeting is publicly disclosed, whichever occurs first. Such proposals should have been sent to our Secretary at our corporate headquarters, 1376 State Route 598, Galion, Ohio 44833, no later than December 18, 2009.

Shareholder proposals not intended to be included in the proxy statement and form of proxy for the 2010 annual meeting, as well as proposed shareholder nominations for the election of directors at the 2010 annual meeting must each comply with advance notice procedures set forth in our Second Amended and Restated Code of Regulations to be properly brought before the 2010 annual meeting. In general, written notice of a shareholder proposal or a director nomination not to be included in the proxy statement and form of proxy must be delivered to our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the company first mailed our proxy materials for the prior year’s annual meeting. With regard to the 2010 Annual Meeting of Shareholders, written notice must have been received by our Secretary at the address above between January 17, 2010 and February 16, 2010. If we did not receive the notice between these dates, the notice will be considered untimely.

In addition to timing requirements, the advance notice provisions of our Second Amended and Restated Code of Regulations contain informational content requirements that also must be met. A copy of our Second Amended and Restated Code of Regulations may be obtained by writing to our Secretary at the address below.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public at the website maintained by the SEC located at www.sec.gov. Our public filings are also available free of charge on our web site at www.peco2.com. You may request a copy of these filings, at no cost, by writing to or calling us at the following address and telephone number:

PECO II, Inc.
1376 State Route 598
Galion, Ohio 44833

Attn: Eugene Peden
(419) 468-7600

If you would like to request documents, please do so by April 8, 2010, in order to receive them before the special meeting.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated March 16, 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents, including the merger agreement, that are attached or filed as appendices to this proxy or are incorporated by reference into this document. These representations and warranties were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including PECO II, Lineage and Merger Sub), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.

Appendix A

AGREEMENT AND PLAN OF MERGER

Among

LINEAGE POWER HOLDINGS, INC.,

LINEAGE POWER OHIO MERGER SUB, INC.

and

PECO II, INC.

Dated as of February 18, 2010

A-i

A-ii

COMPANY DISCLOSURE LETTER

Section 3.1	Organization and Qualification; Subsidiaries
Section 3.2	Capitalization
Section 3.4	No Conflict
Section 3.6	Permits; Compliance with Law
Section 3.11	Absence of Certain Changes or Events
Section 3.12	Employee Benefit Plans and Employee Matters
Section 3.13	Contracts; Indebtedness
Section 3.14	Litigation
Section 3.15	Environmental Matters
Section 3.16	Intellectual Property
Section 3.17	Tax Matters
Section 3.20	Real Property
Section 3.25	Related Party Transactions
Section 3.26	Customers
Section 3.27	Suppliers
Section 5.1	Conduct of Business by the Company Pending the Closing
Section 5.3	Transition Working Group
Section 5.9	Indemnification of Directors and Officers
Section 8.4	Certain Definitions

PARENT DISCLOSURE LETTER

Section 4.3	No Conflict
Section 4.10	Parent Balance Sheet

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 18, 2010 (this “Agreement”), by and among Lineage Power Holdings, Inc., a Delaware corporation (“Parent”), Lineage Power Ohio Merger Sub, Inc., an Ohio corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and PECO II, Inc., an Ohio corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and shareholders to consummate the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each common share, without par value, of the Company will be converted into the right to receive the Merger Consideration;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders and (ii) recommended that the Company’s shareholders adopt this Agreement and the Merger (the “Company Board Recommendation”);

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain shareholders of the Company are entering into a voting agreement with Parent, Merger Sub and the Company (the “Voting Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2 Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the parties, which shall be no later than the third business day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 6 (other than those that, by their terms, cannot be satisfied until the time of the Closing), at the offices of Porter, Wright, Morris & Arthur, LLP, 41 S. High

Street, Columbus, Ohio, 43215, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3 Effective Time.  Upon the terms and conditions set forth in this Agreement, at the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio, in such form as required by, and executed in accordance with the relevant provisions of, the OGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

1.4 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Articles of Incorporation; Code of Regulations.  At the Effective Time, the articles of incorporation and the code of regulations of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the articles of incorporation and the code of regulations of Merger Sub, each as in effect immediately prior to the Effective Time.

1.6 Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and code of regulations of the Surviving Corporation until the earlier of their resignation or removal.

1.7 Meeting of Shareholders to Adopt this Agreement and the Merger.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC the proxy statement in preliminary form relating to the Special Meeting (defined below) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”). In addition, the Company shall prepare and file with the SEC any Other Filings, as and when required by the SEC. The Company, after consultation with Parent, will use reasonable best efforts to respond to and resolve any comments made by the SEC with respect to the Proxy Statement or any Other Filings. The Company will use reasonable best efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws, as soon as reasonably practicable following clearance from the SEC. The Proxy Statement will contain the Company Board Recommendation.

(b) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement of all required information regarding Parent and Merger Sub. Merger Sub and its counsel shall be given the opportunity to reasonably review and reasonably comment on the Proxy Statement before it is filed with the SEC. In addition, the Company will provide Merger Sub and its counsel, in writing, with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the opportunity to reasonably review and reasonably comment on such comments.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

(d) Other than amendments or supplements to the Proxy Statement made in compliance with Section 5.4, no amendment or supplement to the Proxy Statement or any Other Filing will be made by the Company without the approval of Parent (which shall not be unreasonably withheld or delayed).

(e) Subject to the terms of this Agreement, the Company, acting through the Company Board, shall, in accordance with and subject to the requirements of applicable Law: (i) as promptly as reasonably practicable after the date hereof, in consultation with Parent, duly set a record date for, call and give notice of a special meeting of its shareholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement; (ii) as promptly as reasonably practicable after the date hereof, file the Proxy Statement with the SEC, cause the Proxy Statement to be printed and mailed to the shareholders of the Company and convene and hold the Special Meeting; and (iii) use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and the Merger, and secure any approval of shareholders of the Company that is required by applicable Law to effect the Merger.

(f) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by Parent, or with respect to which Parent or Merger Sub otherwise then has, directly or indirectly, sole voting power, in favor of the adoption of this Agreement and the Merger and to deliver or provide, in its capacity as a shareholder of the Company, any other approvals that are required by applicable Law to effect the Merger.

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub, or the Company:

(a) Conversion of Company Common Stock.  Each share (“Share”) of the Company’s common shares, without par value (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, will be converted into the right to receive (subject to Section 2.2(e)) $5.86 per share in cash, without interest (the “Merger Consideration”).

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary, and all Shares owned by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries will be cancelled and will cease to exist, with no payment being made with respect thereto.

(c) Merger Sub Common Stock.  Each common share, without par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and nonassessable common share of the Surviving Corporation.

(d) Adjustments.  If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Company Common Stock, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate a reputable bank or trust company reasonably acceptable to the Company to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement, together with the aggregate Option Payments (the “Exchange Fund”). The Paying Agent shall invest any cash included in the

Exchange Fund, as set forth in an agreement between the Paying Agent and the Company; provided, however, that no part of any such earnings on such investments shall accrue to the benefit of holders of Shares; provided, further, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such banks that are then publicly available) or in money market funds that are eligible under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended.

(b) Procedures for Surrender.  As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent in accordance with the agreement between Parent and Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates. Any Certificates so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability.  At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e).  If, prior to five (5) years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights.  Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration, Option Payment or other consideration otherwise payable pursuant to this Agreement to any holder of Shares or Options such amounts that Parent, Merger Sub, the Surviving Corporation or the Paying Agent reasonably determines in good faith is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law, including with respect to stock transfer Taxes payable by the seller. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Options in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.

(f) Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Sections 1701.84 and 1701.85 of the OGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair cash value of such Dissenting Shares in accordance with and to the extent provided by Sections 1701.84 and 1701.85 of the OGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 1701.85 of the OGCL or other applicable Law, then the right of such holder to be paid the fair cash value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e).  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the OGCL and received by the Company relating to rights to be paid the fair cash value of Dissenting Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.4 Treatment of Options; Restricted Stock; Stock Plans.

(a) Treatment of Options.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares (the “Company Options”), under any stock option plan of the Company, including the Amended 2000 Performance Plan (as amended) or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)) of an amount, if any, equal to the product of (i) the total number of Shares previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”). For the avoidance of doubt, in no event shall any former holder of any such cancelled Company Option be entitled to receive any such cash payment if the exercise price per Share previously subject to such Company Option is greater than the Merger Consideration. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, and the Company will use its reasonable best efforts to obtain all necessary consents to ensure that former holders of Company Options will have no rights other than the right to receive the Option Payment.

(b) Treatment of Restricted Stock.  Immediately prior to the Effective Time, each unvested Share subject to forfeiture restrictions, repurchase rights or other restrictions under the Company Stock Option Plans (“Restricted Stock”) shall vest in full and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Restricted Stock shall lapse and the Restricted Stock shall be converted into the right to receive the Merger Consideration, without interest, as provided in Section 2.1(a), subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e).

(c) Termination of Company Stock Option Plans.  After the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options or other rights with respect to Shares shall be granted thereunder.

(d) Treatment of Employee Stock Purchase Plan.  The current offerings in progress as of the date hereof under the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”) shall continue, and the shares of Company Common Stock shall be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date hereof as provided under, and subject to the terms and conditions of, the ESPP. In accordance with the terms of the ESPP, any offering in progress as of the Effective Time shall be shortened, and the next purchase date shall be the business day immediately preceding the Effective Time. Each then outstanding option under the ESPP shall be exercised automatically on such purchase date. Notwithstanding any restrictions on transfer of stock in the ESPP, the treatment in the Merger of any stock under this provision shall be in accordance with Section 2.1(a).  The Company shall terminate the ESPP as of or prior to the Effective Time. The Company shall promptly after the date hereof amend the ESPP as appropriate to avoid the commencement of any new offering of options thereunder at or after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (A) as identified in and reasonably apparent from the Company SEC Documents filed by the Company with the SEC since December 31, 2008, and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) and only as and to the extent disclosed therein (other than any “risk factor” disclosure, forward looking discussions, or any other disclosure that is predictive, cautionary or forward looking in nature) and, without giving effect to any change of fact or circumstances subsequent to the date on which any such Filed Company SEC Document was filed, or (B) as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subjection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement only to the extent that the relevance of such disclosure is reasonably apparent), the Company hereby represents and warrants to Parent as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each of its Subsidiaries (each a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of the currently effective Amended and Restated Articles of Incorporation of the Company, as amended (the “Company Articles”) and Second Amended and Restated Code of Regulations of the Company (the “Company Code of Regulations”), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list of: (i) the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the jurisdictions in which the Company and each Company Subsidiary is qualified to do business as a foreign corporation or other legal entity and (iii) the directors and officers of the Company and each Company Subsidiary, as of the date of this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock, of which, as of the close of business on February 12, 2010 (the “Capitalization Date”), there were 2,859,466 shares issued and outstanding and (ii) 5,000,000 shares of preferred stock, without par value (the “Company Preferred Stock”), of which no shares are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the Capitalization Date, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for 269,976 shares of Company Common Stock reserved for and available for issuance under the Company Stock Option Plans, and 20,746 shares of Company Common Stock reserved for issuance under the Company’s ESPP. The Company reasonably estimates that no more than 360 shares of Company Common Stock will be issued to participants under the Company’s ESPP on the next currently scheduled purchase dates thereunder in accordance with Section 2.4(d) hereof. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and the Company’s ESPP, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of (i) each holder of Company Options, (ii) the number of Company Options held by such holder as of the date hereof, (iii) the number of shares of Company Common Stock subject to each such Company Option (i.e., the original amount less exercises and any cancellations), (iv) the exercise price, expiration date and vesting schedule of each such Company Option and (v) whether each such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(c) As of the date of this Agreement, except for 18,164 shares of Restricted Stock under Company Stock Option Plans, Company Options to purchase not more than 96,000 shares of Company Common Stock, and 20,746 shares of Company Common Stock reserved for issuance under the Company’s ESPP, there are no options, warrants or other similar rights, agreements, arrangements or commitments of any character (i) relating to any Equity Interests of the Company or any Company Subsidiary or (ii) obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. Except as set forth on Section 3.2(c) of the Company Disclosure Letter, since the close of business on December 31, 2008, the Company has not issued any shares of its capital stock or other Equity Interests (other than Company Options, Company Common Stock issued upon the exercise of Company Options, or Restricted Stock issued in the ordinary course of business consistent with past practice and shares issued pursuant to the ESPP).

(d) Except as set forth on Section 3.2(d) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other Equity Interests in the Company or any Company Subsidiary.

(e) Section 3.2(e) of the Company Disclosure Letter sets forth, for each Company Subsidiary, as applicable: (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof. The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries or as set forth on Section 3.2(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. Since the close of business on December 31, 2008, no Company Subsidiary has issued any shares of capital stock or other Equity Interests.

3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Company Shareholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Company Shareholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited (i) by applicable bankruptcy, insolvency, moratorium and other similar Laws, now or hereinafter in effect, affecting creditors’ rights generally and (ii) by general principles of equity.

(b) The Company and its shareholders have taken all appropriate action, if any, so that the restrictions contained in Section 1701.831 and Sections 1701.01(Y) through 1701.01(CC) of the OGCL, relating to control share acquisitions will not apply with respect to or as a result of the execution of this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby or thereby, including the Merger, without any further action on the part of the Company’s shareholders or the Company Board. A true and complete copy of the Company’s Second Amended and Restated Code of Regulations has been previously provided to Parent.

3.4 No Conflict.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of the Company Articles or Company Code of Regulations or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) except as set forth on Section 3.4(c) to the Company Disclosure Letter, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract, Company Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected; other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not be reasonably expected to have a Company Material Adverse Effect.

3.5 Required Filings and Consents.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the OGCL, (b) the Company Shareholder Approval, (c) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (d) filings with the SEC or any state Blue Sky Laws as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (e) such filings as may be required under the rules and regulations of NASDAQ, and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Permits; Compliance With Law.

(a) The Company and the Company Subsidiary hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity material for the Company and the Company Subsidiary to carry on and operate their businesses as currently conducted (the “Company Permits”). Section 3.6(a) of the Company Disclosure Letter contains a true and complete list of the Company Permits. The Company and the Company Subsidiary possess or have applied for all Company Permits to own, lease and operate its properties and assets, except for any Company Permits for which the failure to possess, obtain or hold would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect. The Company and each Company Subsidiary is in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, except where the failure to be in compliance with any Company Permits, or the failure of any Company Permits to be valid or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No suspension, modification, revocation or cancellation of any of the Company Permit is pending or, to the knowledge of the Company, threatened.

(b) Neither the Company nor any Company Subsidiary is or since December 31, 2008, has been in conflict with, default under or violation of, or is being or since December 31, 2008, has been investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.6(b) does not relate to matters with respect to Taxes, which are the Subject of Section 3.17, or matters with respect to Company Benefit Plans, which are the subject of Section 3.12.  There are no investigations or reviews by any Governmental Entity with respect to the Company or any Company Subsidiary pending or, to the Company’s knowledge, threatened, and no Governmental Entity has indicated an intention to conduct any such investigation or review, except for such investigations or reviews, the outcomes of which if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) Since December 31, 2007, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the consolidated Company Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture or partnership (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand, including any structured finance, special purpose or limited purpose entity or person) or any “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(b) Without limiting the generality of Section 3.7(a), (i) Battelle & Battelle LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

3.8 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to reasonably ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(b) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(c) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9 Brokers.  Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any shareholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger. The Company has heretofore made available to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Merger or any other transactions contemplated by this Agreement.

3.10 No Undisclosed Liabilities.  Except for those liabilities and obligations (a) specifically reserved against or provided for in the consolidated balance sheet of the Company as of December 31, 2008, or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2008, (c) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (d) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Merger, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, determined, determinable, fixed or contingent and whether or not required to be recorded or reflected on a balance sheet under GAAP.

3.11 Absence of Certain Changes or Events.  Since December 31, 2008, there has not been any Company Material Adverse Effect or any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Except in connection with the execution and performance of this Agreement and the consummation of the transactions contemplated hereby, and except as set forth on Section 3.11 of the Company Disclosure Letter:

(a) Since December 31, 2008, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) There has not been any action taken by the Company or any Company Subsidiary from December 31, 2008, through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of subparagraphs (a), (d), (e), (f), (g), (h), (m), (o), (r), (t), or (v) of Section 5.1.

3.12 Employee Benefit Plans and Employee Matters.  Except as otherwise set forth on Section 3.12 of the Company Disclosure Letter:

(a) Section 3.12(a) of the Company Disclosure Letter lists, with respect to the Company, any Company Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, and with respect to which there may be any obligation or liability, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee in excess of $10,000 (based on the amount outstanding as of the date of this Agreement; provided, however, with respect to loans to participants under the PECO II Profit Sharing Plan and Trust, any such loan amounts disclosed will be as of the amount outstanding on December 31, 2009), (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any Company Subsidiary of greater than $10,000 remain for the benefit of, or relating to, any former employee, consultant or non-employee director of the Company or any Company Subsidiary (all of the foregoing described in clauses (i), (iii), (iv), (v) and (vi), collectively, but excluding Foreign Plans, shall mean the “Company Employee Plans”).

(b) The Company has furnished to Parent a true, correct and complete copy of the current version of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, and summary plan descriptions). With respect to each Company Employee Plan which is subject to ERISA reporting requirements, the Company has provided to Parent true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also provided to Parent a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan intended to be a qualified plan under Section 401(a) of the Code, and, to the knowledge of the Company, nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. The Company has also provided to Parent all prospectuses prepared in connection with each Company Employee Plan. The Company has also provided to Parent a true, correct and complete copy of the following, if applicable, (i) the three most recent actuarial reports and financial statements, if any, relating to each Company Employee Plan, (ii) the three most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Employee Plan and (iii) all filings made with any Governmental Entity, including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so. Section 3.12(b) of the Company Disclosure Letter sets forth the total number of employees of the Company or any Company Subsidiary and any person subject to any health plan of the Company or any Company Subsidiary who have made medical claims through any such health plan during the 12 months preceding December 31, 2009, and for which the Company or such Company Subsidiary is responsible, with such total number broken down as follows: (i) medical claims for more than $25,000 but less than $100,000 in the aggregate, (ii) medical claims for $100,000 or greater but less than $250,000 in the aggregate, and (iii) medical claims for $250,000 or greater, in the aggregate.

(c) None of the Company Employee Plans promises or provides any post-employment, retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. In all material respects, each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each Company Subsidiary and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, any of the Company Employee Plans. Neither the Company nor any Company Subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. With respect to the Company Employee Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Employee Plans, ERISA, the Code or any other applicable Law. All contributions required to be made by the Company, any Company Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates in all material respects and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Effective Time, other than contributions accrued in the ordinary course of business, consistent with past practice, after the December 31, 2008 as a result of the operations of Company and the Company Subsidiaries after the December 31, 2008). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, the Company Subsidiaries and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor in all material respects. No Company Employee Plan is covered by, and neither the Company nor any Company Subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Merger Sub, the Surviving Corporation and/or any Company Subsidiary (other than with respect to the restrictions of Section 401(k) of the Code and ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d) With respect to each Company Employee Plan, each of the Company and each United States Company Subsidiary has complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including the COBRA provisions set forth in the American Recovery and Reinvestment Act of 2009 and any applicable proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Company Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Company Financial Statements. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees and normal and reasonable fair market value adjustments associated with the termination of benefit plans.

(f) Neither the Company nor any Company Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) Neither the Company nor any Company Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) Each compensation and benefit plan maintained or contributed to by the Company or any Company Subsidiary under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Section 3.12(h) of the Company Disclosure Letter. With respect to each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan, (ii) in all material respects all contributions to, and payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Effective Time, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the audited consolidated balance sheet of the Company as of December 31, 2008, (iii) the Company, each Company Subsidiary, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Laws, (v) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan, and (vii) except as required by applicable Laws, no condition exists that would prevent the Company or any Company Subsidiary from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the audited consolidated balance sheet of the Company as of December 31, 2008 and any normal and reasonable expenses typically incurred in a termination event). No Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

(i) Except as set forth in Section 3.12(i) of the Company Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any Person.

(j) Each of the Company and each Company Subsidiary is in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. In all material respects, each of the Company and each Company Subsidiary has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. In all material respects, the Company and each Company Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. In all material respects, neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company and/or any Company Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Company Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

(k) Section 3.12(k) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all severance Contracts and employment Contracts to which the Company and/or any Company Subsidiary has any liability or potential liability and is a party or by which the Company and/or any Company Subsidiary is bound. Neither Company nor any Company

Subsidiary has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the audited consolidated balance sheet of the Company as of December 31, 2008 and (ii) pursuant to Contracts entered into after the December 31, 2008 and disclosed on Section 3.12(k) of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with any labor organization, works council, employee representative, union or association, no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has any duty to bargain with any labor organization, works council, employee representative, union or association. There is no pending demand for recognition or any other request or demand from a labor organization, works council, employee representative, union or association for representative status with respect to any Person employed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has knowledge of any activities or proceedings of any labor organization, works council, employee representative, union or association, or to organize their respective employees. To the knowledge of the Company, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or threatened which may interfere with the respective business activities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company and each Company Subsidiary, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened. Except as set forth on Section 3.12(k) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary at the level of Vice President or higher has been dismissed in the last 12 month period.

(l) No employee of the Company or any Company Subsidiary is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. Except as set forth on Section 3.12(l) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary has given notice to the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or any Company Subsidiary. The employment of each of the employees of the Company or any Company Subsidiary is “at will” (except for non-U.S. employees of the Company or any Company Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and the Company and each Company Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Section 3.12(l) of the Company Disclosure Letter. As of the date hereof, the Company and each Company Subsidiary has not, and to the knowledge of Company or any Company Subsidiary, no other Person has, (i) entered into any Contract that obligates or purports to obligate Parent to make an offer of employment to any present or former employee or consultant of the Company or any Company Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or any Company Subsidiary of any terms or conditions of employment with Parent following the Effective Time.

(m) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Company Subsidiary or ERISA Affiliate to which the Company and/or any Company Subsidiary is a party or by which the Company and/or any Company Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Section 3.12(m) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Company Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date of this Agreement.

(n) Section 3.12(n) to the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any Company Subsidiary is a party. Each such nonqualified deferred compensation plan to which the Company or its Subsidiaries is a party complies in all material respects with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company has not in the last five years terminated and liquidated a non-qualified deferred compensation plan pursuant to Treasury Regulation 1.409A3(j)(4)(ix)(C). The Company is not a party to, or otherwise obligated under, any Company Employee Plan that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan or Contract that will or may result in any payment of deferred compensation which will not be in compliance with Section 409A of the Code

(o) The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and neither the Company nor Parent has incurred or will incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Options.

(p) The Company and each Company Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.

3.13 Contracts; Indebtedness.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories: (i) any agreement that limits the freedom of the Company, any Company Subsidiary or any of the Company’s current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals, (ii) any agreement that, after the Effective Time, would have the effect of limiting the freedom of Parent or any of its Subsidiaries or current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals, (iii) any joint venture or partnership agreement, (iv) any agreement with a supplier or a customer providing for annual payments or receipts in excess of $250,000 with a term in excess of one year, (v) any agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $100,000 in any one year period, (vi) any agreement that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary, (vii) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company of any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (viii) any acquisition agreement with a purchase price in excess of $100,000, and that contains “earn-out” provisions or other contingent payment obligations that are still effective as of the date of this Agreement, (ix) any divestiture agreement with a purchase price in excess of $100,000 within the last five years since the date of this Agreement, and that contains ongoing material indemnification obligations or other material obligations, (x) any material agreement or plan that will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the transactions contemplated by this Agreement, or will calculate the value of any of the benefits to any party on the basis of any of the transactions contemplated by this Agreement, (xi) any agreement relating to indebtedness for borrowed money or any financial guaranty, (xii) any material lease, sublease or other Contract with respect to the Leased Real Property (“Lease Agreements”), (xiii) any material license or Contract relating to the Material Intellectual Property, (xiv) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (xv) any other agreement which would prohibit or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement. Each Contract of the type described in this Section 3.12(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract have been provided by the Company to Parent, or publicly filed with the SEC.

(b) Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or except as set forth in Section 3.13(b) of the Disclosure Letter: (i) each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms; (ii) each Company Material Contract is in full force and effect and, upon consummation of the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence; (iii) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract; (iv) none of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound or affected; and (v) neither the Company nor any Company Subsidiary has received any notice from any other party to any such Company Material Contract, and otherwise has no knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.

(c) Section 3.13(c) of the Company Disclosure Letter sets forth all Indebtedness of the Company and its Subsidiaries as of the date hereof.

(d) B+W II, Inc., an Ohio corporation, (i) has no material non-cash or non-cash equivalent assets, (ii) has no material liabilities or material Indebtedness and (iii) is not party to any material Contract.

3.14 Litigation.

(a) Except as is set forth in Section 3.14(a) of the Company Disclosure Letter, there is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary that, individually or in the aggregate, if determined adversely to the Company or any Company Subsidiary has had or would reasonably be expected to have a Company Material Adverse Effect, or has resulted or would reasonably be expected to result in damages in excess of $100,000 or the imposition of an injunction, or challenges the validity or propriety of the Merger, or otherwise seeks to prevent or materially delay consummation of the Merger or performance by the Company of any of its material obligations under this Agreement.

(b) Neither the Company nor any Company Subsidiary is subject to any outstanding material order, writ, injunction, judgment, decree or arbitration ruling, award or other finding.

3.15 Environmental Matters.

(a) Each of the Company and the Company Subsidiaries (collectively, the “Inclusive Companies”), is now and for the past three (3) years has been in material compliance with all Environmental Laws and each has all Environmental Permits materially necessary for the conduct and operation of the Business as now being conducted, and all such Environmental Permits are in good standing.

(b) To the knowledge of the Company, there is not now and has not been any Hazardous Substances used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Inclusive Companies, or any property previously owned, leased or operated by the Inclusive Companies at the time the Inclusive Companies owned, leased or operated said property, except in material compliance with all applicable Environmental Laws.

(c) The Inclusive Companies have not received any notice of alleged, actual or potential responsibility or liability for, or any inquiry or investigation regarding, any release or threatened release of or exposure to any Hazardous Substances or alleged violation of, or non-compliance with, or liability under any Environmental Law, nor are the Inclusive Companies aware of any information which might form the basis of any such notice or claim.

(d) To the knowledge of the Company, there is no site to which the Inclusive Companies has transported or arranged for the transport of Hazardous Substances which is the subject of any environmental action or finding.

(e) Except as set forth on Section 3.15(e) of the Company Disclosure Letter, there is not now nor, to the knowledge of any of the Inclusive Companies, has there ever been, any underground or aboveground storage tank at any property currently owned, leased or operated by the Inclusive Companies or at any property previously owned, leased or operated by the Inclusive Companies at the time the Inclusive Companies owned, leased or operated said property.

(f) The Inclusive Companies have not released any other Person from claims or liability under any Environmental Law nor have waived any material rights concerning any claims under any Environmental Law.

(g) No Inclusive Company is an indemnitor in connection with any potential or actual claim for any liability or responsibility under any Environmental Law.

(h) The Inclusive Companies have not entered into or agreed to any consent order or decree, or Contract, or is subject to any judgment, settlement, order, or agreement relating to, compliance with, or liability under, any Environmental Law, Environmental Permit, or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substance.

(i) True and complete copies, in the Inclusive Companies’ possession or control, of all sampling results, environmental or safety audits or inspections, or other written reports concerning environmental, health or safety issues, pertaining to any current or former operations of the Inclusive Companies or property currently or formerly owned, leased or operated by the Inclusive Companies, have been provided to Parent.

(j) None of the Inclusive Companies has manufactured, sold or distributed any products containing asbestos or asbestos-containing materials and, except as set forth in Section 3.15(j) of the Company Disclosure Letter, none of the Inclusive Companies is subject to any claim, notice or demand alleging liability associated with exposure to asbestos or asbestos-containing materials or products.

3.16 Intellectual Property.

(a) General.  Section 3.16(a) of the Company Disclosure Letter sets forth the following registered Intellectual Property Rights owned by the Company (the “Registered Company Intellectual Property”) and each Company Subsidiary: (i) each patent and patent application, including the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof; (ii) each registered trademark, tradename or service mark, including the application serial number or registration number, for each country, province and state, and the class of goods covered, (iii) each material registered URL or domain name, including the registration date, any renewal date and name of registry; (iv) each registered mask work, including the registration number and date of registration; and (v) each registered copyrighted work, including the number and date of registration for each among country, province and state, in which a copyright application has been registered. True and complete copies of all applications filed and registrations (including all pending applications and application related documents) related to the Registered Company Intellectual Property listed on Section 3.16(a) of the Company Disclosure Letter have been provided or made available to Parent.

(b) Sufficiency.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the Intellectual Property Rights and Technology necessary for the conduct of the Business as presently conducted or proposed to be conducted, including the design, manufacture, license and sale of all products currently under development or in production (collectively, the “Material Intellectual Property”) are either owned by or licensed to the Company or the Company Subsidiary using such Intellectual Property Rights and Technology.

(c) Ownership.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary either owns all right, title and interest in and to the Material Intellectual Property, including the Intellectual Property Rights and Technology listed on Section 3.16(a) of the Company Disclosure Letter, free and clear of Liens (other than Permitted Liens), or has a valid and enforceable right or license to use all other Material Intellectual Property Rights, and any and all such licensed Material Intellectual Property (the “Licensed Material Intellectual Property”) will not cease to be valid and enforceable rights of the Company or any Company Subsidiary by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Except as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, without limiting the foregoing, the Material Intellectual Property other than the Licensed Material Intellectual Property (the “Owned Material Intellectual Property”) has been: (i) developed by employees of the Company or a Company Subsidiary, as the case may be, within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company or a Company Subsidiary pursuant to enforceable written agreements; or (iii) otherwise acquired by the Company or a Company Subsidiary from a third party who assigned all Intellectual Property Rights and Technology it has developed to the Company or such Company Subsidiary.

(d) Absence of Claims; Non-infringement.  (i) No proceedings, claims, or actions have been instituted or are pending against the Company or any Company Subsidiary, or, to the knowledge of the Company, are threatened, that challenge the right of the Company or any Company Subsidiary with respect to the use or ownership of the Material Intellectual Property; (ii) no interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity, or enforceability of any of the Owned Material Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged; (iii) to the knowledge of the Company, neither the Company’s or any Company Subsidiary’s past nor present use of the Material Intellectual Property, or conduct of the Business including the design, manufacture, license and sale of all products currently under development or in production, infringes upon or misappropriates, breaches or otherwise conflicts with the rights of any other Person; (iv) the Company has not received any notice alleging, and otherwise has no knowledge of, the invalidity of, or limitation on the Company’s or any Company Subsidiary’s right to use, any of the Material Intellectual Property, or the alleged infringement, misappropriation or breach of any rights of others by the Company or any Company Subsidiary; (v) no Person has notified the Company that it is claiming any ownership of or right to use any Owned Material Intellectual Property; (vi) the Owned Material Intellectual Property is not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity affecting the rights of the Company or any Company Subsidiary with respect thereto; and (vii) to the knowledge of the Company, no Person has interfered with, infringed upon or misappropriated any of the Owned Material Intellectual Property, or is currently doing so.

(e) Protection of Intellectual Property Rights.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the registrations and pending applications to governmental or regulatory bodies disclosed in Section 3.16(a) of the Company Disclosure Letter with respect to the Material Intellectual Property have been timely and duly filed, prosecution for such applications has been attended to, all maintenance and related fees have been paid (except as otherwise disclosed on Section 3.16(a) of the Company Disclosure Letter), and the Company and each Company Subsidiary has taken all other actions required to maintain their validity and effectiveness. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) the Company and each Company Subsidiary has taken all reasonable steps necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers in connection with its assets or the Business) to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to the Business, (y) no funding, facilities, or Personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Material Intellectual Property, and (z) neither the Company nor any Company Subsidiary has made any submission or suggestion to, and is not subject to any agreement with, standards bodies or other entities that would obligate the Company or any Company Subsidiary to grant licenses to or otherwise impair its control of the Owned Material Intellectual Property. To the knowledge of the Company, (i) there has been no misappropriation of any trade secrets or other material confidential Intellectual Property Rights or Technology used in connection with the Business by any Person; (ii) no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) no employee, independent contractor or agent of the Company or any Company Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of the Owned Material Intellectual Property.

(f) Software; Escrow.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any Software incorporated in the Company’s or the Company Subsidiaries’ products performs in all material respects free of any bugs, viruses, worms, trojan horses, or programming errors affecting its functionality. None of the Software is, in whole or in part, subject to the provisions of any “copyleft,” open source or quasi-open source license agreement, or any other agreement obligating the Company or any Company Subsidiary to make source code available to third parties or to publish source code. None of the Company or any Company Subsidiary has entered into any agreement requiring the Company or any Company Subsidiary to place the Software source code or other Technology in escrow so that a licensee might obtain access upon the occurrence of any release condition.

(g) Export Control.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company has obtained all approvals necessary for exporting the Company’s or the Company Subsidiaries’ products, including Software, outside the United States in accordance with all applicable United States export control regulations, and importing the products and Software into any country in which the products and Software are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

3.17 Tax Matters.

(a) Tax Returns.  The Company and each Company Subsidiary have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns). All such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by the Company and the Company Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Company Subsidiary have received any written notice or inquiry that has not been resolved that either of the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction where the Company or any Company Subsidiary has not or does not file Tax Returns.

(b) Payment of Taxes.  The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the dates of the Company Financial Statements, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Company Financial

Statements, and (ii) will not materially exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the most recent Company Financial Statement, neither the Company nor any of the Company Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business consistent with past practice or otherwise inconsistent with past custom and practice.

(c) Audits, Investigations or Claims.  No deficiencies for any material Taxes against any of the Company and the Company Subsidiaries have been claimed, proposed or assessed by any taxing authority or other Governmental Entity that have not been resolved. There are no current, pending, or scheduled audits, unresolved notices, assessments or other actions for or relating to any liability in respect of any material Taxes of the Company or any Company Subsidiary. The Company has delivered or made available to Parent true and complete copies of all federal and other material, state and local Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended December 31, 2006, 2007 and 2008, and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary or any predecessors since January 1, 2007. Neither the Company nor any of the Company Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Liens.  There are no Liens for Taxes other than Permitted Liens on any assets of any of the Company and the Company Subsidiaries.

(e) Tax Elections.  Neither the Company nor any Company Subsidiary (i) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of the Company or any Company Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, other than as set forth on Section 3.17(e) of the Company Disclosure Letter; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f) Tax Sharing Agreements.  There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company or any Company Subsidiary with any third party, that after the Effective Time would give rise to an indemnification obligation.

(g) Other Entity Liability.  None of the Company or any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company or any Company Subsidiary has any liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(h) No Withholding.  Each of the Company and the Company Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(i) USRPHC.  None of the Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) Partnerships, Single Member LLCs, CFCs and PHCs.  Neither the Company nor any Company Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, or (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law).

(k) Spin-Offs.  Neither the Company nor any Company Subsidiary has distributed the stock of any corporation in a transaction satisfying or intending to satisfy the requirements of Section 355 of the Code, and neither the stock of the Company nor the stock of any Company Subsidiary has been distributed in a transaction satisfying or intending to satisfy the requirements of Section 355 of the Code.

(l) Tax Shelters.  Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(m) Net Operating Losses.  To the knowledge of the Company, neither the Company nor any Company Subsidiary has undergone any ownership changes that would cause an annual limitation on the utilization of its net operating losses pursuant to Section 382 of the Code.

3.18 Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries, and (b) each of the insurance policies of the Company and the Company Subsidiaries (the “Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such insurance policies.

3.19 Properties and Assets.  The Company and the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned material assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all material assets and properties (in each case, tangible and intangible) necessary and desirable to permit the Company and the Company Subsidiaries to conduct their respective businesses in all material respects as currently conducted. The assets and properties (in each case, tangible or intangible) owned or used by the Company or the Company Subsidiaries are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

3.20 Real Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a true and complete list of all real property and interest in real property owned in fee by the Company or any Company Subsidiary (collectively, the “Owned Real Property”) and the address for each Owned Real Property. The Company or a Company Subsidiary, as the case may be, holds good, valid, legal and marketable fee title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens, and all buildings, structures, improvements and fixtures located on, under, over or within the Owned Real Property are in a state of good operating condition and are sufficient for the ordinary conduct of business, subject to reasonable wear and tear between the date hereof and the Effective Time.

(b) Section 3.20(b) of the Company Disclosure Letter sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments, modifications, side letters relating thereto and (iv) the current rent amounts payable by the Company or any Company Subsidiary related to each Leased Real Property. No Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Leased Real Property, other than Permitted Liens.

(c) The Owned Real Property and the Leased Real Property are referred to collectively herein as the “Real Property.” Each parcel of Real Property is in material compliance with all existing Laws applicable to such Real Property. Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the knowledge of the Company, there are no such proceedings threatened, affecting any portion of the Real Property and neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Real Property.

3.21 Opinion of Financial Advisor.  The Company Board has received the written opinion (the “Fairness Opinion”) of Western Reserve Partners LLC (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view. The Company shall provide a true and complete signed copy of such opinion to Parent solely for information purposes as soon as practicable after the date of this Agreement.

3.22 Information in the Proxy Statement.  The Proxy Statement (and any amendment thereof or supplement thereto), at the date mailed to the Company’s shareholders and at the time of any meeting of the Company’s shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws.

3.23 Required Vote.  The affirmative vote of the holders of shares representing a majority of the outstanding shares of the Company Common Stock to adopt this Agreement and the Merger (the “Company Shareholder Approval”) is the only vote required, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company to adopt this Agreement and the transactions contemplated hereby, including the Merger.

3.24 Related Party Transactions.  Except as set forth in Section 3.24 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any material Contract or transaction with, any holder of 5% or more of the Company Common Stock or any director, officer, employee or affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, in each case, that is the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, and except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

3.25 Customers.  Section 3.25 of the Company Disclosure Letter sets forth a true and complete list of the names of the Company’s and the Company Subsidiaries’ then ten (10) largest customers (based on sales) for the nine-month period ended September 30, 2009 and for the fiscal year ended December 31, 2008 showing the approximate aggregate total sales in dollars by the Company or Company Subsidiary to each such customer during each such period. None of the customers listed in Section 3.25 of the Company Disclosure Letter has advised the Company or any Company Subsidiary in writing or, to the knowledge of the Company, verbally, that it has ceased, or will cease, to use the Company’s products, equipment, goods or services, or has substantially reduced, or will substantially reduce, the use of such products, equipment, good or services at any time.

3.26 Suppliers.  Section 3.26 of the Company Disclosure Letter sets forth a true and complete list of the names of the Company’s and the Company Subsidiaries’ then five (5) largest suppliers (based on dollar value of suppliers) for the nine-month period ended September 30, 2009, and for the fiscal year ended December 31, 2008, showing the approximate aggregate total purchases in dollars by the Company or Company Subsidiary from each such supplier during each such period. None of the suppliers listed in Section 3.26 of the Company Disclosure Letter has advised the Company or any Company Subsidiary in writing or, to the knowledge of the Company, verbally, that it will not sell raw materials, supplies, merchandise and other goods or provide services to the Company or such Company Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases. Neither the Company nor any Company Subsidiary has a customer or supplier relationship with, or is a party to any Contract with, any Person (a) organized or domiciled in or that is a citizen of Burma/Myanmar, Cuba, Iran, North Korea, Sudan or Syria (including any Governmental Authority within any such country) or (b) that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls in the United States Department of the Treasury, or in the Annexes to the United States Executive Order 13224 — Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Disclosure Letter delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), which identifies items of disclosure by reference to a particular Section or subsection of this Agreement, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporation action, and no other corporate proceedings on the part of Parent or Merger Sub and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

4.3 No Conflict.  None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the articles of incorporation or code of regulations of Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets; or (c) except as set forth on Section 4.3 of the Parent Disclosure Letter, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, Merger Sub or any Parent Subsidiary pursuant to, any Contract, permit or other instrument or obligation to which Parent, Merger Sub or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Required Filings and Consents.  None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger and articles of incorporation, as amended, of the Surviving Corporation as required by the OGCL, (b) compliance with the applicable requirements of the Exchange Act, (c) compliance with the applicable requirements of the Securities Act, (d) compliance with any applicable foreign or state securities or Blue Sky Laws, (e) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (f) such filings as may be required under the rules and regulations of NASDAQ and (g) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not has and would not reasonably be expected to have a Parent Material Adverse Effect.

4.5 Litigation.  There is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub, or any executive officer or director of Parent or Merger Sub, that, individually or in the aggregate, challenges the validity or propriety of the Merger, or otherwise seeks to prevent or materially delay consummation of the Merger or performance by Parent and Merger Sub of their material obligations under this Agreement.

4.6 Information in the Proxy Statement.  The information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s shareholders and at the time of the meeting of the Company’s shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.7 Sufficient Funds.  Parent and Merger Sub will have all of the funds available as and when needed that are necessary to consummate the Merger and to perform their respective obligations under this Agreement.

4.8 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Effective Time have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.9 Brokers.  Except for The Gores Group, LLC, the fees and expenses of which shall be paid by Parent or Merger Sub, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.10 Parent Balance Sheet; Debt.  Parent has delivered to the Company a copy of Parent’s balance sheet, dated as of September 30, 2009 (“Parent Balance Sheet”), which is attached in Section 4.10 of the Parent

Disclosure Letter. Parent Balance Sheet (i) was prepared in accordance with the books and records of Parent; (ii) is true and correct in all material respects; (iii) fairly and accurately presents in all material respects the financial position of Parent as of the date thereof. As of the date of Parent Balance Sheet, Parent was not liable for or obligated with respect to any material debt (including the debt of Parent’s affiliates) other than as reflected on Parent Balance Sheet. Since the date of the Parent Balance Sheet through the date hereof, there has been no material diminution in the value of the assets of Parent nor has their been a material increase in the outstanding debt of Parent, in either case which would materially adversely effect the ability of Parent to consummate the transactions contemplated hereby.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing.  The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly permitted by any other provision of this Agreement (and Section 5.1 of the Company Disclosure Letter) or as required to comply with applicable Law, unless Parent shall otherwise agree in writing (which shall not be unreasonably withheld), the Company will, and will cause each Company Subsidiary to, (a) conduct its operations only in the ordinary and usual course of business consistent with past practice, (b) use commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and each Company Subsidiary and preserve the goodwill and current relationships of the Company and each Company Subsidiary with customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations, (c) preserve intact its business organization, and (d) comply in all material respects with all applicable Laws. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Letter or as expressly permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its articles of incorporation or code of regulations or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company or any Company Subsidiary, other than the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof or pursuant to the ESPP in accordance with their terms;

(c) (i) sell, pledge, dispose of, transfer, lease (as lessor), license, guarantee or encumber (other than a Permitted Lien), or authorize the sale, pledge, disposition, transfer, lease (as lessor), license, guarantee or encumbrance of (other than a Permitted Lien), any material property or assets (including Intellectual Property Rights and Technology) of the Company or any Company Subsidiary, except (A) pursuant to existing contracts or commitments or the sale, lease, purchase or other disposition of goods in the ordinary course of business consistent with past practice, (B) in connection with liens granted to secure Indebtedness permitted to be incurred pursuant to Section 5.1(h), and (C) sales, lease or other dispositions of assets other than in the ordinary course of business having a fair market value not in excess of $50,000 in the aggregate; or (ii) enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities;

(f) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(g) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof, except as permitted by Section 5.1(i);

(h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except for borrowings under the Company’s existing credit facilities for working capital purposes in the ordinary course of business consistent with past practice (or any refinancing of such existing credit facilities so long as such refinancing does not result in aggregate Indebtedness greater than that outstanding as of the date of such refinancing or other terms less favorable to the Company than the existing credit facilities);

(i) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary) in excess of $10,000 in the aggregate;

(j) terminate, cancel, renew, or request or agree to any material change in or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract;

(k) make or authorize any capital expenditure (i) in the aggregate (together with all previous capital expenditures) in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof or (ii) individually in excess of $25,000;

(l) (i) increase the compensation or benefits payable or to become payable to its directors, officers, employees or consultants (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees (other than officers) of the Company or any Company Subsidiary); (ii) grant any rights to severance or termination pay to, or enter into any employment, change in control, retention, severance or similar agreement with, any current or former director, officer, consultant or employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, consulting, employment, change in control, retention, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant; (iii) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; or (iv) terminate the employment (other than for cause), change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Company Subsidiary;

(m) forgive any loans to directors, officers, employees or any of their respective affiliates;

(n) (i) pre-pay any long-term debt; (ii) waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms; (iii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; (iv) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice; or (v) vary its inventory practices in any material respect from past practices;

(o) make any change in accounting policies, practices, principles, methods or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company, other than as required by GAAP or by a Governmental Entity; provided, that the Company shall promptly notify Parent in the event of any material change in accounting policies, practice, principles, methods or procedures;

(p) waive, release, assign, settle or compromise any material claims;

(q) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $25,000 individually or $100,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary;

(r) make or change any material tax election or settle or compromise any material liability for Taxes, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(s) write up, write down or write off the book value of any assets, in the aggregate, in excess of $25,000 except in accordance with GAAP consistently applied;

(t) take any action (i) to make the Company subject (A) to the provisions of Section 1701.831 of the OGCL or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or any action taken thereby, or (ii) to opt out of or cause the restrictions contained in Section 1704 of the OGCL to not apply to the Company or its shareholders;

(u) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied;

(v) convene any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than a shareholder meeting to adopt this Agreement and the Merger (if such a meeting is required by applicable Law);

(w) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries as are currently in effect;

(x) spend, or commit to spend, more than $25,000 on any information technology products or services; or

(y) authorize any of, enter into any Contract to do any of, or otherwise make any commitment to do any of, the foregoing.

5.2 Cooperation.  The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any material Contracts of the Company, in connection with the Merger or the other transactions contemplated by this Agreement, and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Proxy Statement or any Other Filings.

5.3 Access to Information; Confidentiality.  Except as prohibited by applicable Law, the Company shall, and shall cause each Company Subsidiary to afford to Parent and its directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”), reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books and records (including Tax Returns), contracts, commitments, personnel and records, and to those employees of the Company to whom Parent reasonably requests access, but to the extent that such access does not unreasonably interfere with the business or operations of the Company and the Company Subsidiaries and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party, or (ii) any document or information to the extent that the disclosure thereof would result in the loss of attorney-client privilege. If any material is withheld by the Company or a Company Subsidiary pursuant to the proviso to the preceding sentence, such party shall inform Parent as to the general nature of what is being withheld. The Company will permit Parent and its Representatives, on reasonable advance notice, to perform customary environmental inspections at and of the Owned Real Property and the Leased Property of the Company and the Company Subsidiaries. Parent and the Company shall form a transitional working group, comprised of the persons set forth on Section 5.3 of the Company Disclosure Letter, which shall meet at the reasonable request of Parent (which shall be no more frequently than weekly without the Company’s consent, not to be unreasonably withheld) prior to the Closing to discuss transitional planning matters relating to the Company. As part of such meetings, subject to the requirements of applicable Law, Parent shall be permitted to inquire as to, and management of the Company shall undertake commercially reasonable efforts to respond with respect to, all material matters relating to the Company, including the financial and operating results, conditions, plans and prospects of the Company. No investigation conducted pursuant to this Section 5.3 shall affect or be deemed to modify or limit any representation or warranty made by the Company in this Agreement. All information exchanged pursuant to this Section 5.3 shall be subject to the Confidentiality Agreement.

5.4 No Solicitation of Transactions.

(a) Subject to Section 5.4(b), from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries and the Company Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, (iii) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, or otherwise make any statement or proposal inconsistent with, the Company Board Recommendation, (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (v) resolve, propose or agree to do any of the foregoing (any action or failure to act set forth in the foregoing clauses (ii), (iii) or (v) (to the extent related to the foregoing clauses (ii) or (iii)), a “Change of Board Recommendation”). The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, the Company Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any Company Subsidiary to such Person.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date hereof and prior to the obtaining Company Shareholder Approval (the “Acceptance Time”) (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) the Company has not breached this Section 5.4, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would be reasonably likely to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that failing to take such action is reasonably likely to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the Person (and its Representatives) making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person (and its Representatives) making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow the Company Subsidiaries and the Company Representatives to, disclose any information to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any information concerning the Company or the Company Subsidiaries provided to such other Person which was not previously provided to Parent.

(c) The Company shall promptly (and in any event within 48 hours) notify Parent in the event that the Company, any Company Subsidiary or any Company Representative receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall notify Parent promptly (and in any event within 48 hours) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event at Parent’s request and otherwise no later than 48 hours after the occurrence of any changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.4(b).  The Company shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of the Company Subsidiaries is party to any agreement, that prohibits the Company from providing such information to Parent. The Company shall not, and shall cause each Company Subsidiary not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which the Company or any Company Subsidiary is a party, and the Company shall, and shall cause the Company Subsidiaries to, enforce the provisions of any such agreement; provided, however, that the Company may grant a limited waiver of a standstill agreement solely to permit an Acquisition Proposal to be made if it determines in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of the Company Board to the shareholders of the Company under applicable Law.

(d) Notwithstanding anything to the contrary contained in Section 5.4(a), if the Company receives an Acquisition Proposal which the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent (including pursuant to clause (ii) below), the Company Board may at any time prior to the Acceptance Time, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the shareholders of the Company under applicable Law, effect a Change of Board Recommendation with respect to such Superior Proposal; provided, however, that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause unless (A) the Company shall not have breached this Section 5.4 and (B):

(i) the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii) prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(d) with respect to such new written notice.

(e) The Company agrees that any violation of the restrictions set forth in this Section 5.4 by any of the Company Representatives shall be deemed to be a material breach of this Agreement (including this Section 5.4) by the Company.

(f) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with its financial advisors and outside legal counsel, failure so to disclose would be inconsistent with applicable Law, it being understood, however, that such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Board Recommendation unless the Board concurrently expressly and publicly reconfirms the Company Board Recommendation and expressly rejects any applicable Acquisition Agreement; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.4(a).

5.5 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including without limitation the Merger, and (iii) as promptly as reasonably practicable, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, and (B) any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with (x) preparing and filing the Proxy Statement and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.5(b), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.

(c) Without limiting the generality of anything contained in this Section 5.5, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(e) Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity, neither Parent nor the Company (nor any of their respective Subsidiaries or affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or affiliates. For the avoidance of doubt, nothing contained in this Agreement shall restrict Parent from developing, soliciting, considering, communicating, exchanging or furnishing information, negotiating, disclosing, entering into or consummating potential or definitive strategic transactions through both internally generated and third-party proposals.

5.6 Certain Notices.  From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.7 Public Announcements.  Except with respect to a Board Recommendation Change, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and Merger Sub agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

5.8 Company Options.  Following the date hereof, the Company shall take, or cause to be taken, any and all actions necessary to terminate or cancel (as the case may be), effective immediately prior to the Effective Time, all of the Company Options (whether or not then exercisable or vested) under the Company Stock Option Plans without any liability to the Company following the Closing Date or any liability to Parent and any of its affiliates (in each case, as determined by Parent, and except as specifically provided for in this Agreement), in accordance with the terms of such plans and the agreements entered into thereunder, and subject to Section 2.4(a).  Following the date hereof, the Company shall also provide to Parent evidence acceptable to Parent of all such terminations or cancellations (as applicable) and shall take any and all other actions in furtherance of terminating such Company Options as Parent may require.

5.9 Indemnification of Directors and Officers.

(a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Articles, the Company Code of Regulations and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees of the Company arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary occurring at or prior to the Effective Time. The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claims, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures set forth in the Company Articles, the Company Code of Regulations and indemnification agreements, if any, in existence on the date of this Agreement; provided, however, that the director, officer or employee of the Company to whom expenses are advanced undertakes to repay such advanced expenses to the Surviving Corporation within five (5) Business Days if it is ultimately determined that such director, officer or employee is not entitled to indemnification pursuant to this Section 5.9(a).

(b) For a period of six (6) years from and after the Effective Time, the articles of incorporation and code of regulations of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Articles and the Company Code of Regulations. The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) For six (6) years from and after the Effective Time, the Surviving Corporation shall maintain, with a reputable insurance company rated at least equally to the Company’s existing policy, for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O

Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately as set forth on Section 5.9(c) of the Company Disclosure Letter. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder. Parent and Surviving Corporation shall be entitled to satisfy their obligations under this Section 5.9(c) by purchasing an extended reporting period “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has a term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers insurance policy in effect as of the date hereof, and (iii) contains terms and conditions (including coverage amounts) which are no less advantageous than those contained in the terms and conditions of the Company’s directors’ and officers’ insurance policies in effect as of the date hereof; provided, however, that Parent and Surviving Corporation shall not be required to pay an amount in excess of 200% of the last annual premium paid prior to the date of this Agreement for such extended reporting “tail” policy.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e) The obligations under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 5.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

5.10 State Takeover Laws.

If any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger, or the Voting Agreement or any other transaction contemplated by this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

5.11 Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares or Company Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

5.12 Termination of Benefit Plans.  Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Company Employee Plans that are intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than three (3) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Parent. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than ten (10) Business Days prior to the Closing Date. If, after the performance of any or all transactions contemplated by this Agreement the Company group health plan is terminated or modified so that coverage in eliminated, Parent or Merger Sub shall be responsible for providing contribution coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of the Company who terminated employment on or before such date and to all persons who are considered “M&A qualified beneficiaries” as defined under Treas. Reg. Section 54.4980B-9 in connection with this transaction.

5.13 Stockholder Litigation.  To the extent permitted by applicable Law, in the event that any shareholder litigation relating to the transactions contemplated by this Agreement is brought or, to the knowledge of the Company, threatened against the Company or any members of the Company Board prior to the Effective Time, the Company shall promptly notify Parent and keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or any members of the Company Board relating to the transaction contemplated by this Agreement, at Parent’s cost. Notwithstanding anything herein to the contrary, the Company shall not give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or any members of the Company Board relating to the transactions contemplated by this Agreement to the extent that it would require the Company to disclose information subject to attorney-client privilege, unless and until Parent and the Company shall have entered into a joint defense agreement with respect thereto, reasonably acceptable to both parties. The Company agrees to use commercially reasonable efforts to enter into such joint defense agreement with Parent, if requested by Parent. The Company shall not agree to any settlement of any stockholder litigation for an amount in excess of $100,000 individually or $200,000 in the aggregate without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.14 Cooperation with Financing.  The Company shall provide, shall cause the Company Subsidiaries to provide and shall use its reasonable best efforts to cause its and their Representatives to provide, such reasonable cooperation in connection with the arrangement of any debt financing as may be reasonably requested by Parent, including (a) participation in meetings, presentations, drafting sessions, and due diligence sessions, (b) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent to consummate such debt financing, (c) cooperating with the marketing efforts of Parent and its financing sources for any portion of such debt financing, (d) reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables and (e) using reasonable best efforts to obtain legal opinions, surveys, certificates and title insurance as reasonably requested by Parent; provided, however, that nothing contained in this Section 5.14 shall act as an exception to the representation of each of Parent and Merger Sub contained in Section 4.10 or serve as a condition to the obligations of Parent and Merger Sub to effect the Merger pursuant to the terms of this Agreement.

5.15 Powers of Attorney.  Any powers of attorney or other authorizations that grant to any person the authority to represent the Company or any Company Subsidiary in connection with any Tax matter shall be revoked as of the Closing Date.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a) Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints.  No Order or Law shall have been entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

6.2 Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in Sections 3.2, 3.3 and 3.23 shall be true and correct in all respects (except in the case of Section 3.2, for which any inaccuracies are de minimis in the aggregate) at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of such time (or, if made as of a specific date, at and as of such date). Each of the other representations and warranties of the Company contained in Article 3 of this Agreement shall be true and correct as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except where the failure of such representations and warranties to be so true and correct as of the Closing Date (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Company Options.  All Company Options (whether or not then exercisable or vested) under the Company Stock Option Plans shall have been terminated or cancelled, as the case may be, effective immediately prior to the Effective Time or earlier, without any liability to the Company following the Closing Date or any liability to Parent and any of its affiliates (except as specifically provided for in this Agreement), in accordance with the terms of such plans and the agreements entered into thereunder. The Company shall have provided to Parent evidence reasonably acceptable to Parent of all such terminations or cancellations, as applicable.

(d) Officer’s Certificate.  The Company shall have furnished Parent with a certificate dated the date of the consummation of the Merger signed on its behalf by an executive officer to the effect that the conditions set forth in Section 6.2(a), (b) and (c) have been satisfied.

(e) No Company Material Adverse Effect.  No circumstance, effect, event or change shall have occurred prior to the Effective Time that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(f) FIRPTA Certificate.  The Company shall have delivered to Parent a certificate, dated not more than thirty (30) days prior to the Closing Date, in accordance with Code Section 1445(b)(3) and Treasury Regulation Section 1.1445-2(c), which statement certifies that the Company is not, and has not been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and sets forth the Company’s name, taxpayer identification number and address.

6.3 Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Effective Time (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements to be performed or complied with by it at or prior to the Effective Time.

(c) Officer’s Certificate.  Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 6.3(a) and (b) have been satisfied.

6.4 Frustration of Closing Conditions.  Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied to excuse it from its obligations hereunder if such failure was primarily caused by such party’s failure to comply with its obligations to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.2.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the shareholders of the Company:

(a) by mutual written consent of Parent and the Company, by action of their respective Boards of Directors or similar governing body;

(b) by either the Company or Parent, if the Merger shall not have been consummated prior to July 19, 2010 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c) by either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the party seeking to terminate this Agreement shall have used reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5);

(d) by either Parent or the Company, if at a duly held shareholders meeting to obtain Company Shareholder Approval, as such may be adjourned or postponed, the Company Shareholder Approval is not obtained;

(e) by Parent if (i) the Company Board shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation, (ii) the Company Board shall have failed to reconfirm the Company Board Recommendation after receiving a written request from Parent to do so on or before the earlier of (x) ten (10) Business Days after receiving such request and (y) two (2) Business Days prior to the Shareholder Meeting, (iii) the Company Board shall have determined to recommend to the shareholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal, (iv) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend within ten (10) Business Days that the shareholders of the Company not tender their shares in such tender or exchange offer or (v) the Company shall have initiated a Notice Period pursuant to Section 5.4(d)(i);

(f) By the Company, if the Company Board determines to accept a Superior Proposal, but only if the Company shall have complied in all respects with its obligations under Section 5.4 with respect to such Superior Proposal (and any Acquisition Proposal that was a precursor thereto) and is otherwise permitted to accept such Superior Proposal pursuant to Section 5.4(d); provided, however, that the Company shall simultaneously with such termination pay the Breakup Fee to Parent;

(g) By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within twenty (20) Business Days after written notice thereof or if (i)(A) there shall be breached any covenant or agreement on the part of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement, (B) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (C) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement that is not so qualified shall have become untrue in any material respect, (ii) such breach or misrepresentation is not cured, as applicable, within twenty (20) Business Days after written notice thereof in the case of a breach or misrepresentation of a representation or warranty or ten (10) calendar days after written notice thereof in the case of a breach of a covenant and (iii) such breach of misrepresentation would cause the conditions set forth in Section 6.1(a), Section 6.2(a) or Section 6.2(b) not to be satisfied (a “Terminating Company Breach”); or

(h) By the Company, if (i)(A) Parent has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement, (B) any representation or warranty of Parent or Merger Sub that is qualified as to materiality or Material Adverse Effect shall have become untrue or (C) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, (ii) such breach or misrepresentation is not cured within 10 days after written notice thereof and (iii) such breach or misrepresentation would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied (a “Terminating Parent Breach”).

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except (i) with respect to Section 5.3 (last sentence only), Section 5.7, this Section 7.2 and Article 8, which provisions shall survive such termination, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f), then the Company shall pay to Parent simultaneously with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, $1,100,000 (the “Breakup Fee”). In the event that (i) an Acquisition Proposal has been made to the Company or shall have been made directly to the stockholders of the Company generally (and not subsequently withdrawn) by any person (other than Parent or any of its affiliates), (ii) thereafter this Agreement is terminated (A) pursuant to Section 7.1(d), or (B) pursuant to Section 7.1(b) (but only if the Shareholder Meeting has not been held by the date that is prior to the date of such termination) and (iii) within twelve (12) months after such termination the Company or any Company Subsidiary enters into a definitive agreement with respect to any Acquisition Proposal (other than with Parent or its affiliates), or any Acquisition Proposal shall have been consummated (other than with Parent or its affiliates, and in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or disclosed) (it being understood that for purposes of this Section 7.2(b), all references in the definition of Acquisition Proposal to 20% shall be deemed to be references to “more than 50%” instead), then the Company shall pay to Parent the Breakup Fee within two (2) Business Days of the first to occur of the events set forth in subsection (iii) of this sentence.

(c) All payments under Section 7.2(b) shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(d) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Breakup Fee, as the case may be, is payable.

7.3 Amendment.  Subject to Section 1.4(c), this Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Acceptance Time, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any uncured inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after the Acceptance Time, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2 Fees and Expenses.  Subject to Section 7.2 hereof, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same, whether or not the Merger is consummated. For the avoidance of doubt, the Merger Consideration shall in no way be adjusted by or subject to the fees and expenses of the parties.

8.3 Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the third Business Day after dispatch by registered or certified mail, or (c) on the next Business Day if transmitted by national overnight courier:

If to Parent or Merger Sub, addressed to it at:

c/o The Gores Group, LLC
10877 Wilshire Blvd., 18th Floor
Los Angeles, CA 90024
Attention: Fund General Counsel
Facsimile No: (310) 443-2149

with a copy to (for information purposes only):

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: Paul F. Sheridan, Jr., Esq.
Facsimile No.: (202) 637-2201

If to the Company, addressed to it at:

PECO II, Inc.
1376 State Route 598
Galion, Ohio 44833
Attention: John G. Heindel, Chief Executive Officer
Facsimile No.: (419) 468-9164

with a copy to (for information purposes only):

Porter, Wright, Morris & Arthur LLP
41 S. High St., Suite 2800
Columbus, Ohio 43215
Attention: Curtis A. Loveland, Esq.
Jeremy D. Siegfried, Esq.
Facsimile No.: (614) 227-2181

8.4 Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Acquisition Proposal” means any offer or proposal from any person or group (other than Parent or Merger Sub) concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company or any Company Subsidiary, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or any Company Subsidiary representing 20% or more of the consolidated assets, revenues or net income of the Company and the Company Subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 20% or more of the voting power of the Company, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 20% or more of the voting power of the Company or (e) any combination of the foregoing (in each case, other than the Merger).

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities or “blue sky” law.

“Business” means the business conducted by the Company or the Company Subsidiaries in the design, development, research, manufacture, supply, distribution, sale, installation, support and maintenance of power systems, power distribution equipment and systems integration products.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company Material Adverse Effect” means any change, event, development, occurrence or effect (any such item, an “‘Effect”) that (a) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents the consummation of the Merger or performance by the Company of any of its material obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any Effect generally affecting the economy, financial or securities markets or political or regulatory conditions, or that are the result of acts of war or terrorism, to the extent such changes do not adversely affect the Company or the Company Subsidiaries in a disproportionate manner; (ii) any Effect generally affecting the industries in which the Company and the Company Subsidiaries operate, to the extent such changes do not adversely affect the Company and the Company Subsidiaries in a disproportionate manner relative to other participants in such industries; (iii) actions or omissions of the Company or any Company Subsidiaries taken with the prior written consent of Parent; (iv) any change in the price or trading volume of the company Common Stock in and of itself (it being understood that the Effects underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect); (v) any failure by the Company to meet any published projections, forecasts or revenue or earnings predictions (it being understood that the Effects giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (vi) changes in Law or GAAP or the adoption of financial accounting standards by the Financial Accounting Standards Board; (vii) any Effect that is or will be the result of the announcement, pendency, or consummation of the Merger and the other transactions contemplated by this Agreement, or the identity of Parent as the acquiror of the Company (and not principally the result of any other Effects)) or (viii) as set forth on Section 8.4 of the Company Disclosure Letter; and provided, further, that the parties agree that the occurrence of any event described on Section 8.4 of the Company Disclosure Letter shall be considered to be a Company Material Adverse Effect.

“Confidentiality Agreement” means that certain letter agreement dated November 18, 2009, by and among the Company, The Gores Group, LLC and Lineage Power Holdings, Inc.

“Contracts” means any of the agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees, and exposure or alleged exposure to Hazardous Substances; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and any solicitation of shareholder approvals and all other matters related to the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, silica, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Indebtedness” means (a) any indebtedness of the Company or any Company Subsidiary for borrowed money incurred on or prior to the Closing Date (including the aggregate principal amount thereof, the aggregate amount of accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof), (b) obligations of the Company or any Company Subsidiary evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations of the Company or any Company Subsidiary under capitalized leases, (d) obligations of the Company or any Company Subsidiary under conditional sale, title, retention or similar agreements or arrangements creating any obligations of the Company or any Company Subsidiary with respect to the deferred purchase price of property, (e) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements, and (f) all obligations of any of the Company or any Company Subsidiary to guarantee any of the foregoing types of obligations on behalf of any person other than the Company or any Company Subsidiary.

“Intellectual Property Rights” means all (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (f) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (g) URL and domain name registrations, (h) inventions (whether or not patentable) and improvements thereto, (i) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, and (j) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“IRS” means the United States Internal Revenue Service.

“knowledge” of a Person means the actual knowledge after reasonable investigation of the individuals identified in Section 8.4 of the Company Disclosure Letter.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“on a fully diluted basis” means, as of any date, (a) the number of Shares outstanding, plus (b) the number of Shares the Company is then required to issue pursuant to options, rights or other obligations outstanding at such date under any employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including, without limitation, pursuant to the Company Stock Option Plans.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC in connection with the Special Meeting or the Merger, other than the Proxy Statement.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable, (b) Liens imposed by applicable Law, (c) easements, covenants, and rights of way (unrecorded and of record) and other similar restrictions of record that do not materially adversely affect the current use of the applicable property owned, leased or held for use by the Company or a Company Subsidiary; (d) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law; and (e) zoning, building or other similar restrictions that do not adversely affect in any material respect the use of applicable Company Property.

“‘Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to 20% shall be replaced by 50%) made by a third party which was not solicited by the Company, any Company Subsidiary, any Company Representative or any other Company affiliate and which, in the good faith judgment of the Company Board (after consultation with its financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal (including the financing terms thereof and the Person making such proposal), (a) if accepted, is reasonably likely to be consummated, and (b) if consummated would, based upon the advice of the Company’s financial advisor, result in a transaction that is more favorable to the Company’s shareholders, from a financial point of view, than the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent (including pursuant to Section 5.4(d)(ii)).

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means tangible embodiments of Intellectual Property Rights, whether in electronic, written, tangible or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, test vectors, IP cores, databases, lab notebooks, processes, prototypes, samples, studies, or other know-how and other works of authorship.

8.5 Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Acceptance Time”	Section 5.4(b)
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 5.4(d)(i)
“Breakup Fee”	Section 7.2(b)
“Capitalization Date”	Section 3.2(a)
“Certificate of Merger”	Section 1.3
“Certificates”	Section 2.2(b)
“Change of Board Recommendation”	Section 5.4(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 3.12(c)
“Company”	Preamble
“Company Articles”	Section 3.1(b)

“Company Benefit Plan”	Section 3.12(a)
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Code of Regulations”	Section 3.1(b)
“Company Common Stock”	Section 2.1(a)
“Company Disclosure Letter”	Article 3
“Company Employee Plans”	Section 3.12(a)
“Company Financial Advisor”	Section 3.21
“Company Financial Statements”	Section 3.7(a)
“Company Material Contract”	Section 3.13(a)
“Company Options”	Section 2.4(a)
“Company Permits”	Section 3.6(a)
“Company Preferred Stock”	Section 3.2(a)
“Company SEC Documents”	Section 3.7(a)
“Company Stock Option Plans”	Section 2.4(a)
“Company Shareholder Approval”	Section 3.23
“Company Subsidiary”	Section 3.1(a)
“D&O Insurance”	Section 5.9(c)
“Dissenting Shares”	Section 2.3
“Effective Time”	Section 1.3
“ERISA”	Section 3.12(a)
“ERISA Affiliate”	Section 3.12(a)
“ESPP”	Section 2.4(d)
“Exchange Act”	Section 3.5
“Exchange Fund”	Section 2.2(a)
“Fairness Opinion”	Section 3.21
“Filed Company SEC Documents”	Article 3
“Foreign Plan”	Section 3.12(h)
“Inclusive Companies”	Section 3.15(a)
“Insurance Policies”	Section 3.18
“Lease Agreements”	Section 3.13(a)
“Leased Real Property”	Section 3.20(b)
“Licensed Material Intellectual Property”	Section 3.16(c)
“Material Intellectual Property”	Section 3.16(b)
“Merger”	Section 1.1
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Merger Sub Common Stock”	Section 2.1(c)
“Minimum Condition”	Section 8.15
“Notice Period”	Section 5.4(d)(i)
“OGCL”	Section 1.1
“Option Payments”	Section 2.4(a)
“Outside Date”	Section 7.1(b)
“Owned Material Intellectual Property”	Section 3.16(c)
“Owned Real Property”	Section 3.20(a)
“Parent”	Preamble
“Parent Balance Sheet”	Section 4.10
“Parent Disclosure Letter”	Article 4
“Parent Subsidiary”	Section 4.3

“Paying Agent”	Section 2.2(a)
“Proxy Statement”	Section 1.7(a)
“Real Property”	Section 3.20(c)
“Registered Company Intellectual Property”	Section 3.16(a)
“Representatives”	Section 5.3
“Restraints”	Section 6.1(b)
“Restricted Stock”	Section 2.4(b)
“Sarbanes-Oxley Act”	Section 3.7(a)
“Securities Act”	Section 3.7(a)
“Section 16”	Section 5.11
“Share”	Section 2.1(a)
“Special Meeting”	Section 1.7(e)
“Surviving Corporation”	Section 1.1
“Tender Offer”	Section 8.15
“Tender Offeror”	Section 8.15
“Terminating Company Breach”	Section 7.1(g)
“Terminating Parent Breach”	Section 7.1(h)
“Voting Agreement”	Recitals
“WARN Act”	Section 3.12(p)

8.6 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement.  This Agreement (together with the Exhibits, Parent Disclosure Letter and Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment.  The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that Parent or Merger Sub may (a) assign any of their respective rights and obligations to any direct or indirect wholly-owned subsidiary of Parent or (b) collaterally assign its rights under this Agreement to any party providing debt financing to it, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

8.10 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the immediately preceding sentence, the Indemnified Persons as set forth in Section 5.9 of this Agreement are intended to be third-party beneficiaries of Section 5.9 of this Agreement and shall have the right to enforce such provision directly.

8.11 Mutual Drafting; Interpretation.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles, except to the extent the provisions of the OGCL are mandatorily applicable to the Merger.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any Delaware state court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement to enforce specifically the terms and provisions hereof in any Delaware state court or any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.15 Tender Offer.  (a) Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement or otherwise, after the commencement of a tender offer or exchange offer by a third party unaffiliated with Parent or Merger Sub that, if successful, would result in any Person or group becoming a beneficial owner of fifty percent (50%) or more of the issued and outstanding shares of Company Common Stock, Parent shall have the right, in its sole discretion, but not the obligation, to commence, or to cause Merger Sub or another one of its affiliates (such entity, the “Tender Offeror”) to commence, at any time after the date hereof, a cash tender offer for 100% of the issued and outstanding Shares at a purchase price per share, net to the holders thereof, equal or greater to the Merger Consideration (the “Tender Offer”); provided, that if Parent or the Tender Offeror elects to commence a Tender Offer (i) it shall be a condition to the obligation of the Tender Offeror to accept for payment and pay for Shares tendered in the Tender Offer that more than 50% of the outstanding Shares be tendered in the Tender Offer (such condition, the “Minimum Condition”), (ii) except for the Minimum Condition, the obligation of the Tender Offeror to accept for payment and pay for Shares tendered in the Tender Offer shall not be materially more conditional than the obligation of Parent and Merger Sub to consummate the Merger, (iii) following satisfaction of the conditions set forth in Article 4, Parent, Merger Sub and/or the Tender Offeror shall be obligated to consummate (x) the Merger or (y) a merger providing for cash consideration at least equal to the Merger Consideration and which shall otherwise be on terms and conditions no less favorable to the holders of Shares than the Merger, and (iv) the Tender Offer shall comply with all applicable Laws, including the Exchange Act and the rules, regulations and schedules promulgated thereunder. The parties hereto shall (a) negotiate in good faith and as expeditiously as practicable, any and all amendments, modifications or waivers of this Agreement and the Confidentiality Agreement necessary or appropriate to allow Parent or Tender Offeror to implement the Tender Offer, (b) make any and all amendments or modifications to the Proxy Statement or any Other Filings, (c) make any and all filings with or submissions to (and/or make any and all amendments or modifications to existing filings or submissions), and seek any and all consents, authorizations and permits from, any Governmental Entity necessary or appropriate in light of the Tender Offer, and (d) otherwise use commercially reasonable efforts to implement the provisions of this Section 8.15 and to ensure the Merger and the Tender Offer comply with all applicable Law and are consummated. For avoidance of doubt, to the extent requested by Parent or the Tender Offeror, the Company acknowledges that the representations and warranties set forth in the last sentence of Section 3.3(b) apply to the Tender Offer described in this Section 8.15.

8.16 Non-Recourse.  Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LINEAGE POWER HOLDINGS, INC.

By:	/s/ Craig A. Witsoe
Craig A. Witsoe
Chief Executive Officer

LINEAGE POWER OHIO MERGER SUB, INC.

By:	/s/ Craig A. Witsoe
Craig A. Witsoe
Chief Executive Officer

PECO II, INC.

By:	/s/ John G. Heindel
John G. Heindel
Chairman, President, Chief Executive Officer,
Chief Financial Officer and Treasurer

[Signature Page to Agreement and Plan of Merger]

Appendix B

February 17, 2010

PRIVATE AND CONFIDENTIAL

The Board of Directors
PECO II, Inc.
1376 State Route 598
Galion, OH 44833

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the Consideration (as defined below) to be received by the holders of the issued and outstanding common shares, without par value (the “Common Stock”), of PECO II, Inc., an Ohio corporation (“PECO”, or the “Company”), pursuant to the Agreement and Plan of Merger (the “Agreement”) by and among Lineage Power Holdings, Inc., a Delaware corporation (“Parent”), Lineage Power Ohio Merger Sub, Inc., an Ohio corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company.

Under the terms of the Agreement, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation of the Merger and become a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each issued and outstanding share of Common Stock (other than shares held in the treasury of the Company or owned of record by any Company subsidiary and all shares owned by Parent, Merger Sub or any of their respective wholly-owned subsidiaries, which will be cancelled with no payment being made with respect thereto, or shares owned by a shareholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures of Ohio law) will be converted into the right to receive $5.86 per share in cash, without interest (the “Consideration”). The Merger and related transactions contemplated by the Agreement are collectively hereinafter referred to as the “Transaction.” The specific terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Agreement, dated February 17, 2010, which we understand to be in substantially final form; (ii) certain publicly available information concerning the Company, including the Annual Report on Form 10-K of PECO for fiscal year 2008, and the Quarterly Reports on Form 10-Q of PECO for the first three fiscal quarters of 2009; (iii) certain other internal information, primarily financial in nature, including financial estimates for fiscal year 2009, financial projections for fiscal year 2010 and other projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analyses; (iv) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies’ securities; (v) certain publicly available information concerning the trading of, and the trading market for, the Common Stock; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. Additionally, we have visited the Company’s facilities in Galion, Ohio, met or had conversations and exchanged correspondence with certain officers and employees of PECO to discuss the business and prospects of the Company, as well as other matters we believe relevant to our inquiry, and considered such other data and information we judged necessary or appropriate to render our opinion.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of the Company, Parent and Merger Sub contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefore) provided to us and, with your consent, we have assumed that such projections were reasonably prepared and reflect the best currently available estimates and judgments of the Company. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based, and express no view as to such projections or assumptions. Also, we have not conducted an appraisal of any of the assets, properties or facilities of the Company.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the last draft that we have received. In addition, we have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained, all other conditions to the Transaction as set forth in the Agreement will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Agreement.

It should be noted that this opinion is based upon economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. Also, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration to be received by the holders of the Company’s Common Stock pursuant to the Agreement, and does not address the Company’s underlying business decision to effect the Transaction or any other terms of the Agreement. In that regard, we further express no opinion concerning the fairness of the amount or nature of any compensation to be paid to any of the officers, directors or employees of the Company, or to any class of such persons, relative to the compensation to be received by the holders of the Company’s Common Stock in connection with the Transaction. In addition, it should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

It is understood that this opinion was prepared solely for the use of the Board of Directors (the “Board”) of PECO in discharging its fiduciary duties in evaluating the proposed Transaction. This opinion may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent; provided, however, that we understand that this opinion, and a summary thereof which we will prepare, may be included in the Proxy Statement of the Company to be distributed to the holders of the Common Stock in connection with the Transaction.

Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any shareholders’ meeting held in connection with the Transaction. We have advised the Board that we do not believe that any person (including a shareholder of PECO) other than the directors has the legal right to rely on this opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of Western Reserve Partners LLC under the federal securities laws or on the rights and responsibilities of the Board under applicable law.

Western Reserve will receive a fee from PECO for our services related to the delivery of this opinion. Western Reserve has also served as a financial advisor to the Company in connection with the Transaction and will receive a fee from PECO for our services, a portion of which was paid upon our engagement as a retainer and a significant portion of which is contingent upon consummation of the Transaction. PECO has also agreed to indemnify us against certain liabilities, including liabilities under the federal securities laws.

This opinion has been approved by the Valuation and Fairness Opinion Committee of Western Reserve Partners LLC.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Western Reserve Partners LLC
Western Reserve Partners LLC

Appendix C

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of February 18, 2010, is made by and among the Green Family Trust U/A/D 03/16/1995 (the “Green Family Trust”), the Green Charitable Trust U/A/D 05/09/01 (the “Green Charitable Trust”), Matthew P. Smith, Linda H. Smith, Ashwood I, LLC (“Ashwood I”), and Ashwood II, LLC (“Ashwood II”) (each of the foregoing individually, a “Shareholder” and, collectively, the “Shareholders”), PECO II, Inc., an Ohio corporation (the “Company”), Lineage Power Holdings, Inc., a Delaware corporation (“Parent”) and Lineage Power Ohio Merger Sub, Inc., an Ohio corporation and wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently herewith, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each of the Shareholders beneficially owns and has (or upon exercise or exchange of a convertible security will have) the power to vote and dispose of the number of common shares of the Company, without par value (the “Common Stock”) set forth opposite such Shareholder’s name on Schedule A attached hereto (the “Owned Shares” and, together with any securities issued or exchanged with respect to such shares of Common Stock upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other similar change in the Company’s capital structure or securities of which such Shareholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the “Covered Shares”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, each of Parent and Merger Sub has required that the Shareholders agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholders have agreed, to enter into this Agreement with respect to (a) the Covered Shares and (b) certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

VOTING AGREEMENT

Section 1.1  Voting Agreement.  The Shareholders hereby agree, on a several but not joint basis, that during the Voting Period (defined below), at any meeting of the Shareholders of the Company, however called, or at any postponement or adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought, the Shareholders shall (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (b) vote (or cause to be voted) in person or by proxy the Covered Shares: (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement if a vote, consent or other approval (including by written consent) with respect to any of the foregoing is sought and (ii) against any (x) extraordinary corporate transaction (other than the Merger or the transactions with Parent and Merger Sub contemplated by the Merger Agreement, including, if applicable and requested by Parent or Merger Sub, a tender offer by one of them), such as a merger, consolidation, business combination, tender offer, exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger or the transactions with Parent and Merger Sub contemplated by the Merger Agreement) or any other Acquisition Proposal or (y) amendment of the Company’s articles of incorporation or code of regulations or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner reasonably be expected to impede, delay, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or result in a breach in any material respect of any representation, warranty, covenant or agreement of the Company under the Merger Agreement or change in any manner the voting rights of the Common Stock. For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 6.1 hereof.

Section 1.2  Acknowledgement.  The Shareholders hereby acknowledge receipt and review of a copy of the Merger Agreement.

Section 1.3  Proxy.

(a) EACH SHAREHOLDER, ON A SEVERAL BUT NOT JOINT BASIS, HEREBY GRANTS TO, AND APPOINTS, PARENT, THE PRESIDENT OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH SHAREHOLDER’S IRREVOCABLE (UNTIL THE VOTING AGREEMENT TERMINATION DATE (AS DEFINED BELOW), AT WHICH TIME SUCH PROXY SHALL BE AUTOMATICALLY REVOKED) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES IN ACCORDANCE WITH SECTION 1.1 HEREOF. EACH SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE VOTING AGREEMENT TERMINATION DATE, AT WHICH TIME SUCH PROXY SHALL BE AUTOMATICALLY REVOKED) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH SHAREHOLDER WITH RESPECT TO THE COVERED SHARES.

(b) The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents and affiliates, shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever to the Shareholder in connection with, as a result of or otherwise relating to any vote (or refrain from voting) by Parent of the Covered Shares subject to the irrevocable proxy hereby granted to Parent at any annual, special or other meeting or action or the execution of any consent of the Shareholders of the Company. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Covered Shares pursuant to Section 1.1 hereof in furtherance of its own interests, and Parent is not acting as a fiduciary for the Shareholders.

(c) Except pursuant to the terms of this Agreement or applicable Law, this irrevocable proxy shall not be terminated by any act of a Shareholder, whether by the death or incapacity of a Shareholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which the Shareholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If after the execution hereof a Shareholder should die or become incapacitated, or if any trust or estate should be terminated, or if any corporation or partnership should be dissolved or liquidated, or if any other such event or events shall occur before the Voting Agreement Termination Date, certificates representing the Covered Shares shall be delivered by or on behalf of such Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other event or events had not occurred, regardless of whether or not the Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

Section 1.4  Other Matters.  Except as set forth in Section 1.1 of this Agreement, each Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the Shareholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors or any other matter not expressly contemplated by Section 1.1.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Shareholder and Parent that the Company has all necessary power and authority to execute and deliver this Agreement and this Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Subject to Article IV of this Agreement, the Company Board has taken all necessary action to ensure that the restrictions on business combinations contained in Section 1701.831 of the Ohio General Corporation Law (the “OGCL”) will not apply to this Agreement or the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the terms hereof will not, conflict with, or result in any violation or default of (with or without notice or lapse of time or both), any provision of, the articles of incorporation or code of regulations of the Company, any trust agreement, contract, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or Law applicable to the Company or to the Company’s properties or assets.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants, on a several but not joint basis, to Parent as follows:

Section 3.1  Authority Relative to This Agreement.  Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform his, her, or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.2  No Conflict.

(a) The execution and delivery of this Agreement by such Shareholder do not, and the performance of his obligations under this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby will not, (i) conflict with or violate any Law applicable to such Shareholder or by which the Owned Shares are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on, any of the Owned Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Owned Shares are bound or affected.

(b) The execution and delivery of this Agreement by such Shareholder do not, and the performance of his obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except (i) for applicable requirements, if any, of the Securities and Exchange Act of 1934, as amended, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not materially impair the ability of such Shareholder to perform his obligations hereunder.

Section 3.3  Ownership of Shares.  As of the date hereof, such Shareholder has good and marketable title to and is the record and beneficial owner of the Owned Shares set forth opposite such Shareholder’s name on Schedule A hereto (except as otherwise set forth on Schedule A), free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares. There are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any Owned Shares and such Shareholder has the sole authority to direct the voting of the Owned Shares in accordance with the provisions of this Agreement and the sole power of disposition with respect to the Owned Shares, with no restrictions, subject to applicable securities laws on its disposition pertaining thereto, except (i) with respect to the Green Family Trust, of which James L. Green and M. Janet Green are co-trustees and share the authority to direct the voting of the Owned Shares in accordance with the provisions of the Agreement and share the power of disposition with respect to the Owned Shares, (ii) with respect to the Green Charitable Trust, of which James L. Green and M. Janet Green are co-trustees and share the authority to direct the voting of the Owned Shares in accordance with the provisions of the Agreement and share the power of disposition with respect to the Owned Shares, (iii) with respect to shares held by Matthew P. Smith and Linda H. Smith, who hold shares as joint tenants and share the authority to direct the voting of the Owned Shares in accordance with the provisions of the Agreement and share the power of disposition with respect to the Owned Shares, (iv) with respect to shares held by Ashwood I, of which Matthew P. Smith and Linda H. Smith are co-managers and who share the authority to direct the voting of the Owned Shares in accordance with the provisions of the Agreement and share the power of disposition with respect to the Owned Shares, and (v) with respect to shares held by Ashwood II, of which Matthew P. Smith and Linda H. Smith are co-managers and who share the authority to direct the voting of the Owned Shares in accordance with the provisions of the Agreement and share the power of disposition with respect to the Owned Shares. As of the date hereof, such Shareholder does not own beneficially or of record any equity securities of the Company other than the Owned Shares set forth opposite such Shareholder’s name on Schedule A hereto. Such Shareholder has not appointed or granted a proxy which is still in effect with respect to any Owned Shares.

Section 3.4  Shareholder Has Adequate Information.  Such Shareholder is an “accredited investor” (as defined under the Securities Act of 1933, as amended) and a sophisticated investor with respect to the Covered Shares and has independently and without reliance upon Parent and based on such information as such Shareholder has deemed appropriate, made his own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that Parent has not made nor makes any representation or warranty, whether express or implied, of any kind or character. Such Shareholder acknowledges that the agreements contained herein with respect to the Covered Shares by such Shareholder are irrevocable, and that the Shareholder shall have no recourse to the Covered Shares or Parent with respect to the Covered Shares, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

Section 3.5  Parent’s Excluded Information.   Such Shareholder acknowledges and confirms that (a) Parent may possess or hereafter come into possession of certain non-public information concerning the Covered Shares and the Company which is not known to Shareholder and which may be material to Shareholder’s decision to vote in favor of the Merger (“Parent’s Excluded Information”), (b) Shareholder has requested not to receive Parent’s Excluded Information and has determined to vote in favor of the Merger and sell the Covered Shares notwithstanding his lack of knowledge of Parent’s Excluded Information, and (c) Parent shall have no liability or obligation to Shareholder in connection with, and Shareholder hereby waives and releases Parent from, any claims which Shareholder or his heirs and assigns may have against Parent (whether pursuant to applicable securities, laws or otherwise) with respect to the non-disclosure of Parent’s Excluded Information.

Section 3.6  No Setoff.   Such Shareholder has no liability or obligation related to or in connection with the Covered Shares other than the obligations to Parent as set forth in this Agreement. To the knowledge of such Shareholder, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Covered Shares or affect the validity or enforceability of the Covered Shares.

Section 3.7  Reliance by Parent and Merger Sub.  Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

As of the date hereof, Parent and Merger Sub hereby, jointly and severally, represent and warrant to each Shareholder and the Company that each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and this Agreement has been duly and validly authorized, executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and compliance by Parent and Merger Sub with the terms hereof will not, conflict with, or result in any violation or default of (with or without notice or lapse of time or both), any provision of, the certificate of incorporation or bylaws of Parent or the articles of incorporation or code of regulations of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and compliance by Parent and Merger Sub with the terms hereof will not, conflict with, or result in any violation or default of (with or without notice or lapse of time or both), any provision of, the certificate of incorporation or by-laws of Parent or Merger Sub, any trust agreement, contract, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or Law applicable to Parent or Merger Sub or to Parent or Merger Sub’s properties or assets.

ARTICLE V.

COVENANTS OF THE SHAREHOLDERS

Each Shareholder, on a several but not joint basis, hereby covenants and agrees as follows:

Section 5.1  No Solicitation.

(a) Such Shareholder hereby acknowledges that it is aware of the covenants of the Company contained in Section 5.4 of the Merger Agreement and hereby agrees that it shall, and shall cause his representatives to, except as allowed under Section 5.4 of the Merger Agreement, immediately cease and cause to the terminated any solicitation, encouragement, discussion or negotiation with any parties that may be ongoing with respect to a Acquisition Proposal and cause to be returned or destroyed any confidential information provided by or on behalf of the Company or any Company Subsidiary to such person. Such Shareholder further agrees that it shall not, nor shall it permit any of his representatives to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Acquisition Proposal or (ii) engage in any discussions or negotiations regarding a Acquisition Proposal, or otherwise cooperate with or assist or participate in or facilitate such inquires, proposals, offers, discussions or negotiations or execute or enter into any agreement, understanding or arrangement with respect to a Acquisition Proposal, except, in each case, to the extent that the Company is permitted to engage in such solicitation, initiation, facilitation, discussion or negotiation pursuant to Section 5.4 of the Merger Agreement. Such Shareholder shall promptly advise Parent orally and in writing of the receipt by such Shareholder or any of his representatives of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal (in each case within 24 hours days after receipt), specifying the material terms and conditions of such Acquisition Proposal or inquiry and the identity of the party making such Acquisition Proposal or inquiry and any other information required to be disclosed by the Company to Parent pursuant to Section 5.4(c) of the

Merger Agreement. Such Shareholder shall, subject to the fiduciary duties of the Company Board, keep Parent fully informed of the material details of any such Acquisition Proposal or inquiry.

(b) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit the Shareholders from fulfilling each of their obligations as directors of the Company with respect to the taking, as a representative of the Company, any action which is expressly permitted to be taken by the Company pursuant to Section 5.4 of the Merger Agreement or from entering into negotiations and discussions regarding the Covered Shares with respect to any Acquisition Proposal at any time that the Company is permitted to engage in negotiations or discussions with respect thereto under such Section 5.4. The parties acknowledge that this Agreement is entered into by each Shareholder solely in such Shareholder’s capacity as the beneficial owner of such Shareholder’s Owned Shares and that the taking of, or the refraining from taking, any action contemplated in the immediately preceding sentence by either of the aforementioned representatives of either Shareholder solely in such representative’s capacity as a director of the Company shall not be deemed to constitute a breach of this Agreement.

Section 5.2  No Transfer.  Other than pursuant to the terms of this Agreement or the Merger Agreement, without the prior written consent of Parent or as otherwise provided in this Agreement, during the term of this Agreement, such Shareholder hereby agrees to not, directly or indirectly, (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares or (b) sell, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of Law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of Law), any Covered Shares.

Section 5.3  No Inconsistent Agreement.  Such Shareholder hereby covenants and agrees that such Shareholder (a) has not entered into and shall not enter into any agreement that would restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder and (b) shall not knowingly take any action that would reasonably be expected to make any of his representations and warranties contained herein untrue or incorrect or have the effect of preventing or disabling it from performing his obligations under this Agreement.

Section 5.4  Public Announcement.  Shareholder shall consult with Parent before issuing any press release or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue such press release or otherwise make any such public statement without the approval of Parent, except as may be required by Law.

Section 5.5  Additional Shares.  Shareholder shall as promptly as practicable notify Parent of the number of any new Covered Shares acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof.

ARTICLE VI.

MISCELLANEOUS

Section 6.1  Termination.  This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (including, following the payment of the Breakup Fee, if due at that time thereunder), or (iii) written notice of termination of this Agreement by Parent to Shareholders (such date of termination, the “Voting Agreement Termination Date”). Nothing in this Section 6.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

Section 6.2   Amendment of Merger Agreement.  The obligations of the Shareholders under this Agreement shall terminate if the Merger Agreement is amended or otherwise modified after the date hereof without the prior written consent of the Shareholders in a manner that reduces or changes the form of Merger Consideration, adversely affects the rights of the Shareholders.

Section 6.3  Survival of Representations and Warranties.  The respective representations and warranties of the Shareholders contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, the Voting Agreement Termination Date, and thereafter no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.

Section 6.4  Fees and Expenses.  Except as otherwise provided herein or as set forth in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 6.5  Liabilities Several.  The obligations of the Shareholders under this Agreement shall be several and not joint.

Section 6.6  Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person, (b) on the third Business Day after dispatch by registered or certified mail, or (c) on the next Business Day if transmitted by national overnight courier. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.6):

if to Parent or Merger Sub:

c/o The Gores Group, LLC
10877 Wilshire Blvd., 18th Floor
Los Angeles, CA 90024
Attention: Fund General Counsel

with a copy to:

Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Washington, DC 20004
Attention: Paul F. Sheridan, Jr.

if to the Company:

PECO II, Inc.
1376 State Route 598
Galion, Ohio 44833
Attention: John G. Heindel, Chief Executive Officer

with a copy to:

Porter, Wright, Morris & Arthur LLP 41 S. High St., Suite 2800 Columbus, Ohio 43215 Attention:	Curtis A. Loveland, Esq. Jeremy D. Siegfried, Esq.

if to The Green Family Trust 03/16/1995 or The Green Charitable Trust:

1316 Riverview Circle
Brandenton, FL 34209
Attn: James L. Green

if to Matthew P. Smith, Linda H. Smith, Ashwood I, LLC or Ashwood II, LLC:

647 Ashwood Drive
Mansfield, Ohio 44906
Attn: Matthew P. Smith

Section 6.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.8  Entire Agreement; Assignment.  This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent or Merger Sub may assign all or any of its rights and obligations hereunder to Parent or any Affiliate, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 6.9  Amendment.  This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 6.10  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its or his own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its or his rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 6.11  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.12  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles therein).

Section 6.13  Specific Performance; Submission to Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself or himself to the personal jurisdiction of any Delaware state court, or Federal court of the United States of America, sitting in Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any Delaware state court, or Federal court of the United States of America, sitting in Delaware and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 6.6. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 6.14  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.14.

Section 6.15  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.16  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 6.17  Further Assurances.

From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Shareholders, the Company, Parent and Merger Sub have caused this Agreement to be duly executed on the date hereof.

PARENT:

LINEAGE POWER HOLDINGS, INC.

By:	/s/ Craig A. Witsoe
Craig A. Witsoe
Chief Executive Officer

MERGER SUB:

LINEAGE POWER OHIO MERGER SUB, INC.

By:	/s/ Craig A. Witsoe
Craig A. Witsoe
Chief Executive Officer

COMPANY:

PECO II, INC.

By:	/s/ John G. Heindel
John G. Heindel
Chairman, President, Chief Executive Officer,
Chief Financial Officer and Treasurer

[Signature Page to Voting Agreement]

SHAREHOLDERS:

/s/  Matthew P. Smith
Matthew P. Smith

/s/  Linda H. Smith
Linda H. Smith

/s/  Matthew P. Smith
Ashwood I, LLC
By: Matthew P. Smith, Co-Manager

/s/  Linda H. Smith
Ashwood I, LLC
By: Linda H. Smith, Co-Manager

/s/  Matthew P. Smith
Ashwood II, LLC
By: Matthew P. Smith, Co-Manager

/s/  Linda H. Smith
Ashwood II, LLC
By: Linda H. Smith, Co-Manager

/s/  James L. Green
Green Family Trust 03/16/1995,
James L. Green, Co-Trustee

/s/  Mary Janet Green
Green Family Trust 03/16/1995,
M. Janet Green, Co-Trustee

/s/  James L. Green
Jim Green & Mary Green TR UA 05/09/01
Green Charitable Trust,
James L. Green, Co-Trustee

/s/  Mary Janet Green
Jim Green & Mary Green TR UA 05/09/01
Green Charitable Trust,
M. Janet Green, Co-Trustee

SCHEDULE A

Shareholder	Shares of Common Stock

The Green Family Trust 03/16/1995	189,070	*
The Green Charitable Trust	10,361
Matthew P. Smith and Linda H. Smith JT	132,495	**
Ashwood I, LLC	100,000
Ashwood II, LLC	50,000

*	Of the 189,070 shares held by The Green Family Trust 03/16/1995, 187,020 shares are held of record and beneficially and 2,050 shares are held beneficially in “street name.”

**	Of the 132,495 shares held by Matthew P. Smith and Linda H. Smith JT, 35,875 shares are held of record and beneficially and 96,620 shares are held beneficially in “street name.”

Appendix D

Section 1701.85 of the Ohio Revised Code

1701.85 Dissenting shareholders — compliance with section — fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger , consolidation, or conversion has become effective and the surviving , new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving , new, or converted partnership or the comparable representatives of any other surviving , new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Effective Date: 07-01-1994; 10-12-2006

PECO II, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., EST, on April 15, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/piii

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Special Meeting Proxy Card

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

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A Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 2.

For	Against	Abstain	For	Against	Abstain

1.  To adopt the Agreement and Plan of Merger, dated as of February 18, 2010, by and among PECO II, Lineage Power Holdings, Inc., a Delaware corporation, and Lineage Power Ohio Merger Sub, Inc., an Ohio corporation and a wholly-owned subsidiary of Lineage, and the merger.
☐	☐	☐
2.  To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the merger.
			☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

		Mark the box to the right if you plan to attend the Special Meeting.	☐
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PECO II, Inc.

SPECIAL MEETING OF SHAREHOLDERS – April 15, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby (i) appoints E. Richard Hottenroth and John G. Heindel, and each of them acting alone, as proxy holders and attorneys, with full power of substitution to each, to appear and vote all of the common shares of PECO II, Inc., which the undersigned shall be entitled to vote at the Special Meeting of Shareholders of the Company, to be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on Thursday, April 15, 2010, at 9:00 a.m., local time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the common shares of the Company represented by this proxy as indicated on the reverse side.
PECO II’s board of directors recommends a vote FOR the adoption of the merger agreement and the merger, and FOR the proposal allowing for adjournment of the special meeting, if necessary, to solicit additional proxies.
THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)